                                                     Filing Under Rule 424(b)(3)
                                                 Registration File No. 333-35725


                             THE BANK OF WINTER PARK
                                2006 ALOMA AVENUE
                           WINTER PARK, FLORIDA 32792


                               September 23, 1997

Dear Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of The Bank of Winter Park ("Winter Park"), which will be held on Wednesday, October 29, 1997, at 7:00 p.m. local time. The Special Meeting will be held at the main office of Winter Park, which is located at 2006 Aloma Avenue, Winter Park, Florida.

         At this Special Meeting, shareholders of Winter Park will be asked to consider and vote on the approval of a certain Agreement and Plan of Merger, dated May 22, 1997, between Winter Park and The Huntington National Bank ("Huntington Bank"), which is a wholly owned subsidiary of Huntington Bancshares Incorporated ("Huntington"), and the related Supplemental Agreement, dated May 22, 1997, between Huntington, Huntington Bank, and Winter Park (collectively, the "Merger Documents"), pursuant to which Winter Park would be merged into Huntington Bank (the "Merger"). The Merger Documents provide that Winter Park shareholders will receive whole shares of Huntington Common Stock in exchange for their shares of Winter Park Common Stock. Subject to certain adjustments, the number of whole shares of Huntington Common Stock to be received for each share of Winter Park Common Stock will be determined by dividing $30.00 by the average of the closing sale prices for a share of Huntington Common Stock as reported on the Nasdaq Stock Market on the five trading days immediately preceding the two business days before the effective time of the Merger. Cash will be paid for any fractional shares.

         Huntington, headquartered in Columbus, Ohio, is the fourth largest bank holding company in Ohio in terms of total assets at June 30, 1997. Huntington, through its affiliates, conducts a full-service commercial and consumer banking business, provides a variety of trust and fiduciary services, engages in mortgage banking, lease financing, discount brokerage activities, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provides other financial products and services. As of June 30, 1997, Huntington affiliates operated 355 banking offices in Ohio, Florida, Indiana, Kentucky, Michigan, and West Virginia, including 43 offices in Florida. Huntington Common Stock is actively traded in the over-the-counter market under the symbol "HBAN".

         Additional information regarding the proposed Merger and the parties involved is set forth in the attached Proxy Statement, which also serves as the Prospectus regarding the Huntington Common Stock to be issued in connection with the Merger. Please carefully read these materials and consider the information contained in them.

         THE BOARD OF DIRECTORS OF WINTER PARK HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE MERGER DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED BY SUCH DOCUMENTS.

         The affirmative vote of the holders of two-thirds of the outstanding shares of Winter Park Common Stock is required to approve the Merger Documents. Accordingly, your vote is important no matter how large or how small your holdings may be. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING. If you attend the Special Meeting, you may vote in person if you wish and your proxy will not be used.

                                          Very truly yours,

                                          /s/ Bruce A. Naylor

                                          Bruce A. Naylor
                                          President and Chief Executive Officer

                             THE BANK OF WINTER PARK
                                2006 ALOMA AVENUE
                           WINTER PARK, FLORIDA 32792

                      ------------------------------------



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               September 23, 1997

                      ------------------------------------


         Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of The Bank of Winter Park ("Winter Park") has been called by the Board of Directors and will be held at the main office of Winter Park, which is located at 2006 Aloma Avenue, Winter Park, Florida, on Wednesday, October
29, 1997, at 7:00 p.m., local time, for the following purposes:

         1. To consider and vote upon the approval of the Agreement and Plan of Merger, dated May 22, 1997, between Winter Park and The Huntington National Bank ("Huntington Bank"), which is a wholly owned subsidiary of Huntington Bancshares Incorporated ("Huntington"), and the related Supplemental Agreement, dated May 22, 1997, between Huntington, Huntington Bank, and Winter Park, pursuant to which Winter Park would be merged into Huntington Bank and the shareholders of Winter Park would receive shares of the common stock of Huntington, as more fully described in the accompanying Proxy Statement/Prospectus; and

         2. To transact any other business which may properly come before the meeting or any adjournments or postponements of such meeting. (The Board of Directors is not currently aware of any other business to come before the Special Meeting.)

         Only shareholders of record at the close of business on September 19, 1997, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

         We urge you to execute and return the enclosed proxy as soon as possible in order to ensure that your shares will be represented at the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person, and your proxy will not be used.

Dated:  September 23, 1997               By Order of the Board of Directors

                                         /s/ Bruce A. Naylor

                                         Bruce A. Naylor
                                         President and Chief Executive Officer



             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
                 PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE
                      ACCOMPANYING ENVELOPE. NO POSTAGE IS
                    NECESSARY IF MAILED IN THE UNITED STATES.

PROSPECTUS

                       HUNTINGTON BANCSHARES INCORPORATED
                                  COMMON STOCK
                              (without par value)
                             and associated rights

         Huntington Bancshares Incorporated ("Huntington") proposes to issue up to 500,000 shares of common stock, without par value ("Huntington Common Stock"), in connection with the merger (the "Merger") of The Bank of Winter Park ("Winter Park") into The Huntington National Bank ("Huntington Bank"), a wholly owned subsidiary of Huntington. This document serves as both the Prospectus relating to the issuance of Huntington Common Stock in the Merger and the Proxy Statement for the special meeting of shareholders of Winter Park, to be held on October 29, 1997 (the "Special Meeting"). At the Special
Meeting, the shareholders of Winter Park will be asked to approve the Merger by approving the Agreement and Plan of Merger, dated May 22, 1997, between Huntington Bank and Winter Park (the "Merger Agreement"), and the related Supplemental Agreement among Huntington, Huntington Bank, and Winter Park, dated May 22, 1997 (the "Supplemental Agreement"). The Merger Agreement and the Supplemental Agreement are sometimes referred to in this document as the "Merger Documents." The Merger is described in more detail beginning on page 15 and copies of the Merger Documents are attached as Exhibits A and B.

         At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of Winter Park common stock, $5.00 par value (the "Winter Park Common Stock"), will be converted into the right to receive whole shares of Huntington Common Stock. Cash will be paid for any fractional shares. Subject to certain adjustments, the number of whole shares of Huntington Common Stock to be received for each share of Winter Park Common Stock will be determined by dividing $30.00 by the "Price Per Share of Huntington Common Stock" (the "Exchange Ratio"). The Price Per Share of Huntington Common Stock is the average of the closing sale prices for a share of Huntington Common Stock as reported on the Nasdaq National Market on the five trading days immediately preceding the two business days before the Effective Time. Huntington Common Stock is traded on the Nasdaq National Market under the symbol "HBAN." See "THE MERGER - TERMS OF THE MERGER."

                      ------------------------------------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------


      THE SHARES OF HUNTINGTON COMMON STOCK TO BE ISSUED IN THE MERGER ARE
          NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS
                 ASSOCIATION INSURANCE FUND, THE BANK INSURANCE
                    FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

                      ------------------------------------



         NO PERSON IS AUTHORIZED IN CONNECTION WITH THIS OFFERING AND SOLICITATION OF PROXIES TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DOCUMENT AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS DOCUMENT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HUNTINGTON OR WINTER PARK. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS DOCUMENT IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IN IT IS CORRECT AS OF ANY TIME AFTER THE DATE INDICATED BELOW.

                      ------------------------------------



                               September 23, 1997

                               TABLE OF CONTENTS

                                                   Page
AVAILABLE INFORMATION..............................  3
INFORMATION INCORPORATED BY
   REFERENCE.......................................  3
SPECIAL NOTE REGARDING FORWARD-
   LOOKING STATEMENTS..............................  4
PROXY STATEMENT....................................  5
INTRODUCTION.......................................  5
SUMMARY INFORMATION................................  5
     Huntington....................................  5
     Winter Park...................................  6
     The Special Meeting...........................  6
     The Merger....................................  7
     Recommendation of the Board of Directors......  8
     Rights of Dissenting Shareholders.............  8
     Interests of Management.......................  8
     Federal Income Tax Consequences...............  9
     Accounting Treatment..........................  9
     Regulatory Approvals..........................  9
     Comparative Per Share Information.............  9
SELECTED FINANCIAL DATA............................ 11
     Selected Financial Data of Huntington......... 11
     Selected Financial Data of Winter Park........ 12
     Unaudited Pro Forma
       Selected Financial Data..................... 13
THE SPECIAL MEETING................................ 14
     General....................................... 14
     Record Date; Voting Rights.................... 14
     Proxies....................................... 14
THE MERGER......................................... 15
     General....................................... 15
     Background of the Merger...................... 15
     Reasons for the Merger........................ 16
     Opinion of Carson Medlin...................... 17
     Effective Time of the Merger.................. 22
     Terms of the Merger........................... 23
     Exchange of Certificates...................... 24
     Fractional Shares............................. 25
     Terms of the Warrant.......................... 25
     Shareholder Agreements........................ 26
     Covenants of the Parties...................... 27
     Conditions to Consummation of the Merger...... 28
     Amendment..................................... 29
     Termination and Termination Fee............... 30
     Rights of Dissenting Shareholders............. 31
     Interests of Management....................... 32
     Federal Income Tax Consequences............... 33
     Accounting Treatment.......................... 34
     Regulatory Approvals.......................... 34
     Resales of Huntington Common Stock............ 35
EFFECT OF THE MERGER ON
   SHAREHOLDERS' RIGHTS............................ 35
     Capital Stock................................. 35
     Nomination, Election, and Removal of Directors 36
     Shareholder Proposals......................... 37
     Special Voting Requirements for Certain
        Transactions............................... 37
     Evaluation of Mergers and Consolidations...... 38
     Special Meetings.............................. 39
     Directors' and Shareholders' Right to Adopt,
       Alter, or Repeal the Bylaws................. 39
     Personal Liability of Officers and Directors
       to Shareholders............................. 39
     Rights Plan................................... 40
HUNTINGTON BANCSHARES INCORPORATED................. 41
     General....................................... 41
     The Huntington National Bank.................. 42
     Dividends and Price Range of Huntington
       Common Stock ............................... 42
     Other Information............................. 43
THE BANK OF WINTER PARK............................ 44
     General....................................... 44
     Primary Service Area.......................... 44
     Competition................................... 44
     Description of Properties..................... 44
     Employees..................................... 45
     Legal Proceedings............................. 45
     Principal and Management Shareholders......... 45
     Market for Winter Park Common Stock
       and Related Shareholder Matters............. 47
GOVERNMENT REGULATION ............................. 47
     General ...................................... 48
     Holding Company Structure .................... 48
     Dividend Restrictions ........................ 49
     FDIC Insurance ............................... 50
     Capital Requirements ......................... 50
     Federal Deposit Insurance Corporation
       Improvement Act of 1991 .................... 52
     Interstate Branching and Consolidations ...... 53
     Other Applicable Regulations ................. 53
EXPERTS ........................................... 54
LEGAL OPINIONS .................................... 54
OTHER MATTERS ..................................... 54
INDEX TO FINANCIAL INFORMATION..................... 55
EXHIBITS
   Exhibit A - Agreement and Plan of Merger........A-1
   Exhibit B - Supplemental Agreement..............B-1
   Exhibit C - Opinion of Carson Medlin............C-1
   Exhibit D - Shareholder Appraisal Rights........D-1

         THIS DOCUMENT INCORPORATES OTHER DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT. COPIES OF THESE OTHER DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM CHERI GRAY, INVESTOR RELATIONS ANALYST, HUNTINGTON BANCSHARES INCORPORATED, HUNTINGTON CENTER, 41 SOUTH HIGH STREET, COLUMBUS, OHIO 43287, (614) 480-3803. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 22, 1997.

                             AVAILABLE INFORMATION

         Huntington is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information filed by Huntington can be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the public reference facilities of the regional offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the SEC. In addition, the SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding Huntington and other registrants that file electronically with the SEC.

         Huntington has filed with the SEC a registration statement in connection with the proposed issuance of Huntington Common Stock in the Merger (the "Registration Statement"). This Proxy Statement/Prospectus does not contain all of the information contained in the Registration Statement and its exhibits. Statements contained in this document concerning the provisions of the Merger Documents and other documents filed as exhibits to the Registration Statement are necessarily brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the full text of the applicable documents.

         All information contained in this document with respect to Huntington was supplied by Huntington and all information contained in this document with respect to Winter Park and The Carson Medlin Company, Winter Park's financial advisor, was supplied by Winter Park. Although neither Huntington nor Winter Park has any knowledge that would indicate that any statements or information relating to the other party is inaccurate or incomplete, neither Huntington nor Winter Park can warrant the accuracy or completeness of such statements or information as they relate to the other party.

                     INFORMATION INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by Huntington pursuant to Section 13(a), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated in this document by reference:

1.  Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997;

3. Current Reports on Form 8-K dated January 15, April 9, May 5, June 19, and July 14, 1997, to report annual and/or quarterly earnings and certain developments;

4. Proxy Statement for the Annual Meeting of Shareholders held on April 24, 1997; except that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the SEC shall not be deemed to be specifically incorporated by reference in this document; and

5. The historical financial information of First Michigan Bank Corporation included or incorporated by reference in Huntington's Joint Proxy Statement/Prospectus, dated July 11, 1997.

         In addition, the description of the rights issued under a certain Rights Agreement, dated February 22, 1990, as amended August 16, 1995, between Huntington and Huntington Bank, which rights are attached to all shares of Huntington Common Stock, that is contained in Huntington's Forms 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, and Huntington's Current Report on Form 8-K, dated August 16, 1995, and as the same may be updated in any amendment or report filed for the purpose of updating such description, is incorporated in this document by reference.

         All other documents filed by Huntington pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the Special Meeting will be deemed to be incorporated by reference in this document from the date such other documents are filed. Any statement incorporated by reference in this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain of the statements contained under the captions "THE MERGER - REASONS FOR THE MERGER" and "- OPINION OF CARSON MEDLIN" and elsewhere in this Prospectus that are not historical facts, including without limitation, statements of future expectations, projections of results of operations and financial condition, statements of future economic performance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to certain assumptions, uncertainties, risks, and other factors which may cause the actual results, performance, or achievements of Huntington and Winter Park to differ materially from those contemplated in such forward-looking statements. In addition to the specific matters referred to in this document, important factors which may cause actual results to differ from those contemplated in such forward-looking statements include:

         o changes in economic conditions;

         o movement in interest rates;

         o the cost of Huntington's and Winter Park's capital, which may depend in part on Huntington's and Winter Park's portfolio quality, ratings, prospects, and outlook;

         o the results of Huntington's and Winter Park's efforts to implement their respective business strategies;

         o actions of Huntington's and Winter Park's competitors and Huntington's and Winter Park's ability to respond to such actions;

         o the performance of borrowers from Huntington and Winter Park;

         o changes in laws, governmental regulation, tax rates, and similar matters; and

         o other risks detailed in Huntington's other filings with the SEC.

                            THE BANK OF WINTER PARK

                            -----------------------

                                PROXY STATEMENT

                            -----------------------

                                  INTRODUCTION

         This document and the accompanying proxy are being furnished to the shareholders of Winter Park in connection with the solicitation of proxies by the Board of Directors of Winter Park for the Special Meeting to be held at 7:00 p.m., local time, on Wednesday, October 29, 1997, at the main office of Winter Park, which is located at 2006 Aloma Avenue, Winter Park, Florida, and any adjournments or postponements of such meeting, for the purpose of considering and voting upon the approval of the Merger Documents.

         This document and accompanying proxy will be first sent or given to the shareholders of Winter Park on or about September 29, 1997.

                              SUMMARY INFORMATION

         The following is a brief summary of certain information with respect to the Merger and the Merger Documents. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements contained or incorporated by reference in this document and its exhibits.

HUNTINGTON

         Huntington, a multi-state bank holding company incorporated under the laws of the State of Maryland in 1966, is headquartered in Columbus, Ohio. At June 30, 1997, Huntington had total assets of approximately $21.6 billion and total deposits of approximately $14.6 billion. Huntington, through its affiliates, conducts a full service commercial and consumer banking business, engages in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provides other financial products and services. At June 30, 1997, Huntington's affiliates had 202 banking offices in Ohio and Northern Kentucky, 43 banking offices in West Virginia, 43 banking offices in Michigan, 43 banking offices in Florida, 24 banking offices in Indiana, and one foreign office in the Cayman Islands. In addition, Huntington's mortgage company affiliate has loan origination offices throughout the Midwest and East Coast. The principal executive offices of Huntington are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614- 480-8300). See "HUNTINGTON BANCSHARES INCORPORATED."

         In February 1997, Huntington completed the acquisition of Citi-Bancshares, Inc., a $548 million bank holding company headquartered in Leesburg, Florida ("Citi-Bancshares"). On May 5, 1997, Huntington entered into an agreement to acquire First Michigan Bank Corporation, a bank holding company located in Holland, Michigan ("First Michigan"), with assets and deposits of $3.7 billion and $3.0 billion, respectively, as of June 30, 1997. Under the terms of the merger with First Michigan (the "First Michigan Acquisition"), First Michigan shareholders will receive 1.155 shares of Huntington Common Stock for every share of First Michigan stock (approximately 33,183,500 shares in the aggregate, representing approximately 16.8% of Huntington Common Stock on a post-merger basis) in a transaction that will be accounted for as a pooling-of-interests. The First Michigan Acquisition is expected to be completed on or about September 30, 1997.

         Effective as of June 30, 1997, all but one of Huntington's banking subsidiaries were merged into Huntington Bank, which is headquartered in Columbus, Ohio (the "Huntington Reorganization"). The principal executive offices of Huntington Bank are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300). See "HUNTINGTON BANCSHARES INCORPORATED - THE HUNTINGTON NATIONAL BANK."

WINTER PARK

         Winter Park is a banking corporation organized under the laws of the State of Florida in 1988 and, upon receipt of approval from the Comptroller of Florida, commenced operations in 1989. Winter Park is headquartered in Winter Park, Florida. At June 30, 1997, Winter Park had total assets of $88.4 million and total deposits of $81.0 million. Winter Park has one subsidiary, The Bank of Winter Park Mortgage Company, a Florida corporation. Winter Park provides a full range of banking services to individuals and corporate customers through its four banking offices in the Orlando area. The principal executive offices of Winter Park are located at 2006 Aloma Avenue, Winter Park, Florida 32792 (telephone number 407-629-1888). See "THE BANK OF WINTER PARK."

THE SPECIAL MEETING

         The Winter Park Special Meeting will be held at 7:00 p.m., local time, on Wednesday, October 29, 1997, at the main office of Winter Park, which is located at 2006 Aloma Avenue, Winter Park, Florida. The close of business on September 19, 1997 (the "Record Date"), has been set as the record date for determining the shareholders of record of Winter Park entitled to notice of and to vote at the Special Meeting and any adjournments or postponements of that Special Meeting. Winter Park shareholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting.

         A majority of the outstanding shares of Winter Park Common Stock, represented in person or by proxy, will constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of Winter Park Common Stock is required to approve the Merger Documents. Because the approval of the Merger Documents requires the affirmative vote of a particular percentage of the outstanding shares of Winter Park Common Stock, an abstention or a broker non-vote with respect to such matter will have the same effect as a vote against the matter.

         As of the Record Date, there were 415,259 shares of Winter Park Common Stock outstanding and entitled to vote on all matters requiring a vote of the shareholders of Winter Park. The shares of Winter Park Common Stock outstanding on the Record Date were held by approximately 239 holders of record. Each share of Winter Park Common Stock entitles the holder to one vote, exercisable in person or by properly executed proxy, on each matter that comes before the shareholders at the Special Meeting. As of the Record Date, the directors and executive officers of Winter Park and their affiliates beneficially owned 191,655 shares of Winter Park Common Stock (excluding shares subject to stock options), which represent 46.15% of the total issued and outstanding shares of such stock entitled to vote at the Special Meeting.

         The shares of Winter Park Common Stock represented by the accompanying proxy with respect to the Special Meeting will be voted as directed if the proxy is properly signed and received by Winter Park prior to the Special Meeting. The proxy will be voted FOR the approval of the Merger Documents if no direction is made to the contrary on a duly executed and returned proxy. The proxy may also be used to grant discretionary authority to vote on other matters which may arise at the Special Meeting; however, no proxy that is voted against the approval of the Merger Documents will be voted in favor of any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies. A person giving the enclosed proxy has the power to revoke it at any time prior to the Special Meeting by filing with the Secretary of Winter Park written notice of revocation or a subsequent proxy relating to the same shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). See "THE SPECIAL MEETING."

THE MERGER

         The Merger Documents set forth the terms of the Merger, as well as certain representations, warranties, conditions, and covenants made by Huntington, Huntington Bank, and Winter Park as an inducement to the other party to execute and deliver the Merger Documents and to consummate the Merger. The consummation of the Merger is conditioned on the satisfaction of certain conditions, including obtaining the approval of the shareholders of Winter Park and obtaining various regulatory approvals. Upon the effectiveness of the Merger, Winter Park will be merged into Huntington Bank and the separate existence of Winter Park will cease.

         At the Effective Time, the shares of Winter Park Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Winter Park, Huntington, Huntington Bank, or any subsidiary of any of them, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Canceled Shares"), which shares will be canceled and retired at the Effective Time, and other than shares of Winter Park Common Stock held by shareholders who have perfected their dissenters' rights in accordance with applicable law ("Dissenting Shares")) will be converted into the right to receive whole shares of Huntington Common Stock. Cash will be paid for any fractional shares. Except under the circumstances described below, the number of whole shares of Huntington Common Stock to be received for each share of Winter Park Common Stock will be determined by dividing $30.00 by the Price Per Share of Huntington Common Stock. The Price Per Share of Huntington Common Stock is the average of the closing sale prices for a share of Huntington Common Stock as reported on the Nasdaq National Market on the five trading days immediately preceding the two business days before the Effective Time (the "Pricing Formula"). See "THE MERGER - TERMS OF THE MERGER."

         As used in this document, the "Total Outstanding Winter Park Securities" means the sum of (a) the number of shares of Winter Park Common Stock outstanding at the Effective Time (excluding Canceled Shares, but including Dissenting Shares) plus (b) the number of shares of Winter Park Common Stock that are subject to outstanding Winter Park Stock Options as of the Effective Time. If the Total Outstanding Winter Park Securities exceeds 490,973 shares, the Exchange Ratio will be automatically adjusted by multiplying the original Exchange Ratio (prior to this adjustment) by the quotient obtained by dividing 490,973 by the Total Outstanding Winter Park Securities.

         At the Effective Time, each outstanding Winter Park Stock Option will be converted into an option to acquire the same number of shares of Huntington Common Stock as the holder would have been entitled to receive pursuant to the Merger in exchange for such shareholder's shares of Winter Park Common Stock if such holder had exercised such option in full prior to the Effective Time, except that all fractional shares will be rounded to the nearest whole share. The per share exercise price for each such option will be adjusted appropriately.

         The average of the closing sale prices for a share of Huntington Common Stock as reported on the Nasdaq National Market on the five trading days immediately preceding the Record Date was $33.8625. Assuming no adjustments due to the number of Total Outstanding Winter Park Securities, if the Price Per Share of Huntington Common Stock calculated on the basis of the Pricing Formula prior to the Effective Time is $33.8625, each share of Winter Park Common Stock will be converted into 0.8859 of a share of Huntington Common Stock (the "Estimated Exchange Ratio"). Shareholders are advised to obtain current market quotations for Huntington Common Stock. The market price of Huntington Common Stock at the Effective Time, or on the date on which certificates representing such shares are received, may be higher or lower than the market price of Huntington Common Stock as of the Record Date or the time of the Special Meeting.

         Winter Park has received an opinion of The Carson Medlin Company ("Carson Medlin"), Winter Park's financial advisor, that the terms provided for in the Merger Agreement are fair to the unaffiliated shareholders of Winter Park from a financial point of view. See "THE MERGER - BACKGROUND OF THE MERGER," "- OPINION OF CARSON

MEDLIN," and "- CONDITIONS TO CONSUMMATION OF THE MERGER" and the opinion of Carson Medlin, which is attached to this document as Exhibit C.

         It is contemplated that the Merger will be consummated as soon as practicable after the satisfaction of various conditions, including the receipt of required regulatory approvals. See "THE MERGER - EFFECTIVE DATE OF THE MERGER," and "- CONDITIONS TO CONSUMMATION OF THE MERGER."

         The Supplemental Agreement provides that Winter Park will pay to Huntington a termination fee in the amount of $442,000, if any of the specified events occur. See "THE MERGER - TERMINATION AND TERMINATION FEE."

         As an inducement to Huntington to enter into the Merger Documents, Winter Park has issued to Huntington a Warrant, dated May 22, 1997 (the "Warrant"), to purchase up to 103,167 shares (as adjusted for the exercise of Winter Park Options after May 22, 1997) of Winter Park Common Stock under certain specified circumstances, at an exercise price of $30.00 per share, pursuant to the terms of the Warrant and a certain Warrant Purchase Agreement, dated May 22, 1997, between Huntington and Winter Park (the "Warrant Purchase Agreement"). See "THE MERGER - TERMS OF THE WARRANT."

         As a further inducement for Huntington and Huntington Bank to enter into the Merger Documents, ten of the officers and directors of Winter Park, holding in the aggregate 192,555 shares of Winter Park Common Stock as of the Record Date, or approximately 46.37% of the outstanding shares of Winter Park Common Stock entitled to vote at the Special Meeting, executed certain Shareholder Agreements (the "Shareholder Agreements"). Under the terms of the Shareholder Agreements, these officers and directors agreed to vote their shares in favor of the approval of the Merger Documents and against the approval of any competing acquisition offer or any other transaction which is inconsistent with the obligation of Winter Park to consummate the Merger. See "THE MERGER - SHAREHOLDER AGREEMENTS."

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of Winter Park unanimously recommends that the shareholders of Winter Park vote in favor of the approval of the Merger Documents. See "THE MERGER - BACKGROUND OF THE MERGER" and "REASONS FOR THE MERGER."

RIGHTS OF DISSENTING SHAREHOLDERS

         If the Merger is consummated, the holders of Winter Park Common Stock who voted against the Merger or who gave the required notice at or prior to the Special Meeting and, in either case, who comply with all notice requirements and other procedures specified under applicable law will have the right to receive payment in cash of the value of their Dissenting Shares in exchange for their shares of Winter Park Common Stock. See "THE MERGER - APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS."

INTERESTS OF MANAGEMENT

         Certain of the directors and executive officers of Winter Park hold Winter Park Stock Options which entitle them to purchase, in the aggregate, up to 55,764 shares of Winter Park Common Stock. See "BUSINESS OF WINTER PARK -- PRINCIPAL AND MANAGEMENT SHAREHOLDERS." Under the terms of the Merger Documents, any Winter Park Stock Options which are not exercised prior to the Effective Date will be converted into options to acquire shares of Huntington Common Stock. See "THE MERGER -- TERMS OF THE MERGER."

         On the Effective Date, each employee of Winter Park (including each executive officer) will, at Huntington's option, either (a) become an employee of Huntington or its subsidiaries and be entitled to participate in certain employee benefit plans of Huntington or (b) be entitled to benefits to the extent provided by, and in accordance with, Huntington's transition pay plan as of the date of such employee's termination. Three of Winter Park's officers, including two of its executive officers, are entitled under separate employment agreements with Winter Park to receive severance payments in amounts equal to their respective annual salaries in the event their employment is terminated within a specified period of time after any change in control of Winter Park. Huntington has not indicated whether it intends to retain the executive officers of Winter Park following the consummation of the Merger and it has no obligation to do so.

         Under the Merger Documents, for a period of four years after the Effective Time, Huntington has agreed, to the extent permitted by law, to indemnify the directors, officers, employees, and agents of Winter Park against certain liabilities arising out of such persons' service as a director, officer, employee, or agent of Winter Park occurring at or prior to the Effective Time, to the full extent that Winter Park would have been permitted under federal or Florida law, or by its Articles of Incorporation or Bylaws (and also to advance expenses as incurred to the full extent permitted under applicable law). See "THE MERGER - INTERESTS OF MANAGEMENT."

FEDERAL INCOME TAX CONSEQUENCES

         It is anticipated that the Merger will be a tax-free reorganization for federal income tax purposes and that no gain or loss will be recognized for federal income tax purposes by the shareholders of Winter Park, except to the extent that cash is received in lieu of the issuance of fractional shares or in connection with the exercise of dissenting shareholder rights under applicable law. See "THE MERGER - FEDERAL INCOME TAX CONSEQUENCES." All shareholders should consult with their own tax advisors as to the particular tax consequences of the Merger, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax laws.

ACCOUNTING TREATMENT

         Huntington intends to treat the Merger as a purchase for accounting purposes. See "THE MERGER - ACCOUNTING TREATMENT."

REGULATORY APPROVALS

         In order to consummate the Merger, the approval of the Office of the Comptroller of the Currency (the "OCC") is required. Huntington filed an application with the OCC on August 19, 1997. Action by the OCC under its streamlined procedures may be expected within 45 days of filing. See "THE MERGER - REGULATORY APPROVALS."

COMPARATIVE PER SHARE INFORMATION

         In May 1997, Huntington entered into an agreement to acquire First Michigan, a bank holding company located in Holland, Michigan, in a transaction to be accounted for as a pooling of interests. It is expected that the First Michigan Acquisition will be consummated on or about September 30, 1997. The following summary presents unaudited selected comparative per share information for (a) Huntington and Winter Park on an historical basis; (b) Huntington, First Michigan, and Winter Park on a pro forma combined basis; and (c) Winter Park on an equivalent pro forma basis.

         The data presented below are based upon and should be read in conjunction with the historical financial statements and related notes thereto of Huntington and Winter Park incorporated by reference or included in this document (adjusted for stock splits and stock dividends, as appropriate). Winter Park equivalent pro forma amounts were computed by multiplying Huntington's pro forma amounts by the Estimated Exchange Ratio of 0.8859 shares of Huntington Common Stock for each share of Winter Park Common Stock. See "THE MERGER - TERMS OF THE MERGER." Results for the six months ended June 30, 1997, are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results that would have been or will be obtained on a combined basis.

                                                                 HUNTINGTON                        WINTER PARK
                                                       -------------------------------   -------------------------------
                                                                             PRO                            EQUIVALENT
                                                         HISTORICAL        FORMA(1)        HISTORICAL       PRO FORMA
                                                       --------------   --------------   --------------   --------------
Book Value Per Common Share:
     As of June 30, 1997........................            $10.30            $9.89           $14.26           $8.76
     As of December 31, 1996....................              9.64             9.27           $13.66            8.21
Cash Dividends Declared Per
   Common Share(2):
     For the six months ended June 30, 1997.....             $0.36            $0.36            $0.00           $0.32
     For the year ended December 31, 1996.......              0.68             0.68             0.00             .60
Net Income Per Common Share:
     For the six months ended June 30, 1997.....             $0.88            $0.84            $0.50           $0.74
     For the year ended December 31, 1996.......              1.63             1.58             1.66            1.40

--------------------

(1) The pro forma per share data, except for information regarding book value, do not reflect anticipated expenses and nonrecurring charges attributable to the Merger or the First Michigan Acquisition. The pro forma data also do not reflect estimated expense reductions and revenue enhancements expected to result from the Merger or the First Michigan Acquisition.

(2) Pro forma cash dividends represent historical cash dividends per share declared by Huntington, adjusted for stock dividends and stock splits, as appropriate.

         Huntington Common Stock is traded on the Nasdaq National Market. The last sale price per share of Huntington Common Stock on the Nasdaq National Market as of May 21, 1997, the last trading day prior to the public announcement of the proposed Merger (see "THE MERGER - BACKGROUND OF THE MERGER") (as adjusted for the 10% stock dividend paid to Huntington shareholders on July 31,
1997), and as of September 19, 1997, were $26-1/8 and $34-13/16, respectively. There is no active trading market for Winter Park Common Stock, although isolated transactions do occur from time to time. To the knowledge of Winter Park, all transactions in Winter Park Common Stock are negotiated on a private basis and quotations for Winter Park Common Stock are not published.

                            SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA OF HUNTINGTON

         The following selected financial data of Huntington for the five years ended December 31, 1996, have been derived from Huntington's audited consolidated financial statements. The selected financial data of Huntington for the six months ended June 30, 1997 and 1996, have been derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary for a fair and consistent presentation of such data. Operating results for the six months ended June 30, 1997, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information of Huntington incorporated in this document by reference. All per share data have been adjusted for stock dividends and stock splits, as appropriate.

CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                 SIX MONTHS ENDED
                                     JUNE 30,                            YEAR ENDED DECEMBER 31,
                             ------------------------ --------------------------------------------------------------
                                 1997        1996         1996        1995         1994        1993         1992
                             ------------ ----------- ------------ ----------- ------------ ----------- ------------
Total interest income.......     $834,336    $749,375   $1,510,464  $1,461,896   $1,219,721  $1,236,311   $1,202,286
Total interest expense......      397,640     375,364      751,640     737,333      463,671     440,111      504,846
Net interest income.........      436,696     374,011      758,824     724,563      756,050     796,200      697,440
Securities gains............        5,581       7,290       17,703       9,056        2,594      27,189       36,332
Provision for loan losses...       45,274      23,666       65,050      28,721       15,284      79,294       81,562
Net income..................      138,996     127,913      262,101     244,489      242,593     236,912      161,046
Per common share:
   Net income...............        $0.88       $0.79        $1.63       $1.47        $1.47       $1.45        $1.00
   Cash dividends declared..        $0.36       $0.32        $0.68       $0.62        $0.56       $0.46        $0.40


CONSOLIDATED BALANCE SHEET DATA
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                 SIX MONTHS ENDED
                                     JUNE 30,                            YEAR ENDED DECEMBER 31,
                             ------------------------ --------------------------------------------------------------
                                 1997        1996         1996        1995         1994        1993         1992
                             ------------ ----------- ------------ ----------- ------------ ----------- ------------
Actual balances at period end:
   Total assets.............      $21,584     $20,321      $20,852     $20,255      $17,771     $17,619      $16,247
   Long-term debt...........        1,927       1,897        1,556       2,103        1,214         762          479
   Shareholders' equity.....        1,640       1,475        1,512       1,519        1,412       1,325        1,130
   Shareholders' equity
     per common share.......        10.30        9.18         9.64        9.44         8.53        8.04         6.98
Average balances during the period:
   Total assets.............      $21,344     $19,914      $20,049     $19,048      $16,750     $16,851      $15,165
   Long-term debt...........        1,872       1,972        1,819       1,424          928         641          300
   Shareholders' equity.....        1,545       1,534        1,513       1,503        1,403       1,216        1,074

SELECTED FINANCIAL DATA OF WINTER PARK

         The following selected financial data of Winter Park for the five years ended December 31, 1996, have been derived from Winter Park's audited consolidated financial statements. The selected financial data of Winter Park for the six months ended June 30, 1997 and 1996, have been derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary for a fair and consistent presentation of such data. Operating results for the six months ended June 30, 1997, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information of Winter Park included elsewhere in this document.

CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                 SIX MONTHS ENDED
                                     JUNE 30,                            YEAR ENDED DECEMBER 31,
                              ----------------------  -------------------------------------------------------------
                                 1997        1996        1996        1995         1994        1993         1992
                              ----------- ----------  ----------- ----------- ------------ ----------- ------------
Total interest income........      $3,493     $3,660       $6,844      $5,577       $3,928      $3,654       $2,927
Total interest expense.......       1,535      1,247        2,821       2,172        1,271       1,355        1,266
Net interest income..........       1,958      2,413        4,023       3,405        2,657       2,299        1,661
Securities gains.............           0          0            0           0            0         220          143
Provision for loan losses....          40        130          280         253          204         310          399
Net income (loss)............         244        337          785         335          454         244         (72)
Per common share:
   Net income (loss).........       $0.50      $0.71        $1.66       $0.71        $0.96       $0.59      ($0.18)
   Cash dividends declared...       $0.00      $0.00        $0.00       $0.00        $0.00       $0.00        $0.00


CONSOLIDATED BALANCE SHEET DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                 SIX MONTHS ENDED
                                     JUNE 30,                            YEAR ENDED DECEMBER 31,
                              ----------------------  -------------------------------------------------------------
                                 1997        1996        1996        1995         1994        1993         1992
                              ----------- ----------  ----------- ----------- ------------ ----------- ------------
Actual balances at period end:
   Total assets..............     $88,350    $87,421      $92,511     $76,701      $51,129     $48,310      $58,889
   Long-term debt............         712        733          723         742            0           0            0
   Shareholders' equity......       5,902      5,130        5,654       4,888        4,173       4,069        3,824
   Shareholders' equity
     per common share........       14.26      12.43        13.66       11.85        10.14        9.89         9.30
Average balances during the period:
   Total assets..............     $89,301    $77,813      $84,726     $62,973      $49,903     $50,581      $35,884
   Long-term debt............         717        738          733         354            0           0            0
   Shareholders' equity......       5,852      5,218        5,354       4,682        4,125       3,946        3,860

UNAUDITED PRO FORMA SELECTED FINANCIAL DATA

         The following unaudited pro forma selected financial data combine historical results for Huntington, Winter Park, and First Michigan for the year ended December 31, 1996, and for the six months ended June 30, 1997 and 1996, each having been adjusted for stock dividends and stock splits, as appropriate, giving effect to the Merger and the First Michigan Acquisition as if each had occurred at the beginning of the periods presented. This data should be read in conjunction with the pro forma consolidated financial statements included elsewhere in this document.

CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                                   YEAR ENDED

                                                                SIX MONTHS ENDED                  DECEMBER 31,
                                                                    JUNE 30,                          1996
                                                     ---------------------------------------   ------------------
                                                            1997                 1996
                                                     ------------------   ------------------   ------------------
Total interest income............................              $983,567             $883,078           $1,785,969
Total interest expense...........................               469,918              439,080              883,552
Net interest income..............................               513,649              443,998              902,417
Securities gains (losses)........................                 5,702                7,206               17,619
Provision for loan losses........................                53,251               28,485               76,651
Net income.......................................               160,586              147,590              304,174
Per common share:
   Net income....................................                 $0.84                $0.76                $1.58
   Cash dividends declared.......................                 $0.36                $0.32                $0.68


CONSOLIDATED BALANCE SHEET DATA
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                SIX MONTHS ENDED                   YEAR ENDED
                                                                    JUNE 30,                      DECEMBER 31,
                                                     ---------------------------------------   ------------------
                                                            1997                 1996                 1996
                                                     ------------------   ------------------   ------------------
Actual balances at period end:
   Total assets..................................               $25,349              $23,715              $24,468
   Long-term debt................................                 1,957                1,903                1,587
   Shareholders' equity..........................                 1,894                1,697                1,750
   Shareholders' equity per common share.........                  9.89                 8.81                 9.27
Average balances during the period:
   Total assets..................................               $25,009              $23,241              $23,463
   Long-term debt................................                 1,903                1,978                1,833
   Shareholders' equity..........................                 1,792                1,756                1,740

                              THE SPECIAL MEETING

GENERAL

         The Winter Park Special Meeting will be held at 7:00 p.m., local time, on Wednesday, October 29, 1997, at the main office of Winter Park, which is located at 2006 Aloma Avenue, Winter Park, Florida. At the Special Meeting, the shareholders of Winter Park will be asked to consider and vote upon the approval of the Merger Documents.

RECORD DATE; VOTING RIGHTS

         Winter Park shareholders of record at the close of business on September 19, 1997, will be entitled to vote at the Special Meeting. Each share of Winter Park Common Stock entitles the holder to one vote, exercisable in person or by properly executed proxy, on each matter that comes before the shareholders at the Special Meeting. A majority of the outstanding shares of Winter Park Common Stock, represented in person or by proxy, will constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the Special Meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of Winter Park Common Stock is required to approve the Merger Documents. Because the approval of the Merger Documents requires the affirmative vote of a particular percentage of the outstanding shares of Winter Park Common Stock, an abstention or a broker non-vote with respect to such matter will have the same effect as a vote against the matter.

         As of the Record Date, Winter Park had 415,259 shares of Winter Park Common Stock outstanding and entitled to vote on all matters requiring a vote of the Winter Park shareholders. The shares of Winter Park Common Stock outstanding on the Record Date were held by approximately 239 holders of record. As of the Record Date, the directors and executive officers of Winter Park and their affiliates owned 191,655 shares of Winter Park Common Stock (excluding shares subject to stock options), which represent 46.15% of the total issued and outstanding shares of such stock entitled to vote at the Special Meeting.

PROXIES

         The shares of Winter Park Common Stock represented by the accompanying proxy with respect to the Special Meeting will be voted as directed if the proxy is properly signed and received by Winter Park prior to the Special Meeting. The proxy will be voted FOR the approval of the Merger Documents if no direction is made to the contrary on a duly executed and returned proxy. The proxy may also be used to grant discretionary authority to vote on other matters which may arise at the Special Meeting. While management of Winter Park is presently unaware of any such matters, the person or persons designated to vote the shares will cast votes according to their best judgment if any such matters properly come before the Special Meeting, however, no proxy that is voted against the approval of the Merger Documents will be voted in favor of any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies. A person giving the enclosed proxy has the power to revoke it at any time prior to the Special Meeting by filing with the Secretary of Winter Park written notice of revocation or a subsequent proxy relating to the same shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

         Winter Park will bear the cost of the solicitation of proxies from its shareholders, including the charges and expenses of brokerage firms and others, if any, for forwarding solicitation material to beneficial owners of stock. Representatives of Winter Park or Huntington may solicit proxies by mail, telegram, telephone, meetings, or personal interview.

                                   THE MERGER

         The following information concerning the Merger, to the extent it is contained in the Merger Documents, is qualified in its entirety by reference to the Merger Agreement, which is attached to this document as Exhibit A, and the Supplemental Agreement, which is attached to this document as Exhibit B.

GENERAL

         The Merger Documents set forth the terms of the Merger, as well as certain representations, warranties, conditions, and covenants made by Huntington and Winter Park as an inducement to the other party to execute and deliver the Merger Documents and to consummate the Merger. The consummation of the Merger is conditioned on the satisfaction of certain conditions, including obtaining the approval of the shareholders of Winter Park and obtaining various regulatory approvals. Upon the effectiveness of the Merger, Winter Park will be merged into Huntington Bank and each outstanding share of Winter Park Common Stock will be converted into the right to receive whole shares of Huntington Common Stock, subject to certain limitations. See "-- TERMS OF THE MERGER".

BACKGROUND OF THE MERGER

         Winter Park was organized to fulfill the need for a locally owned and managed banking institution in the City of Winter Park in Orange County, Florida. From the commencement of its business in 1989, the Board of Directors of Winter Park has sought to maximize shareholder value through steady asset growth.

         In order to achieve its growth objectives, the Board of Directors of Winter Park initiated an expansion program in 1992 that provided for the gradual establishment of additional branch offices throughout the East-Central Orlando area. Pursuant to this plan, in December 1992, Winter Park acquired a larger office on Aloma Avenue which then became the bank's main office. In January 1995, Winter Park opened its third office in the Pinecastle area south of Orlando, and in February 1996, Winter Park opened its fourth office in Longwood, Seminole County. In May 1997, Winter Park received regulatory approval to open its fifth banking office in the Conway area of Orlando. Winter Park has also acquired a site for its sixth banking office which would be located in Casselberry in South Seminole County. The Casselberry office is expected to open in 1998, subject to regulatory approval.

         The expansion of Winter Park's branch network is reflected in the growth of its total deposits from $46.6 million at December 31, 1994, to $81.0 million at June 30, 1997, and the growth of its total assets from $51.1 million at December 31, 1994, to $88.4 million at June 30, 1997. In the opinion of the Winter Park directors, this growth in the size and branch network of Winter Park has greatly enhanced its attractiveness as an acquisition candidate for larger regional banks.

         In July 1995, pursuant to its strategic plan to establish new lines of business, Winter Park acquired all of the shares of TransLand Financial Services, Inc. ("TransLand"), a mortgage banking firm, in order to facilitate the development of its mortgage lending business, particularly the financing of construction of single-family residences. TransLand's business grew rapidly and contributed to the overall growth of Winter Park. However, TransLand's growth began to strain Winter Park's capital, liquidity, and management resources. Accordingly, in August 1996, Winter Park sold the assets of TransLand. In September 1996, Winter Park's former president resigned to take a position with another bank. Shortly thereafter, the senior vice presidents for lending and operations also resigned to take other positions.

         Winter Park has occasionally received expressions of interest in a possible acquisition of Winter Park from various other banks. The Board of Directors believed, however, that in view of the effects of the business restructuring associated with the sale of TransLand and the changes in management, higher offers could be obtained after Winter Park completed the development of its branch network, established more consistent profitability, and re-established a stable management team. Accordingly, these expressions of interest were not pursued at that time.

         In February 1997, however, Winter Park received an unsolicited offer from Regions Financial Corporation ("Regions") to exchange shares of Regions' common stock for all of the Winter Park Common Stock in a tax-free reorganization. The Regions offer was substantially more attractive than any of the previous indications of interest in Winter Park. Accordingly, the Board of Directors began serious negotiations with Regions and allowed Regions to conduct a due diligence investigation of Winter Park. At this time, Winter Park also engaged the services of its special counsel, Shutts & Bowen, L.L.P. ("Shutts & Bowen"), to advise the Board with respect to legal matters related to a possible sale of the bank and Carson Medlin to advise it with respect to the financial terms of the prospective transaction.

         While it was evaluating the adequacy of the Regions offer, Carson Medlin received several unsolicited indications of interest in acquiring Winter Park. Subsequently, Carson Medlin contacted several other banks to determine whether there was any additional interest in acquiring Winter Park. In response, Winter Park received offers from two larger Florida banking organizations and two regional banking organizations headquartered outside of Florida, including Huntington, which offered to acquire Winter Park in a taxable cash transaction.

         After further consideration, Winter Park's Executive Committee authorized Carson Medlin to pursue further negotiations with the other four banking organizations to explore their interest in increasing their respective offers. In this connection, Carson Medlin was asked to explore the willingness of Huntington to change the consideration it offered from cash to stock. During the course of these negotiations in early April 1997, the Regions offer, which provided no limits to protect against declines in the value of the Regions' stock, had become less attractive, while Huntington agreed both to make a stock offer and to increase the amount of its offer. At that point, the Huntington offer, which was subject to completion of its due diligence investigation of Winter Park, appeared to be the highest of the five offers received.

         After Huntington completed its due diligence investigation, Winter Park's Executive Committee directed Carson Medlin and Shutts & Bowen to proceed with the negotiation of a definitive merger agreement with Huntington. On April 29, 1997, Huntington provided Winter Park an initial draft of the Merger Documents and proceeded to conduct additional due diligence procedures. After further negotiations between the management of Huntington and Winter Park and discussions between their respective counsel, on May 9, 1997, Huntington provided Winter Park a revised draft of the Merger Documents incorporating a number of changes requested by Winter Park.

         On May 12, 1997, the Board of Directors of Winter Park met with representatives of Shutts & Bowen and Carson Medlin to review the principal terms of the Merger Documents. At this meeting, Shutts & Bowen described the principal terms of the Merger Documents and Carson Medlin described the methodology of its financial analysis concerning the terms of the Merger Agreement and discussed the fairness from a financial point of view of the consideration to be received by Winter Park's shareholders. After further discussion, the Board of Directors of Winter Park decided to request further changes in the Merger Documents.

         Huntington and Winter Park continued their negotiations and, on May 20, 1997, Huntington delivered the Merger Documents to Winter Park with final revisions incorporated. That same day, the Board of Directors of Winter Park met again with representatives of Shutts & Bowen and Carson Medlin to consider the terms of the revised Merger Documents. Shutts & Bowen described the changes in the Merger Documents, and Carson Medlin delivered to the Board of Directors its opinion that the terms of the Merger Agreement were fair to Winter Park's shareholders from a financial point of view. See "- OPINION OF CARSON MEDLIN" below. After further discussion, the Board of Directors of Winter Park unanimously approved the Agreement and authorized its chairman to sign the Merger Documents and deliver them to Huntington.

REASONS FOR THE MERGER

         In its deliberations with regard to the Merger, the Board of Directors of Winter Park considered the following:

         o the consideration to be received by the shareholders of Winter Park upon the consummation of the Merger;

         o the federal income tax consequences of the Merger;

         o the transferability of the Huntington Common Stock to be received in connection with the Merger;

         o the financial condition, earnings record, and business prospects of Winter Park and of Huntington;

         o the current and historical market prices of Huntington Common Stock;

         o the amounts paid in recent acquisitions of other community banks based in Florida;

         o the opinion of Carson Medlin that the consideration to be received by the shareholders of Winter Park is fair from a financial point of view; and

         o the impact of the Merger on Winter Park's customers, employees, and local community.

         The Winter Park Board of Directors also considered Huntington's ability to offer a broader range of products and services to the customers of Winter Park. No relative or specific weight or value was assigned to any of the foregoing factors by the Board of Directors, and individual directors may have given differing weights or values to various considerations.

         THE BOARD OF DIRECTORS OF WINTER PARK BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF WINTER PARK'S SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER DOCUMENTS AND THE MERGER.

OPINION OF CARSON MEDLIN

         Pursuant to an engagement letter, dated February 24, 1997, the Board of Directors of Winter Park engaged Carson Medlin to provide the Board of Directors of Winter Park with a written opinion regarding the fairness of the Merger from a financial point of view. Winter Park selected Carson Medlin as its financial advisor on the basis of Carson Medlin's experience and expertise in representing community banks in acquisition transactions. Carson Medlin is an investment banking firm which specializes in the securities of financial institutions located in the southeastern United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities.

         As part of its engagement, representatives of Carson Medlin attended the meeting of Winter Park's Board held on May 20, 1997, at which meeting the terms of the Merger Documents were discussed and considered. Carson Medlin delivered its written opinion (dated as of that date) to the Board of Directors of Winter Park stating that the aggregate consideration to be received in the Merger by the unaffiliated shareholders of Winter Park for their shares of the Winter Park Common Stock is fair, from a financial point of view. Carson Medlin subsequently confirmed such opinion in writing as of the date of this document.

         The full text of Carson Medlin's written opinion is attached as Exhibit C to this document and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Carson Medlin in connection with its opinion. Carson Medlin's opinion is addressed to Winter Park's Board of Directors and is substantially identical to the written opinion delivered to Winter Park's Board on May 20, 1997. The summary of the opinion of Carson Medlin set forth in this document is qualified in its entirety by reference to the full text of such opinion attached as Exhibit C.

         Carson Medlin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Huntington or Winter Park, and it was not furnished with any such appraisals. Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs, or the allowance for loan losses. It has not reviewed any individual credit files of

Huntington or Winter Park. Instead, it has assumed that the loan loss allowances for each of Huntington and Winter Park are in the aggregate adequate to cover such losses. Carson Medlin's opinion is necessarily based on economic, market, and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it. Carson Medlin reviewed certain financial projections prepared by Huntington and Winter Park. Carson Medlin assumed that these projections were prepared on a reasonable basis using the best and most current information available to the managements of Huntington and Winter Park, and that such projections will be realized in the amounts and at the times contemplated by such projections. Neither Huntington nor Winter Park publicly discloses internal management projections of the type provided to Carson Medlin. Such projections were not prepared for, or with a view toward, public disclosure. Carson Medlin assumed that the Merger will be recorded as a purchase under generally accepted accounting principles.

         The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying Carson Medlin's opinion. Carson Medlin made numerous assumptions with respect to industry performance, business, and economic conditions, and other matters, many of which are beyond the control of Huntington and Winter Park and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals and do not necessarily reflect the prices at which such companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin were assigned a greater significance by Carson Medlin than any other.

         In connection with its opinion, dated as of the date of this document, Carson Medlin reviewed:

         o the Merger Documents;

         o the annual reports to shareholders of Huntington, including the audited financial statements for the five years ended December 31, 1996, and the audited financial statements of Winter Park for the five years ended December 31, 1996;

         o the unaudited interim financial statements of Huntington for the six months ended June 30, 1997, and the unaudited interim financial statements of Winter Park for the six months ended June 30, 1997;

         o certain financial and operating information with respect to the business, operations, and prospects of Huntington and Winter Park; and

         o this document.

         In addition, Carson Medlin:

         o held discussions with members of the senior management of Huntington and Winter Park regarding the historical and current business operations, financial condition, and future prospects of their respective companies;

         o reviewed the historical market prices and trading activity for the common stock of Huntington and Winter Park and compared them with those of certain publicly traded companies which it deemed to be relevant;

         o compared the results of operations of Huntington and Winter Park with those of certain financial institutions which it deemed to be relevant;

         o compared the financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions;

         o analyzed the pro forma financial impact of the Merger on Huntington; and

         o conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

         VALUATION METHODOLOGIES

         The following is a summary of the principal analyses performed by Carson Medlin and presented to the Winter Park Board of Directors on May 20, 1997, in connection with Carson Medlin's opinion of that date.

         SUMMARY OF PROPOSAL. Carson Medlin reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Carson Medlin reviewed the implied value of the consideration offered which showed that each of the outstanding shares of Winter Park Common Stock shall be converted into the right to receive shares of Huntington Common Stock having a value of $30.00 as of the Effective Date of the Merger. The implied value thus represented a total transaction value of approximately $12.4 million on a primary share basis and $14.7 million on a fully diluted basis. Carson Medlin calculated that the aggregate transaction value on a fully diluted basis represented 223% of Winter Park's book value at March 31, 1997, 18.5 times its annualized first quarter 1997 earnings, an 11.6% core deposit premium (defined as the aggregate transaction value minus fully diluted book value divided by core deposits), and 16.5% of Winter Park's total assets at March 31, 1997.

         INDUSTRY COMPARATIVE ANALYSIS. In connection with rendering its opinion, Carson Medlin compared selected operating results of Winter Park to those of 50 publicly-traded community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Virginia, and West Virginia (the "SIBR Banks") as contained in the Southeastern Independent Bank Review(TM), a proprietary research publication prepared by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $97 million to $2.3 billion and in shareholders' equity from approximately $9.1 million to $230.7 million. Carson Medlin considers this group of financial institutions more comparable to Winter Park than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, the profitability, capitalization, and asset quality of Winter Park to the SIBR Banks. Carson Medlin noted that based on results through the year ended December 31, 1996:

         o Winter Park had a return on average assets ("ROA") of 1.06%, compared to mean ROA of 1.23% for the SIBR Banks;

         o Winter Park had a return on average equity ("ROE") of 16.7%, compared to mean ROE of 12.6% for the SIBR Banks;

         o Winter Park had a ratio of common equity to total assets at December 31, 1996, of 6.2%, compared to a mean common equity to total assets ratio of 9.6% for the SIBR Banks; and

         o Winter Park had a ratio of nonperforming assets (defined as loans 90 days past due, nonaccrual loans, and other real estate) to total loans net of unearned income and other real estate at December 31, 1996, of 0.90%, compared to mean nonperforming assets to total loans net of unearned income and other real estate ratio of 1.02% for the SIBR Banks.

This comparison indicated that Winter Park's financial performance equaled or exceeded the average performance of the SIBR Banks for most of the factors considered.

         Carson Medlin also compared selected operating results of Huntington to those of six other publicly-traded mid-size regional bank holding companies defined as those with assets between $10 and $50 billion (the "Peer Banks") located in the Midwest. The Peer Banks include: Comerica, Inc., Fifth Third Bancorp, First of America Bank Corp., National City Corp., Old Kent Financial Corp., and Star Banc Corp. Carson Medlin considers this group of midwestern financial institutions comparable to Huntington as to financial characteristics, stock price performance, and trading volume. Carson Medlin compared selected balance sheet data, asset quality, capitalization, profitability ratios, and market statistics using financial data at or for the three months ended March 31, 1997, and market data as of April 30, 1997. This comparison showed, among other things, that:

         o for the three months ended March 31, 1997, Huntington's net interest margin was 4.35% compared to a mean of 4.49% and a median of 4.52% for the Peer Banks;

         o for the three months ended March 31, 1997, Huntington's efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and taxable equivalent net interest income before provision for loan losses) was 56.3% compared to a mean of 53.4% and a median of 54.9% for the Peer Banks;

         o for the three months ended March 31, 1997, Huntington's ROA was 1.28% compared to a mean of 1.59% and a median of 1.56% for the Peer Banks;

         o for the three months ended March 31, 1997, Huntington's ROE was 17.75% compared to a mean of 18.78% and a median of 18.37% for the Peer Banks;

         o at March 31, 1997, Huntington's stockholders' equity to total assets ratio was 7.26% compared to a mean of 8.22% and a median of 8.11% for the Peer Banks;

         o at March 31, 1997, Huntington's ratio of nonperforming assets to total assets was 0.54% compared to a mean of 0.52% and a median of 0.51% for the Peer Banks;

         o at March 31, 1997, the ratio of Huntington's loan loss reserves to nonperforming assets (including accruing loans 90 days or more past due) was 179% compared to a mean of 232% and a median of 243% for the Peer Banks; and

         o at April 30, 1997, Huntington's market capitalization was $4.2 billion, while the Peer Banks ranged from a low of $2.3 billion to a high of $10.7 billion.

This comparison indicated that Huntington's financial performance is slightly below average in comparison to the Peer Banks. Carson Medlin noted, however, that it considers Huntington's overall financial performance to be strong and that the Peer Banks included some of the highest performing companies in the banking industry.

         COMPARABLE TRANSACTION ANALYSIS. Carson Medlin reviewed certain information relating to 19 selected Central Florida bank mergers announced or completed since January 1994 (the "Comparable Transactions"). The Comparable Transactions were (acquiree/acquiror): Tampa Banking Company/AmSouth Bancorp; Osceola National Bank/Southern Banking Corp.; United Citizens Bank/Southeast Banking Corp.; Security National Corp./Huntington Bancshares Incorporated; Peoples State Bank/SunTrust Banks, Inc.; Reliance Bank of Florida/Huntington Bancshares Incorporated; Plant State Bank/SouthTrust Corp.; First Seminole Bank/Huntington Bancshares Incorporated; First Commercial Financial/SouthTrust Corp.; Citizens First Bancshares/Citi-Bancshares, Inc.; University State Bank Corp./Terrace Bank of Florida; Southern Banking Corp./The Colonial BancGroup, Inc.; First State Bank of Florida/SouthTrust Corp.; Lake State Bank/SouthTrust Corp.; Tomoka Bancorp/The Colonial BancGroup, Inc.; Fort Brooke Bancorporation/The Colonial BancGroup, Inc.; South Hillsborough Community Bank/Provident Bancorp; First Mercantile National Bank/Regions Financial Corp.; and First Commerce Banks of Florida/The Colonial BancGroup, Inc. Carson Medlin considered, among other factors, the earnings, capital level, asset size, and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to trailing four quarters' earnings, stated book values, total assets, and core deposit premiums.

         On the basis of the Comparable Transactions, Carson Medlin calculated the range of purchase prices as a percentage of book value for the Comparable Transactions from a low of 139% to a high of 349%, with a mean of 206%. These transactions indicated a range of values for Winter Park from $18.70 per share to $46.91 per share, with a mean of $27.71 per share (based on Winter Park's fully diluted book value of $13.45 per share at March 31, 1997).

The aggregate consideration implied by the terms of the Merger Agreement is $30.00 per share or a price to book value multiple of 223% which is above the average of the range for the Comparable Transactions.

         Carson Medlin calculated the range of purchase prices as a multiple of earnings for the Comparable Transactions, from a low of 7.0 times to a high of
23.9 times, with a mean of 16.3 times. These transactions indicated a range of values for Winter Park from $11.34 to $38.72 per share, with a mean of $26.41 per share (based on Winter Park's annualized first quarter fully diluted earnings of $1.62 per share). The aggregate consideration implied by the terms of the Merger Agreement is $30.00 per share or a price to earnings multiple of
18.5 times which is above the average of the range for the Comparable Transactions.

         Carson Medlin calculated the core deposit premiums for the Comparable Transactions and found a range of values from a low of 3.7% to a high of 25.3%, with a mean of 11.4%. The premium on Winter Park's core deposits implied by the terms of the Merger Agreement is 11.6%, near the average of the range for the Comparable Transactions.

         Finally, Carson Medlin calculated the range of purchase prices as a percentage of total assets for the Comparable Transactions from a low of 10.7% to a high of 26.5%, with a mean of 18.3%. As a percentage of total assets, the purchase price implied by the terms of the Merger Agreement is approximately 16.5%, slightly below the average of the range for the Comparable Transactions.

         No company used in Carson Medlin's analyses is identical to Huntington or to Winter Park. Nor is any transaction identical to the Merger. Accordingly, the results of these analyses necessarily involve complex considerations and judgments concerning differences in financial and operating characteristics of Huntington and Winter Park and other factors that could affect the value of the companies to which they have been compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.

         PRESENT VALUE ANALYSIS. Carson Medlin calculated the present value of Winter Park assuming that Winter Park remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of Winter Park's future earnings. It assumed that all of these earnings would be retained and that the Winter Park Common Stock would be sold at the end of 5 years at 200% of projected book value. This value was then discounted to present value utilizing discount rates of 14% through 16%. These rates were selected because, in Carson Medlin's experience, they represent the rates that investors in securities such as the Winter Park Common Stock demand in light of the potential appreciation and risks. On the basis of these assumptions, Carson Medlin calculated that the present value of Winter Park as an independent bank ranged from $26.95 per share to $29.40 per share. The aggregate consideration implied by the terms of the Merger Agreement is $30.00 per share which falls above the high end of the range under the present value analysis. Carson Medlin noted that the present value analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, and discount rates.

         STOCK TRADING HISTORY. Carson Medlin reviewed and analyzed the historical trading prices and volumes for the Huntington Common Stock on a monthly basis from December 1992 to April 1997 and analyzed the total return of Huntington Common Stock for the five years ended December 31, 1996. Carson Medlin also compared the price performance of the Huntington Common Stock during this period to the six Peer Banks.

         During the four quarters ending March 31, 1997, the ratio of stock price to trailing 12 months' earnings per share for the Peer Banks was: a low of 13.6 times, a high of 17.6 times, and a mean of 15.7 times. Huntington's price to earnings ratio ranged from a low of 12.8 times to a high of 14.7 times with a mean of 13.8 times. Huntington Common Stock has traded on average at a lower price to earnings ratio than the Peer Banks.

         During the four quarters ending March 31, 1997, the stock price as a percentage of book value for Peer Banks was: a low of 212%, a high of 282%, and a mean of 248%. Huntington's price to book ratio ranged from a low of 211% to a high of 254% with a mean of 235%. Huntington Common Stock has traded near or slightly below average on a price to book value basis compared to the Peer Banks.

         Carson Medlin also examined the trading volume in Huntington Common Stock in comparison with that of the Peer Banks. During the four quarters ending March 31, 1997, the quarter end monthly trading volume of outstanding shares of the Peer Banks ranged from a low of 3.3% to a high of 4.9% with a mean of 4.0%. Huntington's quarter end monthly trading volume to outstanding shares ranged from a low of 1.3% to a high of 3.6% with a mean of 2.0%. Carson Medlin considers Huntington Common Stock to be liquid and marketable in comparison with these Peer Banks and other bank holding companies.

         Carson Medlin also examined the trading prices and volumes of Winter Park Common Stock. Winter Park Common Stock has not traded in volumes sufficient to be meaningful. Therefore, Carson Medlin did not place any weight on the market price of the Winter Park Common Stock.

         CONTRIBUTION ANALYSIS. Carson Medlin reviewed the relative contributions in terms of various balance sheet and income statement components to be made by Winter Park and Huntington to the combined institution based on
(a) balance sheet data at March 31, 1997, and (b) three month earnings as of March 31, 1997. The income statement and balance sheet components analyzed included total assets, net loans, total deposits, shareholders' equity, and net income. This analysis showed that, while Winter Park shareholders would own approximately 0.3% of the aggregate outstanding shares of the combined institution based on the Exchange Ratio, Winter Park was contributing 0.4% of total assets, 0.4% of net loans, 0.6% of total deposits, 0.4% of shareholders' equity, and 0.3% of first quarter 1997 net income.

         OTHER ANALYSIS. Carson Medlin also reviewed selected investment research reports on and earnings estimates for Huntington. In addition, Carson Medlin prepared an overview of historical financial performance of Huntington and a shareholder claims analysis.

         The opinion expressed by Carson Medlin was based upon market, economic, and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations, or material changes in the assets or liabilities of Winter Park could materially affect the assumptions used in preparing the opinion.

         In connection with its opinion dated as of the date of this document, Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its May 20, 1997, opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith.

         COMPENSATION OF CARSON MEDLIN

         Pursuant to an engagement letter, dated February 24, 1997, Winter Park engaged Carson Medlin to assist in effecting a transaction similar to the Merger and to act as its financial advisor in connection with such proposed transaction. Winter Park has paid Carson Medlin $22,500 for its services pursuant to the terms of the engagement letter. In addition, if a sale of Winter Park to Huntington is accomplished, pursuant to the engagement letter Winter Park will pay Carson Medlin an investment banking fee in an amount equal to 1.25 percent of the aggregate consideration paid in such transaction, less the $22,500 previously paid to Carson Medlin, or approximately $162,000. Winter Park has agreed to reimburse Carson Medlin for its reasonable out-of-pocket expenses and to indemnify Carson Medlin against certain liabilities, including certain liabilities under the federal securities laws.

EFFECTIVE TIME OF THE MERGER

         The Merger will be effective at 11:59 p.m., local Florida time (the "Effective Time"), on the "Effective Date," which will be the date of consummation of the Merger as certified by the Comptroller of the Currency. The Effective Date cannot be earlier than the date of expiration of any required waiting period following receipt of the regulatory approval required in order to consummate the Merger. Unless Huntington and Winter Park otherwise agree, the Effective Date will be the last day of the month in which all conditions specified in the Supplemental Agreement have been satisfied or waived. It is anticipated that, if the shareholders of Winter Park approve the Merger Documents, and if the necessary regulatory approval is received, and if the other conditions to the consummation of the Merger are satisfied, the Effective Date will occur in the fourth quarter of 1997.

TERMS OF THE MERGER

         The Merger Documents provide for the merger of Winter Park into Huntington Bank pursuant to the applicable provisions of the laws of the United States and the State of Florida. Upon the effectiveness of the Merger, Huntington Bank will be the surviving entity and the separate existence of Winter Park will cease. The articles of association and bylaws of the surviving entity will be those of Huntington Bank as in effect immediately prior to the Effective Time until otherwise amended in accordance with law.

         At the Effective Time, by virtue of the Merger, the shares of Winter Park Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) will cease to be outstanding and will be converted into the right to receive whole shares of Huntington Common Stock. Except under the circumstances described below, the number of whole shares of Huntington Common Stock to be received for each share of Winter Park Common Stock will be determined by dividing $30 by the Price Per Share of Huntington Common Stock. The Price Per Share of Huntington Common Stock is the average of the closing sale prices for a share of Huntington Common Stock as reported on the Nasdaq National Market on the five trading days immediately preceding the two business days before the Effective Time. Cash will be paid for any fractional shares in an amount equal to the product of the Price Per Share of Huntington Common Stock multiplied by such fraction. No interest will be payable with respect to such cash payment.

         As used in this document, the "Total Outstanding Winter Park Securities" means the sum of (a) the number of shares of Winter Park Common Stock outstanding at the Effective Time (excluding Canceled Shares, but including Dissenting Shares) plus (b) the number of shares of Winter Park Common Stock that are subject to outstanding Winter Park Stock Options as of the Effective Time. If the Total Outstanding Winter Park Securities exceeds 490,973 shares, the Exchange Ratio will be automatically adjusted by multiplying the original Exchange Ratio (prior to this adjustment) by the quotient obtained by dividing 490,973 by the Total Outstanding Winter Park Securities.

         At the Effective Time, each outstanding Winter Park Stock Option will be converted into an option to acquire the same number of shares of Huntington Common Stock as the holder would have been entitled to receive pursuant to the Merger in exchange for such shareholder's shares of Winter Park Common Stock if such holder had exercised such option in full prior to the Effective Time, except that all fractional shares will be rounded to the nearest whole share. The per share exercise price for each such Winter Park Stock Option will be equal to the exercise price for a share of Winter Park Common Stock purchasable pursuant to such option immediately prior to the Effective Time divided by the Exchange Ratio. All incentive stock options will be converted in such a manner that their status as incentive stock options for federal income tax purposes will be maintained. Upon such substitution, all rights under the Winter Park stock option plans will terminate. As of the Record Date, Winter Park Stock Options to purchase 75,339 shares of Winter Park Common Stock were outstanding.

         The average of the closing sale prices for a share of Huntington Common Stock as reported on the Nasdaq National Market on the five trading days immediately preceding the Record Date was $33.8625. If the Price Per Share of Huntington Common Stock calculated on the basis of the Pricing Formula prior to the Effective Time is $33.8625 and the Total Outstanding Winter Park Securities is less than or equal to 490,973, each share of Winter Park Common Stock will be converted into 0.8859 shares of Huntington Common Stock (the "Estimated Exchange Ratio"). Shareholders are advised to obtain current market quotations for Huntington Common Stock. The market price of Huntington Common Stock at the Effective Time, or on the date on which certificates representing such shares are received, may be higher or lower than the market price of Huntington Common Stock as of the Record Date or the time of the Special Meeting.

EXCHANGE OF CERTIFICATES

         Huntington Bank, or its nominee, has been designated by Huntington to act as the exchange agent (the "Exchange Agent") in connection with the Merger. Huntington Bank intends to enter into an agreement with Harris Trust and Savings Bank ("Harris Trust"), the transfer agent for Huntington Common Stock, to act as its agent and assume the responsibilities of the Exchange Agent for the Merger. Approval of the Merger Documents by the shareholders of Winter Park will constitute ratification of the appointment of Huntington Bank and its agent, Harris Trust, as the Exchange Agent.

         As promptly as practicable after the Effective Date, Huntington Bank will cause the Exchange Agent to prepare and mail to each holder of record at the Effective Time of any shares of Winter Park Common Stock (other than Canceled Shares or Dissenting Shares) a letter of transmittal containing instructions for the surrender of all certificates for shares of Winter Park Common Stock. Upon the surrender by such holder of a certificate or certificates for shares of Winter Park Common Stock standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder will be entitled to receive in exchange a certificate representing the number of whole shares of Huntington Common Stock into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Huntington Common Stock which such holder would otherwise have been entitled to receive. Huntington will deliver to the Exchange Agent such share certificates for whole shares of Huntington Common Stock and the amount of cash necessary to pay for all fractional shares of Huntington Common Stock in order to permit the Exchange Agent to promptly deliver such certificates and cash to the holders of shares of Winter Park Common Stock upon its receipt of certificates representing shares of Winter Park Common Stock. No interest will be payable with respect to either the whole shares of Huntington Common Stock or the cash payable in lieu of fractional shares.

         None of Huntington, Huntington Bank, nor the Exchange Agent will be obligated to deliver a certificate for Huntington Common Stock or a check for cash in lieu of fractional shares to a former shareholder of Winter Park until such former shareholder surrenders the certificate or certificates representing shares of Winter Park Common Stock standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Huntington. Until so surrendered, each outstanding certificate for shares of Winter Park Common Stock will be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Huntington Common Stock into which the shares of Winter Park Common Stock represented by such certificate shall have been converted.

         After the Effective Date, no dividends or distributions payable to holders of record of Huntington Common Stock will be paid to any holder of an outstanding certificate or certificates formerly representing shares of Winter Park Common Stock until such certificate(s) are surrendered by such holder in accordance with the terms of the Merger Agreement. Promptly upon surrender of such outstanding certificate(s), there will be paid to such holder of the certificate or certificates for Huntington Common Stock issued in exchange the amount of dividends and other distributions, if any, which had became payable with respect to such full shares of Huntington Common Stock, but which had not yet been paid on such stock. No interest will be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of one year from the Effective Date will, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to Huntington. After that time, the holders of such outstanding certificates for Winter Park Common Stock must look, subject to applicable escheat, unclaimed funds, and other laws, as general creditors only to Huntington for payment thereof.

         The stock transfer books of Winter Park will be closed as of the close of business on the day that is two business days prior to the Effective Date. After such date, there will be no further registration on the records of Winter Park of transfers of outstanding certificates formerly representing shares of Winter Park Common Stock.

         Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters described above not inconsistent with the provisions of the Merger Agreement.

FRACTIONAL SHARES

         No fractional shares of Huntington Common Stock will be issued. Each former shareholder of Winter Park who would otherwise be entitled to receive a fractional share of Huntington Common Stock upon surrender of his certificate or certificates for shares of Winter Park Common Stock will receive from the Exchange Agent cash in an amount equal to the fractional share interest multiplied by the Price Per Share of Huntington Common Stock. No interest will be payable with respect to such cash payment.

         Immediately after the third anniversary of the Effective Date, the Exchange Agent will deliver to Huntington Bank any unclaimed balance of cash owing with respect to fractional shares and such cash will be retained by, and become the property of Huntington Bank, free and clear of any claims whatsoever.

TERMS OF THE WARRANT

         On May 22, 1997, pursuant to the terms of the Warrant Purchase Agreement, Winter Park issued the Warrant to Huntington. The Warrant gives Huntington or a subsequent holder of the Warrant (collectively, the "Holder") the right to purchase, under certain specified circumstances, a total of up to 103,167 shares (as adjusted for the exercise of Winter Park Options after May 22, 1997) of Winter Park Common Stock (the "Warrant Stock"), representing 19.9% of the outstanding shares of Winter Park Common Stock (after giving effect to the issuance of the Warrant Stock), at a price of $30.00 per share, subject to certain anti-dilution adjustments (the "Warrant Price").

         The Holder may not exercise the Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in the Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, the Holder may not exercise the Warrant without the written consent of Winter Park except upon the occurrence of any of the following events (each, a "Triggering Event"):

         o any material breach of the Merger Documents by Winter Park which would permit Huntington to terminate the Merger Documents;

         o prior to the Special Meeting, any person or group of persons submits a proposal to Winter Park relating to:

               o the possible sale or other disposition of more than 25% of the
                 Winter Park Common Stock or any other class of voting securities of Winter Park;

               o the possible sale or other disposition of 15% or more of
                 Winter Park's assets; or

               o a merger or consolidation involving Winter Park other than a transaction in which Winter Park would be the surviving corporation and the current shareholders of Winter Park would own the majority of the stock of the surviving corporation (an "Acquisition Proposal") and, on or before November 22, 1998, Winter Park enters into an agreement relating to such Acquisition Proposal and consummates such Acquisition Proposal;

         o prior to the Special Meeting, a person or group of persons commences a tender or exchange offer to acquire equity securities of Winter Park if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in Winter Park (a "Tender Offer") and such equity interest is acquired pursuant to such Tender Offer on or before November 22, 1998; or

         o Winter Park enters into an agreement with respect to an Acquisition Proposal and such transaction is consummated on or before November 22, 1998.

         The Warrant terminates on the earliest of: (a) six months after the occurrence of a Triggering Event; (b) the Effective Date; or (c) upon termination of the Merger Documents pursuant to the terms thereof, unless such termination is the result of any material breach of the Merger Documents by Winter Park which would permit Huntington to terminate the Merger Documents.

         The Warrant and Warrant Purchase Agreement contain anti-dilution provisions and provisions granting the Holder certain registration and repurchase rights. In addition, Winter Park is required to repurchase the Warrant from the Holder, at the Holder's option, any time after the Warrant becomes exercisable and prior to the expiration thereof. The repurchase price is equal to the difference between the "Market/Offer Price" (defined below) and the Warrant Price, multiplied by the number of shares for which the Warrant being surrendered by the Holder may then be exercised, but only if the Market/Offer Price is greater than the Warrant Price. In addition, at the request of the owner of Warrant Stock, Winter Park must repurchase all of the shares of the Warrant Stock at a price equal to the greater of the Warrant Price and the Market/Offer Price, multiplied by the number of shares so purchased and being surrendered by the owner. The Market/Offer Price means the highest of:

         o the price per share of Winter Park Common Stock at which a tender or exchange offer has been made;

         o the price per share of Winter Park Common Stock to be paid by any third party pursuant to an agreement with Winter Park; and

         o the highest closing price per share of Winter Park Common Stock within the four-month period immediately preceding the date the Holder gives notice of the required repurchase of the Warrant or the owner of Warrant Stock gives notice of the required repurchase of such Warrant Stock.

SHAREHOLDER AGREEMENTS

         As an inducement for Huntington and Huntington Bank to enter into the Merger Documents, Huntington received Shareholder Agreements from ten persons selected by Huntington from among Winter Park's directors and officers (the "Obligated Shareholders"). Under the terms of the Shareholder Agreements, these Obligated Shareholders agreed to vote all of the shares of the Winter Park Common Stock owned by them, or over which they have the power to vote, in favor of the approval of the Merger Documents and against the approval of any competing acquisition proposal, and against any other transaction which would be inconsistent with the obligation of Winter Park to consummate the Merger.

         Each of the Shareholder Agreements will remain in effect for one year or until the consummation of the Merger, the termination of the Merger Documents, or the death of the Obligated Shareholder, whichever occurs first. Each of the Obligated Shareholders must also agree not to sell or otherwise voluntarily dispose of any of the shares subject to the Shareholder Agreement or take any other voluntary action which would terminate the Obligated Shareholder's power to vote the shares or otherwise be inconsistent with the Shareholder Agreement.

         The ten persons named below, holding in the aggregate 192,555 shares of Winter Park Common Stock as of the Record Date, or approximately 46.37% of the outstanding shares of Winter Park Common Stock entitled to vote at the Special Meeting, executed Shareholder Agreements. As a result, Winter Park anticipates that these Obligated Shareholders will vote the number of shares indicated in favor of the approval of the Merger Documents:

                                                                                     PERCENTAGE OF
                                                       NUMBER OF SHARES               OUTSTANDING
                                                        OF WINTER PARK                WINTER PARK
                                                         COMMON STOCK                    COMMON
              NAME OF DIRECTOR/OFFICER                     OWNED(1)                      STOCK
                                                       ---------------               ------------
Percy B. Bell.....................................           27,316                      6.58%
Robert S. Harrell.................................           38,467                      9.26%
Gerald Hardage....................................           10,000                      2.41%
Benjamin F. LePore................................           20,000                      4.82%
Gregory J. Mainguth...............................            2,100                      0.51%
George J. Norman..................................           23,918                      5.76%
James G. Norman...................................           12,362                      2.98%
Eugene A. Polino..................................           11,242                      2.71%
Ralph Singleton...................................           46,050                     11.09%
Arnold Wurst......................................            1,100                      0.26%
                                                      -------------               ------------
                                                            192,555                     46.37%


(1) The shares of Winter Park Common Stock indicated in the table do not include shares subject to outstanding stock options.


COVENANTS OF THE PARTIES

         The Merger Documents provide, among other things, that from May 22, 1997, until the Effective Time, Winter Park will conduct its operations only in the ordinary and usual course of business and will use its best efforts to preserve intact its business organization, assets, prospects, and business relationships, to keep available the services of its officers and employees, and to maintain existing relationships with other entities.

         In addition, Winter Park cannot, directly or indirectly, solicit, encourage, initiate, or, except to the extent necessary to comply with the fiduciary duty of its Board of Directors as advised by counsel, entertain, consider, or participate in any negotiations or discussions with respect to any "Acquisition Proposal" (as defined below) nor, except to the extent necessary to comply with the fiduciary duty of its Board of Directors as advised by counsel, can Winter Park disclose any information not customarily disclosed to, or provide access to its properties, books, or records to, or otherwise assist or encourage, any person or entity in connection with any Acquisition Proposal. Acquisition Proposal is defined to include any inquiries, offers, or proposals by any other corporation, firm, association, person, or entity relating to:

         o the possible sale or other disposition of more than 25% of the shares of Winter Park Common Stock, including a disposition of shares in an exchange or tender offer;

         o the possible sale or other disposition of a majority of the assets of Winter Park;

         o a merger or consolidation involving Winter Park, other than a transaction in which Winter Park will be the owner of all of the stock of the surviving corporation following the transaction; or

         o a merger or consolidation involving Winter Park, other than a transaction in which Winter Park will be the surviving corporation and the current shareholder of Winter Park will be the owners of a majority of the stock of the surviving corporation following the transaction.

         Huntington and Huntington Bank have agreed, to the extent permitted by law, to assume certain obligations of Winter Park to indemnify and defend the present and former directors, officers, employees, and agents of Winter Park against liabilities in connection with such persons' status or services as directors, officers, employees, and agents of Winter Park. See " - INTERESTS OF MANAGEMENT."

         The Merger Documents also provide that Huntington and Huntington Bank will:

         o provide to employees of Winter Park who become employees of Huntington or an affiliate of Huntington after the Effective Time employee benefits under Huntington employee benefit plans, on terms and conditions which, when taken as a whole, are substantially similar to those currently provided generally by Huntington Bank to its similarly situated employees;

         o provide to any person who is employed by Winter Park at the Effective Time and who is subsequently terminated with benefits pursuant to, but only to the extent provided by, Huntington's Transition Pay Plan as in effect on the date of their termination; and

         o give credit for purposes of eligibility, vesting, and such other purposes (other than for the purpose of benefit accrual under any plans maintained by Huntington) for which such service is taken into account or recognized, to the extent feasible and permissible under all applicable laws, rules, and regulations and the applicable terms of Huntington's employee benefit plans for all service with Winter Park prior to the Effective Time.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The Merger will occur only if the Merger Documents are approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Winter Park Common Stock. Consummation of the Merger is subject to the satisfaction of certain other conditions, including:

         o the receipt of approvals of the Merger by the OCC and any other governmental authority having jurisdiction, and the expiration of any applicable waiting periods, with no such approval containing any provision which would be materially adverse to the business of Huntington or Huntington Bank;

         o the absence of any lawsuit, governmental investigation, or administrative proceeding, or threat of any such lawsuit, investigation, or proceeding which materially questions the validity or legality of the Merger;

         o the receipt by Huntington, Huntington Bank, and Winter Park of certain legal opinions from counsel, including an opinion regarding certain tax aspects of the Merger;

         o the receipt by Winter Park of an opinion from Carson Medlin, dated as of the Effective Date, stating that, from a financial point of view, the terms of the Merger are fair to the Winter Park shareholders; and

         o the listing of the shares of Huntington Common Stock to be issued in the Merger on the Nasdaq National Market.

         The obligation of Winter Park to consummate the Merger is further conditioned on the representations and warranties of Huntington and Huntington Bank contained in the Supplemental Agreement being true and correct in all material respects on the Effective Date; the obligations of Huntington and Huntington Bank to be performed pursuant to the Merger Documents on or before the Effective Date having been performed in all material respects; and the absence of any material adverse change in the consolidated results of operations, financial condition, properties, or business of Huntington since December 31, 1996.

         The obligations of Huntington and Huntington Bank to consummate the Merger are subject to fulfillment on or before the Effective Date of the following additional conditions precedent:

         o the representations and warranties of Winter Park contained in the Supplemental Agreement being true and correct in all material respects on the Effective Date;

         o the obligations of Winter Park to be performed pursuant to the Merger Documents on or before the Effective Date having been performed in all material respects;

         o the receipt by Huntington of letters from Winter Park's independent certified public accountants, dated as of the Effective Date, with respect to certain financial information;

         o the total number of Dissenting Shares not exceeding 5% of the outstanding shares of Winter Park Common Stock;

         o the absence of any material adverse change in the consolidated results of operations, financial condition, properties, or business of Winter Park since December 31, 1996;

         o the receipt by Huntington of commitments for owners' and leasehold title insurance policies insuring Winter Park's ownership and leasehold interests in and to all real estate owned or leased by Winter Park, together with such endorsements to such policies as Huntington may reasonably request;

         o the receipt by Huntington of surveys and environmental assessments of certain parcels of real property owned by Winter Park;

         o the receipt by Winter Park of all consents required for the prevention of any default under any material contract, license, or permit to which it is a party;

         o the delivery to Huntington by each director, officer, and other person who is deemed an "affiliate" of Winter Park and their affiliates prior to the Effective Date of a written agreement providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of Huntington Common Stock to be received by such person in connection with the Merger unless certain conditions are met; and

         o the total shareholders' equity of Winter Park as of the end of the most recent calendar quarter preceding the Effective Date and as of the Effective Date being not less than the total shareholders' equity of Winter Park as of December 31, 1996.

         Huntington, Huntington Bank, and Winter Park may waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Documents or in any document in connection with the Merger and may waive compliance by the other parties with any of the conditions, covenants, and agreements contained in the Merger Documents.

AMENDMENT

         The Merger Documents may be amended, to the extent permitted by law, by a subsequent writing signed by Winter Park and Huntington, whether before or after shareholder approval of the Merger Documents has been obtained, provided, that, the Exchange Ratio may not be changed after the shareholders of Winter Park have approved the Merger Documents without the approval of such shareholders in the same manner as required for the adoption of the Merger Documents.

TERMINATION AND TERMINATION FEE

         The Merger Documents may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after shareholder approval, as follows:

         o by mutual consent of Huntington, Huntington Bank, and Winter Park;

         o by any party in the event of an inaccuracy of any representation or warranty of the other party or the material breach of any covenant or agreement, in any case which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach and which, in the case of the inaccuracy of any representation or warranty, would provide the other party the ability to refuse to consummate the Merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement);

         o by any party in the event any required consent of any regulatory authority is denied or the shareholders of Winter Park fail to vote their approval of the Merger Documents at the Special Meeting (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement);

         o by any party in the event the Merger is not consummated by February 15, 1998, if such failure is not caused by any breach of the Merger Documents by the party electing to terminate; and

         o by any party in the event that any of the conditions precedent to the obligations of such party cannot be fulfilled or satisfied by February 15, 1998 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement).

         The Supplemental Agreement provides that Winter Park will pay to Huntington a termination fee in the amount of $442,000 as liquidated damages if:

         o prior to the termination of the Merger Documents, an Acquisition Proposal is submitted to the shareholders of Winter Park and, prior to May 31, 1999, such Acquisition Proposal is approved by the shareholders of Winter Park; or

         o an Acquisition Proposal is received by Winter Park or is made directly to the shareholders of Winter Park at any time prior to the Special Meeting, the Board of Directors of Winter Park either fails to recommend or withdraws its recommendation to the shareholders of Winter Park to vote in favor of the approval of the Merger Documents or fails to solicit proxies for the approval of the Merger Documents, and the Merger is not consummated by May 31, 1999.

         In the event of the termination and abandonment of the Merger Documents, the Merger Documents will become void and there will be no further obligation or liability on the part of any party except with respect to:

         o any liability of any party then in breach of the Merger Documents with respect to such breach unless it involves a breach of a representation and the breach was not intentional;

         o the obligations of each party to keep certain information confidential and to pay all Merger expenses incurred by such party; and

         o the obligation of Winter Park to pay the termination fee, if applicable by the terms of the Supplemental Agreement.

         The obligations of Winter Park under the terms of the Warrant may survive the termination of the Merger Documents under certain circumstances. See "--TERMS OF THE WARRANT."

 RIGHTS OF DISSENTING SHAREHOLDERS

         Florida law specifies that when a Florida state bank merges into a national bank, as is the case with the Merger, the action to be taken by the Florida state bank and the rights and liabilities of the Florida state bank and its shareholders are the same as those applicable to national banks and its shareholders under federal law. Accordingly, the rights of dissenting shareholders of Winter Park in connection with the Merger are governed by the provisions of Title 12, Section 215a of the United States Code ("Section 215a") because Huntington Bank, which is the surviving entity in the Merger, is a national bank governed by federal banking laws. The following description of the statutory rights of dissenting shareholders and the procedures required for perfecting those rights is qualified in its entirety by reference to the terms of Section 215a, a copy of which is attached as Exhibit D. EACH STEP MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF SECTION 215A IN ORDER TO ENSURE THAT A SHAREHOLDER WILL HAVE PROPERLY PERFECTED HIS OR HER APPRAISAL RIGHTS.

         Under Section 215a, any holder of Winter Park Common Stock who has either (a) voted against the Merger or (b) given written notice to the presiding officer of the Special Meeting, at or prior to the Special Meeting, that such shareholder dissents from the Merger Documents, will be entitled to receive the cash value of the shares held by him or her, provided that a written request for payment of the value of the shares is made to Huntington Bank at any time within 30 days after the Effective Date. Such written request for payment must be accompanied by the surrender of stock certificates representing such shares.

         Under Section 215a, the value of any Dissenting Shares will be ascertained as of the Effective Date by an appraisal made by a committee of three persons composed of one selected by the vote of the holders of a majority of the Dissenting Shares, one selected by the directors of Huntington Bank, and the third to be selected by the two so chosen. The valuation of the Dissenting Shares agreed upon by any two of these three appraisers will govern. If the value fixed by these appraisers is not satisfactory to any holder of Dissenting Shares, that holder may, within five days after being notified of the appraised value of his or her Dissenting Shares, appeal to the OCC who will cause a reappraisal to be made. Such reappraisal will be final and binding as to the value of the Dissenting Shares of the appealing holder.

         If, within 90 days from the Effective Date, for any reason one or more of the appraisers is not so selected, or the appraisers fail to determine the value of the Appraised Shares, the OCC will, upon written request of any interested party, cause an appraisal of the Dissenting Shares to be made which will be final and binding on all parties. The value of such Dissenting Shares must be promptly paid to the holders by Huntington Bank. The shares of Huntington Common Stock that would have been delivered to the holders of such Dissenting Shares, if any, will be sold by Huntington Bank at an advertised public auction, and the holders of such Dissenting Shares will be entitled to any amount by which the auction proceeds exceed the amounts paid to the holders of such Dissenting Shares. The expenses of appraisal will be paid by Huntington Bank.

         IN ORDER TO ENSURE PERFECTION OF THEIR APPRAISAL RIGHTS, SHAREHOLDERS OF WINTER PARK WHO WISH TO DISSENT FROM THE MERGER DOCUMENTS MUST COMPLY WITH
SECTION 215A. ACCORDINGLY, EACH WINTER PARK SHAREHOLDER ELECTING TO RECEIVE DISSENTERS' RIGHTS MUST:

         (1) EITHER VOTE AGAINST THE MERGER DOCUMENTS OR DELIVER TO THE PRESIDING OFFICER OF THE SPECIAL MEETING, AT OR PRIOR TO THE SPECIAL MEETING, A WRITTEN NOTICE TO THE EFFECT THAT HE OR SHE DISSENTS FROM THE MERGER DOCUMENTS, AND

         (2) PROVIDE A SEPARATE WRITTEN REQUEST FOR PAYMENT OF THE APPRAISED VALUE OF HIS OR HER SHARES TO HUNTINGTON BANK AT ANY TIME WITHIN 30 DAYS AFTER THE EFFECTIVE DATE, WHICH REQUEST MUST BE ACCOMPANIED BY THE SURRENDER OF THE STOCK CERTIFICATE OR CERTIFICATES REPRESENTING SUCH SHARES.

THE NOTICE SPECIFIED IN ITEM (1) ABOVE WILL BE DEEMED TO BE SUFFICIENT IF IT IDENTIFIES THE SHAREHOLDER, INDICATES THAT THE SHAREHOLDER DISSENTS FROM THE MERGER DOCUMENTS, AND SPECIFIES THE NUMBER OF SHARES AS TO WHICH DISSENTERS' RIGHTS ARE BEING REQUESTED. THE REQUEST SPECIFIED IN ITEM (2) ABOVE WILL BE DEEMED TO BE SUFFICIENT IF IT IDENTIFIES THE SHAREHOLDER, INDICATES THAT THE SHAREHOLDER DEMANDS PAYMENT OF THE CASH VALUE OF HIS OR HER SHARES, AND

SPECIFIES THE NUMBER OF SHARES AS TO PAYMENT OF THE CASH VALUE IS BEING REQUESTED. PLEASE NOTE THAT A MERE FAILURE TO VOTE, WITHOUT PROVIDING THE WRITTEN NOTICE OF DISSENT SPECIFIED IN ITEM (1) ABOVE AND THE WRITTEN DEMAND FOR PAYMENT SPECIFIED IN ITEM (2) ABOVE, WILL NOT CONSTITUTE A DEMAND FOR THE CASH VALUE OF A SHAREHOLDER'S SHARES.

         Upon and after the Effective Date, all shares of Winter Park Common Stock, including Dissenting Shares whether or not surrendered by the holders thereof, will be void and deemed to be canceled, and no voting or other rights of any kind will pertain to such shares or to the holders of such shares except only such rights as may be expressly provided in the Merger Documents or expressly provided by law.

         Winter Park shareholders who choose to perfect their dissenters' rights and receive cash rather than shares of Huntington Common Stock in the Merger will recognize gain or loss for federal income tax purposes. See "THE MERGER -- FEDERAL INCOME TAX CONSEQUENCES".

INTERESTS OF MANAGEMENT

         Certain of the directors and executive officers of Winter Park hold Winter Park Options (the "Winter Park Options") which entitle them to purchase, in the aggregate, up to 55,764 shares of Winter Park Common Stock. See "BUSINESS OF WINTER PARK -- PRINCIPAL AND MANAGEMENT SHAREHOLDERS." Under the terms of the Merger Documents, any Winter Park Options which are not exercised prior to the Effective Date will be converted into options to acquire shares of Huntington Common Stock. The treatment of the Winter Park Options under the Merger Documents was based upon the Exchange Ratio, so that the consideration to be received by the holders of the Winter Park Options is equivalent to the consideration to be received by the current shareholders of Winter Park. See "THE MERGER -- TERMS OF THE MERGER."

         On the Effective Date, each employee of Winter Park (including each executive officer) will, at Huntington's option, either become an employee of Huntington or its subsidiaries or be entitled to benefits to the extent provided by, and in accordance with, Huntington's transition pay plan as of the date of such employee's termination. All employees of Winter Park who become employees of Huntington or its subsidiaries after the Effective Date will be entitled, to the extent permitted by applicable law, to participate in the employee benefit plans of Huntington on terms and conditions which, when taken as a whole, are substantially similar to those currently provided generally by Huntington Bank to its similarly situated employees. Such employees will be given credit for purposes of eligibility, vesting, and such other purposes (other than for the purpose of benefit accrual under any plans maintained by Huntington) for which such service is taken into account or recognized, to the extent feasible and permissible under all applicable laws and the terms of such plans, for all service with Winter Park prior to the Effective Time. Three of Winter Park's officers, including two of its executive officers, are entitled under separate employment agreements with Winter Park to receive severance payments in amounts equal to their respective annual salaries in the event their employment is terminated within a specified period of time after any change in control of Winter Park. Huntington has not indicated whether it intends to retain the executive officers of Winter Park following the consummation of the Merger (and it has no obligation to do so).

         Under the Merger Documents, for a period of four years after the Effective Time, Huntington has agreed, to the extent permitted by law, to indemnify the directors, officers, employees, and agents of Winter Park against certain liabilities arising out of such persons' service as a director, officer, employee, or agent of Winter Park occurring at or prior to the Effective Time, to the full extent that Winter Park would have been permitted under federal or Florida law, or by its Articles of Incorporation or Bylaws (and also to advance expenses as incurred to the full extent permitted under applicable law).

         Except as described above, none of the directors or executive officers of Winter Park, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of Winter Park Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain material United States federal income tax consequences of the Merger, including certain consequences to holders of Winter Park Common Stock who are citizens of the United States and who hold their shares as capital assets. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and is for general information only. The tax treatment of a particular shareholder will depend upon such shareholder's particular situation. Special tax considerations not discussed in this document may be applicable to particular classes of taxpayers, such as broker-dealers, certain retirement plans, financial institutions, or insurance companies, or to any shareholder who acquired Winter Park Common Stock through the exercise of an employee stock option or otherwise as compensation. All shareholders should consult with their own tax advisors as to particular tax consequences of the Merger to them, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax law.

         Consummation of the Merger is dependent upon receipt by Huntington, Huntington Bank, and Winter Park of an opinion of Porter, Wright, Morris & Arthur, counsel to Huntington and Huntington Bank, substantially to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and will result in the tax consequences described below. In rendering such opinion, Porter, Wright, Morris & Arthur is entitled to rely upon certain assumptions and representations of the parties and their respective officers, directors, and shareholders.

         Assuming that the Merger constitutes a reorganization within the meaning of Section 368(a) and that Winter Park, Huntington, and Huntington Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code, the following is a summary of the tax consequences which will result:

         (a) No gain or loss will be recognized by a Winter Park shareholder who receives solely shares of Huntington Common Stock in exchange for such shareholder's shares of Winter Park Common Stock, except to the extent that such shareholder receives any cash in lieu of the issuance of fractional shares.

         (b) Where solely cash is to be received by a Winter Park shareholder in exchange for such shareholder's shares of Winter Park Common Stock pursuant to the exercise of appraisal rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his or her Winter Park Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         (c) The payment of cash in lieu of fractional share interests of Huntington Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Huntington. These cash payments will be treated as having been received as distributions in full payment in exchange for the Huntington Common Stock redeemed subject to the conditions and limitations of Section 302 of the Code.

         (d) The tax basis of the shares of Huntington Common Stock to be received by a Winter Park shareholder will be the same as the basis of the Winter Park Common Stock surrendered in exchange for such Huntington Common Stock, reduced by any amount allocated to a fractional share of Huntington Common Stock with respect to which cash is received.

         (e) The holding period of the shares of Huntington Common Stock to be received by a particular Winter Park shareholder will include the holding period of the shares of Winter Park Common Stock surrendered in exchange, provided that such shares of Winter Park Common Stock were held as a capital asset in the hands of the Winter Park shareholder on the Effective Date.

         (f) No gain or loss will be recognized by Huntington or Huntington Bank (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon the consummation of the Merger.

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



         (g) No gain or loss will be recognized by Winter Park (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon the consummation of the Merger.

         Cash payments to holders of Winter Park Common Stock (other than certain exempt entities and persons) paid in the Merger will be subject to a 31% backup withholding tax under federal income tax law unless certain requirements are met. Backup withholding will not apply, however, to a payment to a Winter Park shareholder or other payee if such shareholder or payee completes and signs the substitute Form W-9 that will be included as part of the letter of transmittal sent to former Winter Park shareholders after consummation of the Merger (see "- EXCHANGE OF CERTIFICATES") or otherwise proves to Huntington and the Exchange Agent that such shareholder or payee is exempt from backup withholding.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for by Huntington as a purchase. Thus, the results of Winter Park will be included in Huntington's consolidated financial statements from the Effective Date.

REGULATORY APPROVALS

         The Merger is subject to the Bank Merger Act and must be approved by the OCC. It is anticipated that the Merger will qualify for action by the OCC under its recently adopted streamlined procedures which provide for a response in 45 days. An application to the OCC was filed on August 19, 1997.

         Approval by the OCC requires that the criteria of the Bank Merger Act be met. In conducting its review of any application under the Bank Merger Act, the OCC is required to take into consideration:

         o the financial and managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders);

         o the future prospects of the existing and proposed institutions; and

          o the convenience and needs of the communities to be served.

         In considering financial resources and future prospects, the OCC will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

         The Bank Merger Act also prohibits the OCC from approving a merger if:

         o it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or

         o its effect in any section of the country would be substantially to lessen competition or tend to create a monopoly, or

         o it would in any other manner result in a restraint of trade,

unless the OCC finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the OCC must take into account the record of performance of the existing depository institutions in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by such institutions.

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



         The Bank Merger Act provides for the publication of notice of, and the opportunity for administrative hearings relating to, the application for approval noted and described above. Interested parties may intervene in the approval proceedings. If an interested party intervenes, such intervention could substantially delay the regulatory approvals required for consummation of the Merger. Any merger approved by the OCC is subject to a statutory waiting period of 15 to 30 days, during which time the United States Department of Justice may challenge a merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise.

         The Merger does not require the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") because no bank holding company merger is involved and the Merger will receive the prior approval of a federal supervisory agency (the OCC) under the Bank Merger Act. Because Huntington Bank is located in Florida as well as in Ohio by virtue of Huntington Bank's prior merger with The Huntington National Bank of Florida, the Merger is not considered by the OCC to be an interstate merger subject to the state notification and other requirements of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994.

         Huntington's management believes that the OCC will approve the application filed with it, and that the Merger will not be subject to challenge by the Department of Justice under the antitrust laws. However, no assurance can be provided that such approval will be obtained, that the Department of Justice will not challenge the Merger under the antitrust laws, or that the approval by the OCC will not contain conditions unacceptable to either Huntington or Winter Park. See "THE MERGER - CONDITIONS TO CONSUMMATION OF THE MERGER."

RESALES OF HUNTINGTON COMMON STOCK

         Although the Huntington Common Stock to be issued upon consummation of the Merger has been registered under the Securities Act of 1933, as amended, certain directors and executive officers of Winter Park and other persons deemed to be affiliates of Winter Park and their affiliates may not resell or otherwise dispose of the shares of Huntington Common Stock received by them in connection with the Merger unless such sales are made pursuant to an effective registration under the Securities Act of 1933, as amended, or pursuant to Rule 145 promulgated by the SEC or another exemption from registration under such Act. Huntington has obtained from each of such persons a written undertaking to the effect that no sale, transfer, or other disposition will be made of any Huntington Common Stock received in the Merger except in accordance with the above restrictions.

                  EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS

         At the Effective Time, the Winter Park shareholders will automatically become Huntington shareholders, and their rights as shareholders will be determined by Maryland General Corporation Law and by Huntington's Charter and Bylaws. The rights of Winter Park shareholders differ in some respects from the rights they would have as shareholders of Huntington. The following is a brief summary of the material differences in the rights of Winter Park shareholders from the rights of shareholders of Huntington; however, this summary does not purport to be a complete description of such differences.

CAPITAL STOCK

         Winter Park's Articles of Incorporation authorize the issuance of up to 600,000 shares of Winter Park common stock of a single class having a par value of $5.00 per share.

         Huntington's Charter authorizes the issuance of 306,617,808 shares of capital stock, of which 300,000,000 shares are Huntington Common Stock and 6,617,808 shares are serial preferred stock, without par value ("Huntington Preferred Stock"). Huntington's Board of Directors has the authority to classify and reclassify any unissued shares of

Huntington Preferred Stock in one or more series with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, or other rights as may be authorized by the Board of Directors of Huntington and stated in articles supplementary or other charter documents providing for the issuance of such Huntington Preferred Stock. Huntington Common Stock is subject to all of the terms and provisions of the Huntington Preferred Stock as fixed by the Board of Directors. There are currently no shares of Huntington Preferred Stock designated or outstanding.

         Neither Winter Park shareholders nor Huntington shareholders have any preemptive rights to purchase additional shares of stock upon an offering or sale for cash or otherwise of such stock.

NOMINATION, ELECTION, AND REMOVAL OF DIRECTORS

         Neither Florida law nor Winter Park's Bylaws or Articles of Incorporation set forth specific procedures for the nomination of persons for election to the Board of Directors of Winter Park. Winter Park's Bylaws provide that, in order for a person to be eligible for election as a director of Winter Park, such person must be a shareholder of at least 100 shares of common stock. Florida law requires, and Winter Park's Bylaws provide, that a majority of the directors must be citizens of the United States, and at least three-fifths of the directors must have resided in Florida for at least one year preceding their election and must be residents of Florida during their continuance in office. Florida law also requires a bank, such as Winter Park, with total assets of less than $150 million to have at least one director who is not also an officer of the bank who has at least one year of direct experience as an executive officer, regulator, or director of a financial institution within the last three years.

         Florida law requires that the board of directors of a state banking corporation must consist of at least five directors. Winter Park's Bylaws provide that the number of directors may be increased or decreased by the Board of Directors to not more than fifteen and not fewer than five directors. Winter Park's Board of Directors currently has ten directors. Florida law authorizes, and Winter Park's Articles of Incorporation provide, that a majority of the full Board of Directors may, at any time during the year following the annual meeting of shareholders, increase the number of directors by not more than two and appoint persons to fill the vacancies so created.

         Winter Park's Bylaws provide that a director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified, or until his earlier resignation, removal from office, or death. Under Winter Park's Bylaws, the shareholders of Winter Park may remove a director with or without cause at a meeting called for that purpose by a vote of a majority of all shareholders entitled to vote at the election of directors. Under Florida law, shareholders do not have a right to cumulate their votes for the election of directors unless such right is provided for in the articles of incorporation. Winter Park's Articles of Incorporation do not provide for cumulative voting.

         Huntington's Bylaws provide that, in order for a person to be eligible for election as a director of Huntington, such person must be nominated by or at the direction of Huntington's Board of Directors or by a shareholder entitled to vote for the election of directors in accordance with certain specified procedures. Shareholder nominations must be made pursuant to timely written notice to the Secretary of Huntington. In most cases, a shareholder's notice, to be timely, must be received at the principal executive offices of Huntington not less than 30 days nor more than 60 days prior to the date of a shareholders' meeting. The notice must set forth certain specified information about the shareholder giving the notice and the shareholder's proposed nominee.

         Huntington's Bylaws provide that the number of directors may be fixed or changed by resolution of a majority of the entire Board of Directors to not more than 25 nor fewer than three directors. The Board of Directors has currently set the number of directors at 11. There are no residency or other eligibility requirements for Huntington's Directors.

         Huntington's Charter provides for the division of the Board of Directors into three classes. Each class must consist, as nearly as possible, of one-third of the total number of directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting are elected for a three-year term. If the number of directors is changed, any increase or decrease must be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified.

         Under Huntington's Charter, the shareholders of Huntington may remove a director with cause by the affirmative vote of two-thirds of all shareholders entitled to vote at the election of directors. No director may be removed by the shareholders of Huntington without cause. Neither Huntington's Charter nor its Bylaws provide for cumulative voting.

SHAREHOLDER PROPOSALS

         In general, at any meeting of the shareholders of Huntington or Winter Park, only business that has been properly brought before such meeting may be acted upon at such meeting. Huntington's Bylaws provide further that, in order to be properly brought before a meeting of shareholders of Huntington, business must be brought by or at the direction of the Board of Directors or otherwise by a shareholder in accordance with certain specified procedures. A shareholder proposing business must give timely written notice thereof to the Secretary of Huntington. In most cases, a shareholder's notice, to be timely, must be received at the principal executive offices of Huntington not less than 30 days nor more than 60 days prior to the date of a shareholders' meeting. The notice must set forth certain specified information about the shareholder proposing such business and the shareholder's proposal.

         Neither the Articles of Incorporation nor the Bylaws of Winter Park contain comparable provisions.

SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

         In general, Florida law requires the affirmative vote of the holders of the majority of the shares present in person or represented by proxy and entitled to vote to effect amendments to the articles of incorporation that would create dissenters' rights, a merger, sale of assets other than in the ordinary course of business, or dissolution of the corporation. (Note, however, that the vote required to approve the Merger is governed by federal law, rather than Florida state law, because Huntington Bank is a national bank governed by federal law and will be the surviving entity. Federal law requires the affirmative vote of two-thirds of the outstanding shares of Winter Park Common Stock to approve and adopt the Merger Documents.)

         Maryland law requires the affirmative vote of the holders of two-thirds of the outstanding shares of Huntington stock entitled to vote to effect material amendments to the charter, a merger, consolidation, sale of assets other than in the ordinary course of business, or dissolution of the corporation. Maryland law also requires a "super majority" vote, in addition to any vote otherwise required by law or Huntington's Charter, for certain business combinations. Unless certain value and other standards are met or an exemption is available, any business combination between Huntington and any interested person (defined generally as a 10% shareholder or an affiliate of such shareholder) must be recommended by the Board of Directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of Huntington voting stock, voting together as a single class, and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock beneficially owned by an interested shareholder who is a party to the business combination, voting together as a single class.

         Both Maryland and Florida law provide certain limitations with respect to "control shares." "Control shares" are generally defined under Maryland and Florida law as shares of a corporation which would, if aggregated with all other shares of that corporation owned by a person, entitle that person, directly or indirectly, to exercise or direct the exercise of voting power within specified ranges. "Control-share acquisition" is generally defined by Maryland and Florida law as an acquisition (other than an acquisition specifically exempted from the definition of control share acquisition, such as an acquisition pursuant to certain mergers), directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Under both Maryland and Florida law, control shares acquired in a control share acquisition have no voting rights except to the extent such rights are approved by the shareholders. For such approval, Maryland law requires the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding all interested shares, and Florida law requires the approval of a resolution by a majority of all votes entitled to be cast, excluding all interested shares.

         Additionally, both Maryland and Florida law have certain "fair price" provisions which impose additional voting requirements for business combinations with "interested shareholders" (generally, persons holding more than 10% of the corporation's voting stock). Under these provisions, except in cases in which certain minimum price, form of consideration, and procedural requirements are satisfied or for certain transactions that may be approved in advance by the board of directors, higher than normal voting requirements are imposed. Under Maryland law, transactions to which the higher voting requirements apply require the recommendation of the board of directors of the corporation and must be approved by at least 80% of the votes entitled to be cast, voting together as a single group, and by at least two-thirds of the votes, other than the votes of the interested shareholder (and affiliates of such interested shareholder), voting together as a single group. Under Florida law, an affiliated transaction between a corporation and an interested shareholder not satisfying the fair price provisions must be approved by an affirmative vote of holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, except in instances where:

         o the affiliated transaction has been approved by the majority of the disinterested directors,

         o the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement date,

         o the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years preceding the announcement date, or

         o the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, excluding those shares acquired in a transaction not approved by a majority of the disinterested directors.

         The super majority vote, control share, and fair price provisions of Maryland and Florida law may deter or render more difficult attempts by third parties to obtain control of a corporation incorporated in those states if such attempts are not supported by the corporation's board of directors. In addition to these statutory provisions, Huntington has adopted a shareholder rights plans that gives the Huntington shareholders certain rights to purchase additional shares in the event that a person or group of persons acquires a specified percentage of the outstanding Huntington shares. This plan has certain anti-takeover effects. See "- - RIGHTS PLAN."

EVALUATION OF MERGERS AND CONSOLIDATIONS

         Under Florida law, in discharging any of his duties, a director of Winter Park may consider such factors as the director deems relevant, including the long-term prospects and interests of Winter Park and its shareholders and the social, economic, legal, or other effects of any action on the employees, suppliers, and customers of Winter Park, the communities in which Winter Park operates, and the economy of the state and the nation.

         Article Ninth of Huntington's Charter provides that, in connection with the exercise of its judgment in determining what is in the best interest of Huntington when evaluating a merger or consolidation of Huntington (among other things), the Board of Directors must, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant:

         o the interests of the shareholders, including the relation of the consideration offered in the then proposed transaction to the then current market price of Huntington's stock and also the current value of Huntington in a freely negotiated transaction and in relation to the Board of Directors' estimate of the future value of Huntington as an independent entity or as the subject of a future merger or consolidation,

         o the interests of depositors of banks affiliated with Huntington and of other creditors of Huntington, and

         o any other factors that the Board of Directors determines to be relevant, including, among other factors, the social, legal, and economic effects upon employees, suppliers, customers, and the business of Huntington and on the communities in which Huntington operates.

SPECIAL MEETINGS

         Pursuant to Winter Park's Bylaws, a special meeting of the shareholders may be called for any purpose and at any time by the Board of Directors or by shareholders holding in the aggregate at least 10% of Winter Park's stock. Pursuant to Florida law, shareholders demanding a special meeting must deliver to the Secretary of Winter Park a written demand for the meeting, which must describe the purposes of the meeting. Winter Park's Bylaws further provide that any action required or allowed to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote, if a written consent to the action is signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote were present and voted.

         Pursuant to Maryland law and Huntington's Bylaws, a special meeting of shareholders may be called by the Board of Directors, the Chairman, or the President of Huntington and must be called by the Secretary upon written request of the holders of not less than 25% of the outstanding shares entitled to vote at the meeting. Any shareholder request must state the purpose or purposes of such meeting and the matters proposed to be acted on at such meeting. The Secretary must inform such shareholders of the reasonably estimated cost of preparing and mailing the notice of the meeting, and upon payment to Huntington of such costs, the Secretary must give notice of such meeting, except that no special meeting need be called upon the request of the holders of less than a majority of all votes entitled to be cast at such meeting to consider any matter which is substantially the same as a matter voted upon at any special meeting of the shareholders held during the preceding twelve months.

DIRECTORS' AND SHAREHOLDERS' RIGHT TO ADOPT, ALTER, OR REPEAL THE BYLAWS

         Winter Park's Bylaws provide that the Bylaws may be altered, amended, or repealed, and that new Bylaws may be adopted at any regular meeting of the Board of Directors by a majority of the directors then in office. Under Florida law, Winter Park's shareholders are also entitled to amend or repeal the bylaws.

         Under Maryland law, the power to adopt, alter, and repeal the bylaws of a corporation is vested in the shareholders, except to the extent that the charter or bylaws vest it in the board of directors. Huntington's Charter and Bylaws provide that Huntington's Bylaws may be adopted, amended, or repealed by the affirmative vote of two-thirds of the votes entitled to be cast by the outstanding shares of Huntington's voting stock or by the Board of Directors at any regular or special meeting.

PERSONAL LIABILITY OF OFFICERS AND DIRECTORS TO SHAREHOLDERS

         Under Florida law, a director is generally not personally liable to the corporation or any other person unless the director breached or failed to perform his duties as a director and such breach or failure constitutes:

         o a violation of criminal law, unless the director had reasonable cause to believe that his conduct was lawful or no reasonable cause to believe that his conduct was unlawful,

         o a transaction from which the director received an improper benefit,

         o an unlawful distribution,

         o a conscious disregard for the best interest of the corporation or willful misconduct, or

         o recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

         Winter Park's Bylaws provide that any director or officer may be indemnified or reimbursed for reasonable expenses actually incurred by him in connection with any action, suit, or proceeding to which he is made a party by reason of being or having been a director or officer; provided, however, that no person will be indemnified or reimbursed in relation to any action, suit, or proceeding in which he shall be finally adjudged to have been negligent in the performance of his duties, or to have committed any act or failed to perform any duties for which there is a common law or statutory liability. Further, no person will be indemnified or reimbursed in relations to any action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a majority of the Board of Directors. This right of indemnification or reimbursement is not exclusive of any other rights to which a director or officer may be entitled.

         Huntington's Charter provides that no director or officer will be personally liable to the corporation or its shareholders for money damages to the fullest extent permitted by Maryland statutory or decisional law. The effect of this provision under Maryland law is that neither Huntington nor its shareholders will be able to recover money damages against a director or officer of Huntington unless Huntington or its shareholders is able to prove that:

         o the director or officer actually received an improper benefit in money, property, or services (in which case recovery is limited to the actual amount of such improper benefit), or

         o the action, or failure to act, by the director or officer was the result of active and deliberate dishonesty which was material to the cause of action adjudicated in the proceeding.

RIGHTS PLAN

         In 1990, the Board of Directors of Huntington entered into the Rights Agreement, which was amended on August 16, 1995 (the "Huntington Rights Agreement"). Pursuant to the Huntington Rights Agreement, each Huntington shareholder received one "Right" for each outstanding share of Huntington Common Stock held by that shareholder. In addition, Huntington has and will continue to issue one Right with each newly-issued share of Huntington Common Stock so that each outstanding share of Huntington Common Stock (including the shares of Huntington Common Stock to be issued to Winter Park shareholders in connection with the Merger) will have a Right attached.

         The Rights currently have no value, are represented by the certificates evidencing shares of Huntington Common Stock, and until the Distribution Date (as defined below), trade only with such stock. The Rights will separate from the Huntington Common Stock and become exercisable only if a person or group (an "Acquiror") acquires beneficial ownership of 10% or more of the outstanding Huntington Common Stock or announces a tender offer that would result in ownership of 10% or more of the outstanding Huntington Common Stock (the "Distribution Date"). The Huntington Rights Agreement provides that, at the Distribution Date, each Right will entitle the holder to purchase for $66.12 (which price has been adjusted for stock dividends, as appropriate) (the "Exercise Price"), subject to further adjustment from time to time for additional stock dividends, stock splits, and other changes in capitalization, one-hundredth of a share of Series A Junior Participating Stock of Huntington (the "Series A Preferred Shares"). Each such fractional Series A Preferred Share is intended to be the practical equivalent of one share of Huntington Common Stock.

         In the event an Acquiror acquires 10% or more of the then outstanding shares of Huntington Common Stock (a "Triggering Event"), each Right held by the Acquiror (or any affiliate or associate thereof) will become null and void and each Right held by all other Huntington shareholders will entitle its holder to purchase for the Exercise Price that number of Huntington Series A Preferred Shares having a value (based upon the market value of Huntington Common Stock at the time of the Triggering Event) equal to twice the Exercise Price. In the event Huntington is acquired in a merger or other business combination or a significant portion of its assets are sold, leased, exchanged, or otherwise transferred to:

         o a publicly traded Acquiror, each Right will entitle its holder to purchase, for the Exercise Price, that number of shares of the Acquiror which at the time of the transaction would have a market value of twice the Exercise Price, or alternatively,

         o an Acquiror that is not a publicly traded corporation, each Right will entitle its holder to purchase, for the Exercise Price, at such holder's option, (a) that number of shares of the Acquiror (or, at such holder's option, of the surviving corporation in such acquisition, which could be Huntington) which at the time of the transaction would have a book value of twice the Exercise Price, or
           (b) if such Acquiror has an affiliate that has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have market value of twice the Exercise Price.

         The number of Series A Preferred Shares or other securities or property issuable upon exercise of a Right, and the Exercise Price are subject to adjustment upon the occurrence of certain events including, for example, a stock dividend or split payable in Huntington Common Stock or Series A Preferred Shares. The number of Rights may also be adjusted upon the occurrence of certain events including, for example, a reverse stock split. The Rights are not exercisable until the Distribution Date and will expire on August 16, 2005, unless earlier redeemed by Huntington. Huntington may redeem the Rights for $.01 per Right under certain circumstances.

         As with the super majority vote and control share provisions of Maryland law, the Rights have certain anti-takeover effects. See "-- SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS." The Rights may cause substantial dilution to a person or group that attempts to acquire Huntington, except pursuant to an offer conditioned on the Rights being redeemed or a substantial number of Rights being acquired. The Rights, however, should not interfere with any merger or other business combination approved by the Huntington Board of Directors due to the Board's ability to redeem the Rights. Huntington's Board recognizes that a takeover might in some circumstances be beneficial to Huntington's shareholders. Neither the Rights Plan nor the Maryland law provisions described in this document are designed to preclude an acquisition of Huntington, but rather will give the Huntington Board of Directors adequate opportunity to evaluate whether an acquisition offer is in the best interest of Huntington and to protect its shareholders from coercive acquisition methods.

         The description and terms of the Rights are set forth in the Huntington Rights Agreement, a copy of which is attached as Exhibit 1 to Huntington's registration statement on Form 8-A, filed with the SEC on February 20, 1990, as amended by an Amendment to Huntington Rights Agreement, a copy of which was filed with the SEC on a Form 8-K, dated August 16, 1995, both of which are incorporated by reference. See, "INFORMATION INCORPORATED BY REFERENCE." This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Huntington Rights Agreement.

                       HUNTINGTON BANCSHARES INCORPORATED

GENERAL

         Huntington, incorporated in Maryland in 1966, is a multi-state bank holding company headquartered in Columbus, Ohio. At June 30, 1997, Huntington had total assets of approximately $21.6 billion and total deposits of approximately $14.6 billion.

         Huntington's affiliates conduct a full service commercial and consumer banking business, engage in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provide other financial products and services. At June 30, 1997, Huntington's affiliates operated 202 banking offices in Ohio and Northern Kentucky, 43 banking offices in West Virginia, 43 banking offices in Michigan, 43 banking offices in Florida, 24 banking offices in Indiana, and one foreign office in the Cayman Islands. In addition, Huntington's mortgage company affiliate has loan origination offices throughout the Midwest and East Coast. Foreign banking activities, in total or with any individual country, are not significant to the operations of Huntington. At June 30, 1997, Huntington and its subsidiaries had approximately 8,201 full-time equivalent employees.

         Competition in the form of price and service from other banks and financial companies, such as savings and loans, credit unions, finance companies, and brokerage firms, is intense in most of the markets served by Huntington and its subsidiaries. Mergers between and the expansion of financial institutions both within and outside Ohio have provided significant competitive pressure in major markets. Since September 1995, when federal interstate banking legislation became effective that made it permissible for bank holding companies in any state to acquire banks in any other state, actual or potential competition in each of Huntington's markets has been intensified. The same federal legislation permits further competition through interstate branching beginning in mid-1997, subject to certain limitations by individual states.

              In February 1997, Huntington completed the acquisition of Citi-Bancshares, Inc., a $548 million bank holding company headquartered in Leesburg, Florida. On May 5, 1997, Huntington entered into an agreement to acquire First Michigan, a bank holding company located in Holland, Michigan, with assets and deposits of $3.7 billion and $3.0 billion, respectively, as of June 30, 1997. Under the terms of the merger with First Michigan, First Michigan shareholders will receive 1.155 shares of Huntington Common Stock for every share of First Michigan stock (approximately 33,183,500 shares in the aggregate, representing approximately 16.8% of Huntington Common Stock on a post-merger basis) in a transaction that will be accounted for as a pooling-of-interests. The First Michigan Acquisition is expected to be completed on or about September 30, 1997. Other than the First Michigan Acquisition and the pending acquisition of Winter Park, as of the date of this document, Huntington has no acquisitions pending; however, Huntington continues to explore other opportunities to acquire banking and non-banking companies, both interstate and intrastate.

THE HUNTINGTON NATIONAL BANK

         Effective as of June 30, 1997, all but one of Huntington's banking subsidiaries were merged into Huntington Bank. After consummation of the Merger and the First Michigan Acquisition, Huntington Bank will have 452 banking offices, with approximately $24.8 billion in assets.

         As of June 30, 1997, after giving effect to the Huntington Reorganization, Huntington Bank operated 43 banking offices in Florida with total assets in Florida of $1.8 billion, and total deposits in its Florida banking offices of $1.5 billion. After consummation of the Merger, Huntington Bank will have 47 banking offices with approximately $1.9 billion in assets in the Central and West Coast areas of Florida. The principal executive offices of Huntington Bank are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300).

DIVIDENDS AND PRICE RANGE OF HUNTINGTON COMMON STOCK

         Huntington Common Stock is traded on the Nasdaq National Market under the symbol "HBAN" and is listed as "HuntgBcshr" or "HuntBanc" in most newspapers. The following table sets forth the cash dividends declared and the high and low last sale prices for Huntington Common Stock on the Nasdaq National Market during the periods indicated. The dividends and price ranges have been adjusted to reflect stock dividends and stock splits, as appropriate.

                                                                          PRICE RANGE
                                         DIVIDENDS           --------------------------------------
                                         PER SHARE                 HIGH                  LOW
                                     ------------------      ----------------      ----------------
1995:
    First Quarter................          $0.15                 $14 15/16              $13 5/16
    Second Quarter...............           0.15                  16 5/8                 14 3/16
    Third Quarter................           0.16                  19 9/16                16 5/16
    Fourth Quarter...............           0.16                  20 15/16               18 1/2

1996:
    First Quarter ...............          $0.16                 $20 1/8                $18 5/8
    Second Quarter ..............           0.16                  20 7/8                 19 9/16
    Third Quarter ...............           0.18                  21 3/8                 19 5/16
    Fourth Quarter ..............           0.18                  26 1/4                 20 13/16

1997:
    First Quarter ...............          $0.18                 $28 7/8                $22 3/4
    Second Quarter...............           0.18                  27 1/4                 23 5/8
    Third Quarter (through
       September 19, 1997).......           0.20                  35 1/4                 27 3/8

         On May 21, 1997, the last trading day prior to the public announcement of the proposed Merger, the high and low sales prices per share of Huntington Common Stock on the Nasdaq National Market (adjusted for the 10% stock dividend paid to Huntington shareholders on July 31, 1997) were $26-1/8 and $25-1/4, respectively. On September 19, 1997, such prices were $35-1/4 and $34-1/2, respectively.

         Huntington has declared regular cash dividends on Huntington Common Stock in each quarter since Huntington was organized in 1966 and has increased its cash dividend every year since that time. The Board of Directors of Huntington presently intends to continue to consider the payment of regular quarterly cash dividends on Huntington Common Stock. The amount and timing of any future dividends will depend upon the earnings of Huntington and its subsidiaries, their financial condition, need for funds, and other relevant factors. Huntington has also issued either a stock dividend or stock split every year for 24 consecutive years. See "GOVERNMENT REGULATION - DIVIDEND RESTRICTIONS" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

OTHER INFORMATION

         Huntington Common Stock is actively traded in the over-the-counter market under the Nasdaq symbol "HBAN." Because information regarding Huntington is readily available to investors, the law permits this document to be abbreviated by incorporating certain information regarding Huntington by reference to certain reports and other documents filed with the SEC. See "INFORMATION INCORPORATED BY REFERENCE." Other than as described herein, there have been no material changes in the affairs of Huntington since the filing of its Annual Report on Form 10-K for the year ended December 31, 1996, that have not been described in a subsequent report filed with the SEC pursuant to the Securities and Exchange Act of 1934, as amended.

                            THE BANK OF WINTER PARK

GENERAL

         Winter Park was organized as a Florida banking corporation in 1988 and commenced operations in 1989 in order to provide banking services to the residents of Winter Park, Florida, and the greater Orlando metropolitan area. Its executive offices and main banking office are located at 2006 Aloma Avenue, Winter Park, Florida 32792, and its telephone number at that address is 407-629-1888. Since its opening, Winter Park has attracted business from customers who prefer to deal with a financial institution which provides a high level of personal service and responsiveness and a commitment to the local community.

         Winter Park offers a wide range of banking services to individuals and businesses located in its primary service area. Winter Park is actively engaged in the business of seeking deposits from the public and making real estate, commercial, and consumer loans. Winter Park offers a variety of deposit accounts to its individual and commercial customers, as well as related banking services. These services include interest bearing checking accounts, savings accounts, certificates of deposit, ATM cards, commercial checking accounts, individual retirement accounts, safe deposit boxes, bank-by-mail service, drive-up teller service, extended lobby and drive-in hours, an extended daily cut-off time, letters of credit, draft collection, and direct deposit.

         Winter Park's principal sources of income are interest on loans and investments and service charges. Its principal expenses are interest paid on deposits and general operating expenses. At June 30, 1997, Winter Park had total assets of $88.4 million and total deposits of $81.0 million. Winter Park has one subsidiary, The Bank of Winter Park Mortgage Company, a Florida corporation licensed by the Florida Department of Banking and Finance as a mortgage lender.

PRIMARY SERVICE AREA

         Winter Park's primary service area is a corridor approximately four miles wide by 18 miles long through the most densely developed portion of Florida's Central Orange and Southern Seminole Counties bounded, generally, by Interstate Highway 4 and South Orange Blossom Trail (U.S. Highway 17/92/441) on the West, Sand Lake Road (State Road 482) on the South, Semoran Boulevard (State Road 436) and U.S. Highway 17/92 on the East, and Longwood Hills Road on the North. In addition, Winter Park services customers outside Winter Park's primary service area, but within other parts of Orange and Seminole Counties.

COMPETITION

         Competition among financial institutions in Winter Park's primary service area and throughout the Orlando Metropolitan Statistical Area (the "MSA") is intense. Ten large regional banks, 11 independent community banks, eight thrift institutions, and 21 credit unions have branch offices in the MSA. Winter Park is also in competition with a large number of non-depository financial services firms, including insurance companies, consumer finance companies, and securities brokerage firms that have offices in the MSA.

DESCRIPTION OF PROPERTIES

         The main banking office of Winter Park is located in a two story building located at 2006 Aloma Avenue, Winter Park, Florida. This facility is owned by Winter Park. The banking office has a three-lane drive-in facility. In addition to the main banking office, Winter Park operates full service banking offices at the following locations:

         o    1250 Lee Road, Winter Park, Florida
              This single-story facility, opened in 1989 as Winter Park's initial banking office, includes a three-lane drive-in and is leased by Winter Park.

         o    5645 Hansel Avenue, Edgewood, Florida
              This single-story facility, opened in February 1995, includes a three-lane drive-in and is leased by Winter Park.

         o    1400 West State Road 434, Longwood, Florida
              This single-story facility, opened in March 1996, includes a three-lane drive-in and is leased by Winter Park.

         In addition to the above banking offices, Winter Park established an operations and data processing center in 1996. The operations and data processing center is located at 4444 Curry Ford Road, Orlando, Florida. This facility was formerly a branch office of Coral Gables Federal Savings and Loan Association. Winter Park has received regulatory approval to establish banking operations at this facility. This single-story facility includes a three-lane drive-in and is leased by Winter Park.

         In late 1995, Winter Park purchased a facility at 998 East Semoran Boulevard, Casselberry, Florida. This site was also formerly a branch office of Coral Gables Federal Savings and Loan Association. The facility consists of an 8,405 square foot two-story bank building with two drive-through lanes. The building is currently being renovated. Winter Park has not yet received regulatory approval to establish a branch office at this site.

EMPLOYEES

         At June 30, 1997, Winter Park had a staff of 52 full-time employees.

LEGAL PROCEEDINGS

         Winter Park is not a party to any material legal proceedings, other than routine litigation incidental to its banking business.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

         The following table sets forth (a) the name and address of the persons known by Winter Park to beneficially own more than 5% of the outstanding shares of Winter Park Common Stock and the name of each of Winter Park's directors;
(b) the number and percent of shares of Winter Park Common Stock owned by each such person and by all directors and executive officers of Winter Park as a group as of June 30, 1997; and (c) the estimated number of shares of Huntington Common Stock each such person or group is expected to receive as a result of the Merger (assuming that such persons do not exercise their appraisal rights), calculated by multiplying the number of shares of Winter Park Common Stock beneficially owned by such person or group by the Estimated Exchange Ratio of
0.8859 shares of Huntington Common Stock for each share of Winter Park Common Stock.




                                                                                                       HUNTINGTON
                                                          WINTER PARK COMMON STOCK                    COMMON STOCK
                                                  -----------------------------------------          EXPECTED TO BE
                                                   SHARES BENEFICIALLY           PERCENT              BENEFICIALLY
          NAME OF BENEFICIAL OWNER                       OWNED(1)                 OWNED                  OWNED
--------------------------------------------      ----------------------      -------------      ----------------------
Ralph D. Singleton
Director
  529 Versailles Drive, Suite 200
  Maitland, FL  32751                                       56,190(2)                13.21%               49,778

Robert S. Harrell
Director and Chairman
  5300 S. Orange Avenue
  Orlando, FL  32809                                        48,915(3)                11.49%               43,333

Charles E. Harris
Ewing/Florida Bank Stock Fund,
Limited Partnership
  1030 N. Orange Avenue, Suite 300
  Orlando, FL 32801                                         40,500(4)                 9.75%               35,878

Percy B. Bell
Director and Vice-Chairman
  1600 Lee Road
  Winter Park, FL  32789                                    34,134(5)                 8.09%               30,239

George J. Norman
Director
  306 Wild Olive Lane
  Longwood, FL  32779                                       29,683(6)                 7.05%               26,296

Gerald Hardage
Director                                                    10,000(7)                 2.41%                8,859

Benjamin F. LePore
Director                                                    20,000(8)                 4.82%               17,718

James G. Norman
Director                                                    15,835(9)                 3.78%               14,028

Eugene A. Polino
Director                                                    13,902(10)                3.33%               12,315

Arnold Wurst
Director                                                     2,560(11)                0.61%                2,267

All Directors and Executive Officers                       247,419(12)               52.53%              219,188
     as a group (12 in group)

-------------------

(1) Under applicable SEC regulations, shares are considered to be beneficially owned by a person as of a particular date if such person either (a) directly or indirectly has or shares the power to vote or dispose of the shares, whether or not such person has any economic interest in the shares, or (b) has the right to acquire such shares within 60 days of the particular date. All of the stock options held by the Winter Park directors are currently exercisable. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares reported.

(2) This amount consists of 28,550 shares which Mr. Singleton owns individually, 17,500 shares which he owns as trustee of the Central Meridian Corporation Pension and Profit Sharing Plan, and 10,140 shares which he may purchase under outstanding stock options.

(3) This amount consists of 38,467 shares which Mr. Harrell owns individually and 10,448 shares which he may purchase under outstanding stock options.

(4) Ewing/Florida Bank Stock Fund, Limited Partnership, is an investment fund organized by certain officers and directors of Allen C. Ewing & Co. (an investment banking firm) in which Charles E. Harris serves as an officer and director. Mr. Harris has voting and investment power over these shares.

(5) This amount consists of 23,016 shares which Mr. Bell owns individually, 4,300 shares which he owns jointly with his wife, and 6,818 shares which he may purchase under outstanding stock options.

(6) This amount consists of 15,194 shares which Mr. George Norman owns individually, 3,500 shares owned by his wife, 5,224 shares which he owns through various retirement plans, and 5,765 shares which he may purchase under outstanding stock options.

(7) This amount consists of 10,000 shares which Mr. Hardage owns as trustee of the Gerald Hardage Family Trust.

(8)  This amount consists of 20,000 shares which Mr. LePore owns individually.

(9) This amount consists of 5,017 shares which Mr. James G. Norman owns individually, 3,500 shares owned by his wife, 3,845 shares which he owns through various retirement plans, and 3,473 shares which he may purchase under outstanding stock options.

(10) This amount consists of 1,142 shares which Mr. Polino owns individually, 500 shares which he owns jointly with his wife, 4,600 shares which he owns through his individual retirement account, 5,000 shares which he owns jointly with Gilbert DeHamer, and 2,660 shares which he may purchase under outstanding stock options.

(11) This amount consists of 1,100 shares which Mr. Wurst owns jointly with his wife and 1,460 shares which he may purchase under outstanding stock options.

(12) This amount includes 55,764 shares which directors and executive officers have the right to purchase under outstanding stock options exercisable within 60 days of June 30, 1997.

MARKET FOR WINTER PARK COMMON STOCK AND RELATED SHAREHOLDER MATTERS

         There is no active trading market for Winter Park Common Stock, although isolated transactions do occur from time to time. To the knowledge of Winter Park, all transactions in Winter Park Common Stock are negotiated on a private basis and quotations for Winter Park Common Stock are not published.

         No cash dividends have been declared or paid on shares of Winter Park Common Stock. The holders of Winter Park Common Stock are entitled to dividends when, as, and if declared by the Board of Directors of Winter Park out of funds legally available for such purpose. Winter Park's ability to pay dividends is subject to, among other things, Florida law and Winter Park's income. The payment of dividends by Winter Park is subject to various regulatory restrictions. See "GOVERNMENT REGULATION - DIVIDEND RESTRICTIONS".

                             GOVERNMENT REGULATION

         To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to such statutory or regulatory provisions.

GENERAL

         As a registered bank holding company, Huntington is subject to the supervision of the Federal Reserve Board and is required to file with the Federal Reserve Board reports and other information regarding its business operations and the business operations of its subsidiaries. Huntington is also subject to examination by the Federal Reserve Board and required (subject to the availability of the expedited notice procedure) to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of voting shares of any bank, if, after such acquisition, it would own or control more than 5% of any class of voting stock of such bank. As is the case with the Merger, the Federal Reserve Board does not require prior approval when the transaction involves a merger with a target bank, no holding company is involved as a merger party, and a federal supervisory agency, such as the OCC, approves such merger (see "THE MERGER - REGULATORY APPROVALS"). In addition, pursuant to federal law and regulations promulgated by the Federal Reserve Board, Huntington may only engage in, or own or control companies that engage in, activities deemed by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. Under additional Federal Reserve regulations, Huntington may, in most cases, commence permissible new non-banking business activities de novo with only subsequent notice to the Federal Reserve Board and may acquire smaller companies that engage in permissible non-banking activities under an expedited procedure requiring only 12 business days notice to the Federal Reserve Board.

         The two bank subsidiaries of Huntington have deposits insured by the Bank Insurance Fund ("BIF") of the FDIC. Huntington's national bank subsidiary is subject to supervision, examination, and regulation by the OCC. Huntington's state bank subsidiary is subject to supervision, examination, and regulation by the Ohio state banking authorities and the FDIC. Certain deposits of Huntington's national bank subsidiary were acquired from savings associations and are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. The nonbank subsidiaries of Huntington are also subject to supervision, examination, and regulation by the Federal Reserve Board and examination by applicable federal and state banking agencies. In addition to the impact of federal and state supervision and regulation, the subsidiaries of Huntington are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

         Winter Park has deposits insured by the BIF. Winter Park and its subsidiary are subject to supervision, examination, and regulation by the Florida state banking authorities and the FDIC. Pursuant to federal law and regulations promulgated by the FDIC, Winter Park may only engage as principal in activities that are permissible for national banks, or in activities that the FDIC has determined would pose no significant risk to the BIF, provided that Winter Park is and continues to be in compliance with applicable capital standards prescribed by the FDIC. See " - CAPITAL REQUIREMENTS".

HOLDING COMPANY STRUCTURE

         The depository institution subsidiaries of Huntington are subject to affiliate transaction restrictions under federal law which limit the transfer of funds by the subsidiary banks to their parent and any nonbank subsidiaries of the parent, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to its parent corporation or to any nonbank subsidiary of the parent are limited in amount to 10% of the institution's capital and surplus and, with respect to such parent and all such nonbank subsidiaries of the parent, to an aggregate of 20% of any such institution's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. In addition, all affiliate transactions must be conducted on terms and under circumstances that are substantially the same as such transactions with unaffiliated entities. Under applicable regulations, at June 30, 1997, approximately $204.0 million was available for loans to Huntington from its subsidiary banks.

         The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. Under the source of strength doctrine, the Federal Reserve Board may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. This capital injection may be required at times when Huntington may not have the resources to provide it. Any loans by a holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. Moreover, in the event of a bank holding company's bankruptcy, any commitment by such holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Comprehensive financial institutions legislation known as the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA") was adopted in 1989. Among other things, FIRREA established a new principle of liability on the part of depository institutions insured by the FDIC for any losses incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (a) the default of a commonly controlled FDIC-insured depository institution, or (b) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured bank subsidiary of Huntington causes a loss to the FDIC, the other bank subsidiary of Huntington could be required to compensate the FDIC by reimbursing to it the amount of such loss, and such reimbursement could cause a loss of Huntington's investments in such other subsidiary.

         Federal law permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states, including Ohio, provide for such assessment and sale with respect to the subsidiary banks chartered by such states. Moreover, under legislation that became effective August 10, 1993, the claims of a receiver of an insured depository institution for administrative expenses and the claims of holders of deposit liabilities of such an institution are accorded priority over the claims of general unsecured creditors of such an institution, including the holders of the institution's note obligations, in the event of liquidation or other resolution of such institution. As a result of such legislation, claims of a receiver for administrative expenses and claims of holders of deposit liabilities of Huntington's depository subsidiaries (including the FDIC, as subrogee of such holders) would receive priority over the holders of notes and other senior debt of such subsidiaries in the event of liquidation or other resolution and over the interests of Huntington as sole shareholders.

DIVIDEND RESTRICTIONS

         Dividends from subsidiary banks are a significant source of funds for payment of dividends to the shareholders of bank holding companies. There are, however, statutory limits on the amount of dividends a depository institution subsidiary can pay to its parent without regulatory approval.

         Federal and state banking laws and regulations place certain restrictions on the amount of dividends that a bank may pay or loans that it may make to its parent company or companies. A subsidiary bank of Huntington may not, without prior regulatory approval, pay a dividend in an amount greater than such bank's undivided profits. In addition, the prior approval of the OCC is required for the payment of a dividend by a national bank if the total of all dividends declared by the bank in a calendar year would exceed the total of its net income for the year combined with its retained net income for the two preceding years. Under these provisions and in accordance with the above-described formula, as of June 30, 1997, Huntington's subsidiary banks have declared dividends to Huntington in 1997 of approximately $105.2 million and, without regulatory approval, could declare additional dividends of approximately $44.6 million during the balance of 1997, plus an additional amount equal to their aggregate net income through the date of declaration.

         If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Winter Park has retained its operating earnings to increase its equity capital and has never paid a dividend on the Winter Park Common Stock.

FDIC INSURANCE

         The FDIC is mandated by law to assess deposit insurance premiums on depository institutions sufficient, but no more than sufficient, to achieve and maintain a target reserve level (also referred to as a designated reserve ratio or DRR) for both the BIF and the SAIF of 1.25% of insured deposits. The BIF achieved its target reserve level in mid-1995, and the SAIF did so in late 1996 by means of a special assessment on savings associations and banks that acquired SAIF-insured deposits on or prior to June 30, 1995.

         The FDIC has employed a risk-based insurance assessment system for both insurance funds since 1994, under which it places each insured depository institution in one of nine risk categories based on its level of capital and other relevant information (such as supervisory evaluations). Winter Park and the insured depository subsidiaries of Huntington are all BIF members and are subject to this risk-based system.

         In the light of the current financial situation of the funds and the current low level of depository institution failure, the FDIC has established adjusted schedules of BIF and SAIF assessments with annual premium rates ranging from 0% to 0.27% of insured deposits, depending on the assessment risk classification of the assessed institution. The 0% rate is available to well-capitalized institutions having one of the two best supervisory ratings. Both of Huntington's depository subsidiaries are currently eligible for the 0% rate. Unless the loss experience of the BIF in the future requires the FDIC to make an upward adjustment of the assessment schedules, or a Huntington depository subsidiary ceases to be well capitalized or fails to obtain one of the two best supervisory ratings, Huntington's depository subsidiaries will continue to be able to obtain deposit insurance without payment of premium. Winter Park's current annual assessment rate is .10% of insured deposits.

CAPITAL REQUIREMENTS

         The Federal Reserve Board has issued risk-based capital ratio and leverage guidelines for bank holding companies such as Huntington. The risk-based capital ratio guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among financial institutions, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets.

         Under the guidelines and related policies, bank holding companies must maintain capital sufficient to meet both a risk-based asset ratio test and leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher weighting being assigned to categories perceived as representing greater risk. A bank holding company's capital (as described below) is then divided by total risk-weighted assets to yield the risk-based ratio. The leverage ratio is determined by relating core capital (as described below) to total assets adjusted as specified in the guidelines. Both of Huntington's subsidiary banks and Winter Park are subject to substantially similar capital requirements adopted by applicable regulatory agencies.

         Generally, under the applicable guidelines, a financial institution's capital is divided into two tiers:

         o "Tier 1", or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries, less goodwill and, with certain limited exceptions, all other intangible assets. Bank holding companies, however, may include cumulative perpetual preferred stock in their Tier 1 capital, up to a limit of 25% of such Tier 1 capital.

         o "Tier 2", or supplementary capital, includes, among other things, cumulative perpetual and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations.

"Total capital" is the sum of Tier 1 and Tier 2 capital.

         The Federal Reserve Board and the other federal banking regulators require that intangible assets, with certain exceptions, be deducted from Tier 1 capital. Under Federal Reserve Board interim rules adopted in August 1995, the only types of intangible assets that may be included in (i.e., not deducted from) a bank holding company's capital are mortgage servicing rights ("MSRs") and purchased credit card relationships ("PCCRs"), provided that, in the aggregate, the total amount of MSRs and PCCRs included in capital does not exceed 50% of Tier 1 capital. PCCRs are subject to a separate sublimit of 25% of Tier 1 capital. The amount of MSRs and PCCRs that a bank holding company may include in its capital is limited to the lesser of

         o 90% of such assets' fair market value (as determined under the guidelines), or

         o    100% of such assets' book value, each determined quarterly.

 Identifiable intangible assets (i.e., intangible assets other than goodwill) other than MSRs and PCCRs, including core deposit intangibles, acquired on or before February 19, 1992 (the date the Federal Reserve Board issued its original proposal for public comment), generally are not deducted from capital for supervisory purposes, although they are deducted for purposes of evaluating applications filed by bank holding companies.

         On August 4, 1997, the Federal Reserve Board and the other federal banking regulators proposed extensive changes in the capital treatment of intangible assets in the light of FAS 125. Under the proposal, revenue flows from mortgage servicing fees would be regarded as mortgage servicing assets ("MSAs"), 90% of the fair value of which could be included in capital, up to an amount which, when combined with 90% of the fair value of PCCRs, will not exceed 100% of Tier 1 capital. The separate sublimit for PCCRs of 25% of Tier 1 capital would continue, as would the requirement that non-mortgage servicing assets and all other intangible assets be deducted from Tier 1 capital. Public comment is being sought in the proposal on alternative treatments of interest only ("I/O") strips receivable, i.e., rights to future interest income from serviced assets in excess of contractual servicing fees.

         Under the risk-based guidelines, financial institutions are required to maintain a risk-based ratio (total capital to risk-weighted assets) of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's circumstances warrant.

         Under the leverage guidelines, financial institutions are required to maintain a leverage ratio (Tier 1 capital to adjusted total assets, as specified in the guidelines) of at least 3%. The 3% minimum ratio is applicable only to financial institutions that meet certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure, and the highest regulatory rating. Financial institutions not meeting these criteria are required to maintain a leverage ratio which exceeds 3% by a cushion of at least 100 to 200 basis points.

         The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve Board's guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of an institution's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

         Failure to meet applicable capital guidelines could subject the financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC, as well as to the measures described below under "FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991" as applicable to undercapitalized institutions.

         As of June 30, 1997, the Tier 1 risk-based capital ratios, total risk-based capital ratios, and Tier 1 leverage ratios for Huntington and Winter Park were as follows:

                                                                            HUNTINGTON
                                                                 --------------------------------
                                                                                        PRO              WINTER
                                               REQUIREMENT         HISTORICAL         FORMA(1)            PARK
                                            ------------------   --------------    --------------    --------------
Tier 1 Risk-Based Capital Ratio.........          4.00%              8.90%              8.75%             8.93%
Total Risk-Based Capital Ratio..........          8.00%             12.26%             11.82%            10.18%
Tier 1 Leverage Ratio...................          3.00%              7.55%              7.38%             6.35%

--------------------

(1) Includes Huntington, First Michigan, and Winter Park on a pro forma combined basis.

         As of June 30, 1997, both of Huntington's bank subsidiaries and Winter Park had capital in excess of the minimum requirements.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes.

         Among other things, FDICIA requires federal banking regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

         The federal banking regulatory agencies have adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories:

         o An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

         o An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and, generally, a leverage ratio of 4% or greater and the institution does not meet the definition of a "well capitalized" institution.

         o An institution that does not meet one or more of the "adequately capitalized" tests is deemed to be "undercapitalized".

         o An institution is deemed to be "significantly undercapitalized" if the institution has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3%.

         o An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan. If any depository institution subsidiary is required to submit a capital restoration plan, its parent company would be required to provide a limited guarantee regarding compliance with the plan as a condition of approval of such plan by the appropriate federal banking agency. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions may not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on their subordinated debt. In addition, critically undercapitalized institutions are subject to appointment of a receiver or conservator within 90 days of becoming critically undercapitalized.

         Under FDICIA, a depository institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. Huntington expects that the FDIC's brokered deposit rule will not adversely affect the ability of its depository institution subsidiaries to accept brokered deposits. Under the regulatory definition of brokered deposits, as of June 30, 1997, Huntington's bank subsidiaries had an immaterial amount of brokered deposits. As of the same date, Winter Park did not have brokered deposits.

         FDICIA, as amended, directs that each federal banking regulatory agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, and stock valuation. The Federal Reserve Board has adopted a regulation in the form of guidelines covering most of these items, and the other federal banking regulatory agencies are expected to adopt identical regulations. Huntington believes that the regulations and guidelines will not have a material effect on the operations of its depository institution subsidiaries.

INTERSTATE BRANCHING AND CONSOLIDATIONS

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state became permissible as of September 29, 1995. Interstate branching and consolidations of existing bank subsidiaries in different states became permissible on June 1, 1997. On June 30, 1997, Huntington availed itself of the interstate branching authority and merged all of its subsidiary banks except The Huntington State Bank, into its principal bank, Huntington Bank, and consolidated all of its subsidiary bank holding companies, except Huntington Bancshares Florida, Inc. into Huntington. Huntington Bancshares Florida, Inc. will not be merged or liquidated in the foreseeable future into Huntington, pursuant to a private letter ruling obtained from the Internal Revenue Service in connection with a prior merger.

OTHER APPLICABLE REGULATIONS

         The Riegle Community Development and Regulatory Improvement Act of 1994 made several changes in existing law affecting bank holding companies, including a reduction in the minimum post-approval antitrust review waiting period for depository institution mergers and acquisitions and the substitution of a notice for an application when a bank holding company proposes to engage in, or acquire a company to engage in, nonbank activities.

         The Economic Growth and Regulatory Paperwork Reduction Act of 1996 provided, in addition to arrangements for the recapitalization of the SAIF, regulatory relief for bank holding companies in several significant areas. Bank holding companies that also owned savings associations and were therefore subject to regulation by the Office of Thrift Supervision ("OTS") as savings and loan holding companies were relieved of such duplicative regulation, and neither future acquisitions of savings associations by bank holding companies nor mergers of savings associations into banks will any longer require application to and approval by the OTS. Acquisitions by well-capitalized and well-managed bank holding companies of companies engaging in permissible nonbanking activities (other than savings associations) may now be made with only 12 days prior notice to the Federal Reserve Board, and de novo engagement in such activities by such bank holding companies may be commenced without prior notice and with only subsequent notice to the Federal Reserve Board. The same legislation gave regulatory relief to banks in regard to corporate governance, branching, disclosure, and other operational areas.

                                    EXPERTS

         The consolidated financial statements of Huntington included in Huntington's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements audited by Ernst & Young LLP are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Winter Park as of December 31, 1996, and for the year then ended have been included in this document in reliance upon the report of Rex Meighen & Company, independent public accountants, whose report thereon appears elsewhere in this document, and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Winter Park as of December 31, 1995, and December 31, 1994, and for each of the years then ended have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

         The validity of the Huntington Common Stock to be issued to Winter Park shareholders pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon for Huntington by Porter, Wright, Morris & Arthur, Columbus, Ohio. As of August 31, 1997, members of such firm participating in the representation of Huntington on this matter beneficially owned an aggregate of approximately 34,000 shares of Huntington Common Stock. Certain legal matters in connection with the Merger will be passed on for Winter Park by Shutts & Bowen L.L.P., Orlando, Florida.

                                 OTHER MATTERS

         As of the date of this document, management of Winter Park knows of no business other than that described in this document that will come before the Special Meeting. Should any other matters properly come before the Special Meeting, the enclosed proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the shares with respect to any such other matter in accordance with their judgment, except that no proxy that is voted against the approval of the Merger Documents will be voted in favor of any adjournment or postponement of the meeting for the purpose of soliciting additional proxies.

                         INDEX TO FINANCIAL INFORMATION

                                                                                                            Page
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     Introduction to Pro Forma Consolidated Financial Statements...........................................  F-1

     Pro Forma Consolidated Balance Sheet as of June 30, 1997 .............................................  F-2

     Pro Forma Consolidated Statement of Income for the six months ended
         June 30, 1997 ....................................................................................  F-3

     Pro Forma Consolidated Statement of Income for the year ended
         December 31, 1996 ................................................................................  F-4

     Pro Forma Consolidated Statement of Income for the year ended
         December 31, 1995 ................................................................................  F-5

     Pro Forma Consolidated Statement of Income for the year ended
         December 31, 1994 ................................................................................  F-6

     Notes to Pro Forma Consolidated Financial Statements..................................................  F-7

CONSOLIDATED FINANCIAL STATEMENTS OF THE BANK OF WINTER PARK AND SUBSIDIARY

     Condensed Consolidated Balance Sheets as of June 30, 1997 and 1996 and
         December 31, 1996.................................................................................  F-8

     Condensed Consolidated Statement of Income for the periods ended
         June 30, 1997 and 1996............................................................................  F-9

     Condensed Consolidated Statement of Changes in Stockholders' Equity
         for the periods ended June 30, 1997 and 1996...................................................... F-10

     Condensed Consolidated Statement of Cash Flows for the periods ended
         June 30, 1997 and 1996............................................................................ F-11

     Notes to Condensed Consolidated Financial Statements - June 30, 1997 and 1996......................... F-12

     Independent Auditors' Report - Rex Meighen & Company.................................................. F-17

     Consolidated Balance Sheet as of December 31, 1996.................................................... F-18

     Consolidated Statement of Income for the year ended December 31, 1996................................. F-19

     Consolidated Statement of Changes in Stockholders' Equity
         for the year ended December 31, 1996.............................................................. F-20

     Consolidated Statement of Cash Flows for the year ended December 31, 1996............................. F-21

     Notes to Consolidated Financial Statements - December 31, 1996........................................ F-22

     Independent Auditors' Report - KPMG Peat Marwick LLP.................................................. F-32

     Consolidated Balance Sheets as of December 31, 1995 and 1994.......................................... F-33

     Consolidated Statements of Income for the years ended
         December 31, 1995 and 1994........................................................................ F-35

     Consolidated Statements of Shareholders' Equity
         for the years ended December 31, 1995 and 1994.................................................... F-36

     Consolidated Statements of Cash Flows for the years ended
         December 31, 1995 and 1994........................................................................ F-37

     Notes to Consolidated Financial Statements - December 31, 1995 and 1994............................... F-39

     Managements' Discussion and Analysis of
         Financial Condition and Results of Operations..................................................... F-56

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)


The unaudited pro forma consolidated financial statements give effect to the Merger under the purchase method of accounting and the First Michigan Acquisition as a pooling of interests. The consolidated financial statements on the following pages present (i) the historical consolidated balance sheets of Huntington, First Michigan, and Winter Park at June 30, 1997, and the pro forma consolidated balance sheet as of June 30, 1997, giving effect to the Merger and the First Michigan Acquisition as if each had occurred on that date; and (ii) the historical consolidated statements of income of Huntington, First Michigan and Winter Park for the six months ended June 30, 1997, and for each of the three years in the period ended December 31, 1996, and the pro forma consolidated statements of income for the six months ended June 30, 1997, and for each of the three years in the period ended December 31, 1996, giving effect to the Merger and the First Michigan Acquisition as if each had been effected for all periods presented.

The pro forma balance sheet gives effect to nonrecurring charges related to the First Michigan Acquisition. However, the pro forma consolidated financial statements exclude the estimated effect of revenue enhancements and expense savings associated with the consolidation of operations of Huntington, First Michigan, and Winter Park.

The pro forma consolidated financial statements are intended for informational purposes and may not be indicative of the combined financial position or results of operations that actually would have occurred had the transaction been consummated during the periods or as of the dates indicated, or which will be attained in the future. The pro forma consolidated financial statements should be read in conjunction with the 1996 Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q for the periods ended June 30, 1997, and March 31, 1997, of Huntington and First Michigan, as well as the consolidated financial statements of Winter Park included in this document.

                       HUNTINGTON BANCSHARES INCORPORATED
                      Pro forma Consolidated Balance Sheet
                          At June 30, 1997 (Unaudited)
                                 (In Thousands)

                                                                                First         The
                                                              Huntington      Michigan      Bank of
                                                              Bancshares        Bank         Winter       Pro Forma
                                                             Incorporated    Corporation      Park       Adjustments     Pro Forma
                                                             ------------    -----------   ----------    -----------    -----------
ASSETS
       Cash and due from banks ..........................     $   952,160    $  152,132    $    7,618    $(14,740)(B)   $ 1,097,170
       Interest bearing deposits in banks ...............           1,234         2,163                                       3,397
       Trading account securities .......................           6,585                                                     6,585
       Federal funds sold and securities purchased
         under resale agreements ........................          18,726           200         1,810                        20,736
       Mortgages held for sale ..........................         144,931                          84                       145,015
       Securities available for sale - at fair value ....       4,423,024       490,042        18,968                     4,932,034
       Investment securities ............................          54,972       239,191           500                       294,663
       Total loans ......................................      15,132,937     2,692,453        56,059                    17,881,449
          Less allowance for loan losses ................         212,689        35,178         1,015                       248,882
                                                              -----------    ----------    ----------                   -----------

       Net loans ........................................      14,920,248     2,657,275        55,044                    17,632,567
                                                              -----------    ----------    ----------                   -----------

       Premises and equipment ...........................         323,536        67,967         3,119                       394,622
       Customers' acceptance liability ..................          42,573                                                    42,573
       Accrued income and other assets ..................         696,253        64,185         1,207       9,000 (A)       779,483
                                                                                                            8,838 (C)
                                                              -----------    ----------    ----------    --------       -----------


  Total assets ..........................................     $21,584,242    $3,673,155    $   88,350    $  3,098       $25,348,845
                                                              ===========    ==========    ==========    ========       ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

       Total deposits ...................................     $14,591,064    $3,044,368    $   81,031                   $17,716,463
       Short-term borrowings ............................       2,959,433       272,268                                   3,231,701
       Bank acceptances outstanding .....................          42,573                                                    42,573
       Long-term debt ...................................       1,926,643        29,537           712                     1,956,892
       Accrued expenses and other liabilities ...........         424,200        37,311           705    $ 45,000 (A)       507,216

                                                              -----------    ----------    ----------    --------       -----------

         Total liabilities ..............................      19,943,913     3,383,484        82,448      45,000        23,454,845
                                                              -----------    ----------    ----------    --------       -----------

       Shareholders' Equity
         Common stock ...................................       1,264,664        27,813         2,070      (2,070)(D)     1,292,477
         Treasury stock .................................        (160,557)                                                 (160,557)
         Surplus ........................................         251,968       203,673         2,277      (2,277)(D)       455,641
         Retained earnings ..............................         309,847        57,672         1,566     (36,000)(A)       331,519
                                                                                                           (1,566)(D)
         Net unrealized gains/(losses) on securities
           available for sale ...........................         (25,593)          513           (11)         11 (D)       (25,080)
                                                              -----------    ----------    ----------    --------       -----------
       Total Shareholders' Equity .......................       1,640,329       289,671         5,902     (41,902)        1,894,000
                                                              -----------    ----------    ----------    --------       -----------

  Total Liabilities and Shareholders' Equity ............     $21,584,242    $3,673,155    $   88,350    $  3,098       $25,348,845
                                                              ===========    ==========    ==========    ========       ===========

   See Notes to Pro Forma Consolidated Financial Statements.

                       HUNTINGTON BANCSHARES INCORPORATED
                   Pro forma Consolidated Statement of Income
               For the Six Months Ended June 30, 1997 (Unaudited)
                        (In Thousands, except per share)

                                                          First        The
                                           Huntington    Michigan     Bank of
                                           Bancshares      Bank       Winter       Pro forma            Pro Forma
                                          Incorporated  Corporation    Park       Adjustments              (F)
                                          ------------  -----------  ---------    -----------           ---------
Interest income
       Loans ............................. $ 673,139     $ 122,170   $   2,762                          $798,071
       Securities ........................   156,326        23,436         593                           180,355
       Other .............................     4,871           537         138       $(405)(E)(i)          5,141
                                           ---------     ---------   ---------       -----              --------
            Total interest income ........   834,336       146,143       3,493        (405)              983,567
                                           ---------     ---------   ---------       -----              --------

Interest expense
       Deposits ..........................   246,630        64,242       1,535                           312,407
       Short-term borrowings .............    94,715         5,484                                       100,199
       Long-term debt ....................    56,295         1,017                                        57,312
                                           ---------     ---------   ---------                          --------
            Total interest expense .......   397,640        70,743       1,535                           469,918
                                           ---------     ---------   ---------                          --------

            Net interest income ..........   436,696        75,400       1,958        (405)              513,649

Provision for loan losses ................    45,274         7,937          40                            53,251

                                           ---------     ---------   ---------       -----              --------
            Net interest income after
               provision for loan losses..   391,422        67,463       1,918        (405)              460,398
                                           ---------     ---------   ---------       -----              --------

Total non-interest income ................   135,351        21,676         465                           157,492

Total non-interest expense ...............   311,441        58,606       1,979         177(E)(ii)        372,203
                                           ---------     ---------   ---------       -----              --------

            Income before income taxes ...   215,332        30,533         404        (582)              245,687

Provision for income taxes ...............    76,336         8,747         160        (142)(E)(iii)       85,101
                                           ---------     ---------   ---------       -----              --------

            Net income ................... $ 138,996     $  21,786   $     244       $(440)             $160,586
                                           =========     =========   =========       =====              ========


Net income per Common Share (1) .......... $    0.88     $    0.77   $    0.50                          $   0.84

Average Common Shares Outstanding (1) ....   158,180        28,270         487                           190,832

(1) Adjusted for stock splits and stock dividends, as applicable.

   See Notes to Pro Forma Consolidated Financial Statements.

                       HUNTINGTON BANCSHARES INCORPORATED
                   Pro forma Consolidated Statement of Income
                For the Year Ended December 31, 1996 (Unaudited)
                        (In Thousands, except per share)

                                                          First          The
                                           Huntington    Michigan      Bank of
                                           Bancshares      Bank         Winter        Pro forma           Pro Forma
                                          Incorporated  Corporation      Park        Adjustments             (F)
                                          ------------  -----------    --------      -----------          ----------
Interest income
       Loans ............................. $1,193,896     $221,856      $5,930                            $1,421,682
       Securities ........................    304,794       45,143         735                               350,672
       Other .............................     11,774        2,472         179         $  (810)(E)(i)         13,615
                                           ----------     --------      ------         -------            ----------
            Total interest income ........  1,510,464      269,471       6,844            (810)            1,785,969
                                           ----------     --------      ------         -------            ----------

Interest expense
       Deposits ..........................    459,514      121,172       2,805                               583,491
       Short-term borrowings .............    178,721        6,911          16                               185,648
       Long-term debt ....................    113,405        1,008                                           114,413
                                           ----------     --------      ------                            ----------
            Total interest expense .......    751,640      129,091       2,821                               883,552
                                           ----------     --------      ------                            ----------

            Net interest income ..........    758,824      140,380       4,023            (810)              902,417

Provision for loan losses ................     65,050       11,321         280                                76,651

                                           ----------     --------      ------         -------            ----------
            Net interest income after
               provision for loan losses..    693,774      129,059       3,743            (810)              825,766
                                           ----------     --------      ------         -------            ----------

Total non-interest income ................    272,993       37,737       2,454                               313,184

Total non-interest expense ...............    567,946      108,349       4,991             354 (E)(ii)       681,640
                                           ----------     --------      ------         -------            ----------

            Income before income taxes ...    398,821       58,447       1,206          (1,164)              457,310

Provision for income taxes ...............    136,720       16,279         421            (284)(E)(iii)      153,136
                                           ----------     --------      ------         -------            ----------

            Net income ................... $  262,101     $ 42,168      $  785         $  (880)           $  304,174
                                           ==========     ========      ======         =======            ==========


Net income per Common Share (1) .......... $     1.63     $   1.50      $ 1.66                            $     1.58

Average Common Shares Outstanding (1) ....    160,553       28,118         474                               193,029

(1) Adjusted for stock splits and stock dividends, as applicable.

   See Notes to Pro Forma Consolidated Financial Statements.

                       HUNTINGTON BANCSHARES INCORPORATED
                   Pro forma Consolidated Statement of Income
                For the Year Ended December 31, 1995 (Unaudited)
                        (In Thousands, except per share)

                                                            First          The
                                           Huntington     Michigan       Bank of
                                           Bancshares       Bank          Winter       Pro forma           Pro Forma
                                          Incorporated   Corporation       Park       Adjustments             (F)
                                          ------------   -----------     -------      -----------          ----------
Interest income
       Loans ............................. $1,156,446     $202,395        $4,581                           $1,363,422
       Securities ........................    289,732       43,200           782                              333,714
       Other .............................     15,718        3,002           214        $  (810)(E)(i)         18,124
                                           ----------     --------        ------        -------            ----------
            Total interest income ........  1,461,896      248,597         5,577           (810)            1,715,260
                                           ----------     --------        ------        -------            ----------

Interest expense
       Deposits ..........................    425,631      113,037         2,167                              540,835
       Short-term borrowings .............    212,110        5,793             5                              217,908
       Long-term debt ....................     99,592          697                                            100,289
                                           ----------     --------        ------                           ----------
            Total interest expense .......    737,333      119,527         2,172                              859,032
                                           ----------     --------        ------                           ----------

            Net interest income ..........    724,563      129,070         3,405           (810)              856,228

Provision for loan losses ................     28,721        7,991           253                               36,965
                                           ----------     --------        ------        -------            ----------
            Net interest income after
               provision for loan losses..    695,842      121,079         3,152           (810)              819,263
                                           ----------     --------        ------        -------            ----------

Total non-interest income ................    243,009       31,141           670                              274,820

Total non-interest expense ...............    560,403      101,584         3,279            354 (E)(ii)       665,620
                                           ----------     --------        ------        -------            ----------

            Income before income taxes ...    378,448       50,636           543         (1,164)              428,463

Provision for income taxes ...............    133,959       13,324           208           (284)(E)(iii)      147,207
                                           ----------     --------        ------        -------            ----------

            Net income ................... $  244,489     $ 37,312        $  335        $  (880)           $  281,256
                                           ==========     ========        ======        =======            ==========


Net income per Common Share (1) .......... $     1.47     $   1.33        $ 0.71                           $     1.41

Average Common Shares Outstanding (1) ....    166,524       27,985           471                              198,847

(1) Adjusted for stock splits and stock dividends, as applicable.

   See Notes to Pro Forma Consolidated Financial Statements.

                       HUNTINGTON BANCSHARES INCORPORATED
                   Pro forma Consolidated Statement of Income
                For the Year Ended December 31, 1994 (Unaudited)
                        (In Thousands, except per share)

                                                               First          The
                                               Huntington     Michigan      Bank of
                                               Bancshares       Bank         Winter       Pro forma           Pro Forma
                                              Incorporated   Corporation      Park       Adjustments             (F)
                                              ------------   -----------    -------      -----------          ----------
Interest income
       Loans................................   $  975,604     $156,755       $3,190                           $1,135,549
       Securities ..........................      212,257       42,435          640                              255,332
       Other ...............................       31,860        1,051           98        $  (810)(E)(i)         32,199
                                               ----------     --------       ------        -------            ----------
            Total interest income ..........    1,219,721      200,241        3,928           (810)            1,423,080
                                               ----------     --------       ------        -------            ----------

Interest expense
       Deposits ............................      294,780       77,957        1,270                              374,007
       Short-term borrowings ...............      106,646        4,395            1                              111,042
       Long-term debt ......................       62,245          857                                            63,102
                                               ----------     --------       ------                           ----------
            Total interest expense .........      463,671       83,209        1,271                              548,151
                                               ----------     --------       ------                           ----------

            Net interest income ............      756,050      117,032        2,657           (810)              874,929

Provision for loan losses ..................       15,284        6,670          204                               22,158
                                               ----------     --------       ------        -------            ----------
            Net interest income after
               provision for loan losses ...      740,766      110,362        2,453           (810)              852,771
                                               ----------     --------       ------        -------            ----------

Total non-interest income ..................      213,865       29,462          432                              243,759

Total non-interest expense .................      588,157       95,321        2,191            354 (E)(ii)       686,023
                                               ----------     --------       ------        -------            ----------

            Income before income taxes .....      366,474       44,503          694         (1,164)              410,507

Provision for income taxes .................      123,881       10,776          240           (284)(E)(iii)      134,613
                                               ----------     --------       ------        -------            ----------

            Net income .....................   $  242,593     $ 33,727       $  454        $  (880)           $  275,894
                                               ==========     ========       ======        =======            ==========


Net income per Common Share (1) ............   $     1.47     $   1.21       $ 0.96                           $     1.40

Average Common Shares Outstanding (1) ......      164,814       27,975          471                              197,125

(1) Adjusted for stock splits and stock dividends, as applicable.

   See Notes to Pro Forma Consolidated Financial Statements.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

(A) A liability of $45 million has been recorded in the pro forma consolidated balance sheet to reflect management's estimate of nonrecurring charges related to the First Michigan Acquisition. The special charge also resulted in an after-tax adjustment to retained earnings of $36 million. These expenses will be recognized upon consummation of the First Michigan Acquisition and are expected to consist generally of the following (shown pre-tax and in millions):

             Personnel Related....................................     $21
             Transaction costs (investment bankers, legal, etc.)..      10
             Facilities and Equipment.............................       6
             Systems Integration..................................       5
             Other................................................       3
                                                                       ---
                                                                       $45
                                                                       ===

         Personnel related costs consist primarily of estimated amounts to effect the settlement of obligations under existing employment contracts, severance pay for involuntary terminations, and associated employee benefits. The remaining costs (other than transaction costs) identified above are related to the consolidation of bank operations and systems and include amounts resulting from elimination of redundant operational facilities, lease terminations, and write-offs of computer hardware and software due to incompatibility or duplication. Management continues to review these charges and there can be no assurance that such expenses will not exceed the amounts described above.

(B) Estimated purchase price for Winter Park of $14.74 million. Huntington expects that, in advance of consummating the Merger, it will have repurchased approximately the same number of shares in the open market as will be issued to effect the Merger. For purposes of the pro forma financial statements, it was assumed that the cost of these repurchased shares would equal the estimated purchase price to be paid for Winter Park.

(C) The excess of purchase price over net assets acquired in the Merger, or goodwill, approximates $8.8 million.

(D)      To eliminate the shareholders' equity of Winter Park.

(E) To reflect (i) the estimated reduction in interest income from funding the Winter Park-related share repurchase; (ii) the amortization of goodwill; and (iii) the related income tax effects.

(F) The pro forma consolidated statements of income do not give effect to anticipated nonrecurring charges related to the First Michigan Acquisition or the estimated benefit of revenue enhancements and expense savings associated with the consolidation of the operations of Huntington, First Michigan, and Winter Park. Earnings per common share amounts for Huntington, First Michigan, and Winter Park are based on the historical average number of common shares outstanding for each company during the period, adjusted as applicable for stock splits and dividends. The dilutive effects of unexercised stock options are not significant. For purposes of the pro forma earnings per share computation, the common shares of First Michigan have been adjusted to the equivalent shares of Huntington for each period. (As described in Note (B) above, it is assumed that no incremental shares will be outstanding in connection with the Winter Park transaction).

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                             JUNE 30, 1997     DECEMBER 31, 1996    JUNE 30, 1996
                                                          -------------------    -------------      -------------
ASSETS                                                        (Unaudited)                           (Unaudited)
Cash and due from banks                                       $  7,617,512       $  5,671,407       $  8,963,828
Federal funds sold                                               1,810,000          6,800,000                  0
                                                              ------------       ------------       ------------
                         Total cash and cash equivalents         9,427,512         12,471,407          8,963,828
Investment securities available for sale                        18,967,657         14,194,932         10,460,548
Investment securities held to maturity (estimated fair
   market value of $498,000 at 6/30/97, $500,000 at
   12/31/96 and $488,000 at 6/30/96)                               500,000            500,000            500,000
Loans                                                           56,059,060         61,418,122         57,626,649
Less allowance for loan losses                                  (1,014,938)        (1,090,804)          (993,425)
                                                              ------------       ------------       ------------
    Loans, net                                                  55,044,122         60,327,318         56,633,224
Loans held for sale                                                 83,915             84,345          2,848,529
Advances receivable                                                 43,647            682,535          2,953,792
Premises and equipment, net                                      3,118,960          2,823,226          2,798,395
Prepaid expenses and other assets                                  294,771            603,196          1,416,784
Accrued interest receivable                                        600,434            552,649            504,261
Organizational costs                                                  --                 --              122,768
Deferred income taxes, net                                         269,247            271,598            218,778
                                                              ------------       ------------       ------------
                                            Total assets      $ 88,350,265       $ 92,511,206       $ 87,420,907
                                                              ============       ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits
     Demand deposits                                          $  9,914,288       $ 12,765,964       $ 14,981,704
     NOW accounts                                                9,427,310          9,614,267          9,189,498
     Money market accounts                                      21,265,642         19,831,083         21,156,277
     Savings accounts                                            3,181,241          2,225,642          2,005,203
     Time deposits $100,000 and over                            11,901,376         10,302,433          7,859,505
     Other time deposits                                        25,341,178         30,636,038         21,751,990
                                                              ------------       ------------       ------------
                                          Total deposits        81,031,035         85,375,427         76,944,177
   Mortgage payable                                                712,335            722,917            733,332
   Federal funds purchased                                            --                 --            3,500,000
   Accrued interest payable                                        435,720            364,950            232,497
   Accounts payable and other liabilities                          268,986            393,931            880,825
                                                              ------------       ------------       ------------
                                       Total liabilities        82,448,076         86,857,225         82,290,831
                                                              ------------       ------------       ------------

STOCKHOLDERS' EQUITY
   Common stock - par value $5 per share; authorized
        600,000 shares; issued and outstanding 414,009
        at 6/30/97 and 12/31/96, and 412,554 at 6/30/96          2,070,045          2,070,045          2,062,770
   Additional paid-in capital                                    2,277,181          2,277,181          2,268,451
   Retained earnings                                             1,566,362          1,322,717            875,341
   Net unrealized holding losses on securities                     (11,399)           (15,962)           (76,486)
                                                              ------------       ------------       ------------
                              Total stockholders' equity         5,902,189          5,653,981          5,130,076
                                                              ------------       ------------       ------------
              Total liabilities and stockholders' equity      $ 88,350,265       $ 92,511,206       $ 87,420,907
                                                              ============       ============       ============


See Accompanying Notes to Consolidated Financial Statements

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                                      SIX MONTHS ENDED              THREE MONTHS ENDED
                                                                          JUNE 30,                       JUNE 30,
                                                                --------------------------      --------------------------
                                                                   1997            1996            1997            1996
                                                                ----------      ----------      ----------      ----------

                                                                                           (Unaudited)

INTEREST INCOME
    Loans                                                       $2,762,273      $3,264,824      $1,364,323      $1,853,757
    Investment securities                                          593,113         344,379         303,658         174,852
    Federal funds sold                                             137,766          51,251          89,179          19,404
                                                                ----------      ----------      ----------      ----------
        Total interest income                                    3,493,152       3,660,454       1,757,160       2,048,013

INTEREST EXPENSE
    Deposits and other borrowed money                            1,534,930       1,246,962         773,901         622,626
                                                                ----------      ----------      ----------      ----------
    Net interest income before provision for loan losses         1,958,222       2,413,492         983,259       1,425,387
                                                                ----------      ----------      ----------      ----------

PROVISION FOR LOAN LOSSES                                           40,000         130,000          30,000          55,000
                                                                ----------      ----------      ----------      ----------
       Net interest income after provision for loan losses       1,918,222       2,283,492         953,259       1,370,387
                                                                ----------      ----------      ----------      ----------

OTHER INCOME
    Service charges                                                229,165         203,788         120,498         102,142
    Fee income                                                     198,577         183,857         105,314         101,155
    Gain on sale of loans                                            2,873         450,812             575         339,706
    Other                                                           34,219          20,667          16,207          10,434
                                                                ----------      ----------      ----------      ----------
        Total other income                                         464,834         859,124         242,594         553,437
                                                                ----------      ----------      ----------      ----------

OTHER EXPENSES
    Salaries and employee benefits                                 842,176       1,519,802         473,929       1,008,516
    Occupancy expense                                              265,935         264,498         130,105         149,564
    Equipment expense                                              166,103         155,375          85,215          88,567
    Stationery and supplies                                         44,458          58,736          25,518          35,211
    Other                                                          660,839         627,500         390,931         377,373
                                                                ----------      ----------      ----------      ----------
        Total other expenses                                     1,979,511       2,625,911       1,105,698       1,659,231
                                                                ----------      ----------      ----------      ----------

INCOME BEFORE INCOME TAXES                                         403,545         516,705          90,155         264,593

INCOME TAX EXPENSE                                                 159,900         179,375          44,900         104,175
                                                                ----------      ----------      ----------      ----------

NET INCOME                                                      $  243,645      $  337,330      $   45,255      $  160,418
                                                                ==========      ==========      ==========      ==========

EARNINGS PER COMMON SHARE AND
   COMMON SHARE EQUIVALENT                                      $     0.50      $     0.71      $     0.09      $     0.34
                                                                ==========      ==========      ==========      ==========

AVERAGE NUMBER OF SHARES                                           486,990         472,970         490,598         473,143
                                                                ==========      ==========      ==========      ==========


See Accompanying Notes to Consolidated Financial Statements

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                        CONDENSED CONSOLIDATED STATEMENT
                       OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                          NET
                                                                                        UNREALIZED
                                                                                        HOLDING
                                                       ADDITIONAL                        LOSSES               TOTAL
                                        COMMON          PAID-IN          RETAINED          ON             STOCKHOLDERS'
                                        STOCK           CAPITAL          EARNINGS       SECURITIES          EQUITY
                                     -----------      -----------      -----------      -----------       -----------
                                                             (Unaudited As To Interim Periods)

Balance, December 31, 1994           $ 2,056,810      $ 2,262,491      $   203,162      $  (349,296)      $ 4,173,167

Net income for year ended                   --               --            334,849             --             334,849

Change in net unrealized
   holding losses on securities             --               --               --            368,317           368,317

Common stock issued                        5,960            5,960             --               --              11,920
                                     -----------      -----------      -----------      -----------       -----------

Balance, December 31, 1995             2,062,770        2,268,451          538,011           19,021         4,888,253

Net income for six months
   ended June 30, 1996                      --               --            337,330             --             337,330

Change in net unrealized
   holding losses on securities             --               --               --            (95,507)          (95,507)
                                     -----------      -----------      -----------      -----------       -----------

Balance June 30, 1996                  2,062,770        2,268,451          875,341          (76,486)        5,130,076

Net income for the six months
   ended December 31, 1996                  --               --            447,376             --             447,376

Change in net unrealized
   holding losses on securities             --               --               --             60,524            60,524

Common stock issued                        7,275            8,730             --               --              16,005
                                     -----------      -----------      -----------      -----------       -----------

Balance, December 31, 1996             2,070,045        2,277,181        1,322,717          (15,962)        5,653,981

Net income for the six months
   ended June 30, 1997                      --               --            243,645             --             243,645

Change in net unrealized
   holding losses on securities             --               --               --              4,563             4,563
                                     -----------      -----------      -----------      -----------       -----------

Balance, June 30, 1997               $ 2,070,045      $ 2,277,181      $ 1,566,362      $   (11,399)      $ 5,902,189
                                     ===========      ===========      ===========      ===========       ===========


See Accompanying Notes to Consolidated Financial Statements


                     THE BANK OF WINTER PARK AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                               SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                       -------------------------------
                                                                                          1997                  1996
                                                                                       ------------       ------------
                                                                                                  (Unaudited)


CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                          $    243,645       $    337,330
   Adjustments to reconcile net income to net cash provided by operating activities:
        Provisions for loan losses                                                           40,000            130,000
        Depreciation on premises and equipment                                               90,022            119,640
        Accretions of investment security discounts                                         (15,383)           (14,875)
        Amortization of investment security premiums                                         15,961             11,280
        Deferred income taxes                                                                  --               (2,610)
        Amortization of organization costs                                                     --               19,389
        Loss on sale of investment securities available for sale                               --                  467
   Cash provided by (used for) changes in:
        Loans held for sale                                                                     430            341,410
        Prepaid expenses and other assets                                                   308,425           (886,758)
        Accrued interest receivable                                                         (47,785)           (38,875)
        Accounts payable and other liabilities                                             (124,945)           604,893
        Accrued interest payable                                                             70,770           (138,066)
                                                                                       ------------       ------------
                                        Net cash provided by operating activities           581,140            483,225
                                                                                       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales, maturities/calls of investment securities available for
        sale                                                                              1,298,712          6,373,265
   Purchase of investment securities available for sale                                  (6,065,101)        (5,068,116)
   Net decrease (increase) in loans                                                       5,243,196         (8,375,291)
   Net decreases (increases)  in advances receivable                                        638,888         (2,953,792)
   Purchases of premises and equipment                                                     (385,756)        (1,006,789)
                                                                                       ------------       ------------
                             Net cash provided by (used in) investing activities            729,939        (11,030,723)
                                                                                       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net (decrease) increase in deposits                                                   (4,344,392)         6,520,101
   Principal payments on mortgages payable                                                  (10,582)            (9,124)
   Net increase on federal funds purchased                                                     --            3,500,000
                                                                                       ------------       ------------
                              Net cash (used in) provided by financing activities        (4,354,974)        10,010,977
                                                                                       ------------       ------------

NET DECREASE IN CASH                                                                     (3,043,895)          (536,521)

CASH AND CASH EQUIVALENTS
   Beginning of period                                                                   12,471,407          9,500,349
                                                                                       ------------       ------------
   End of period                                                                       $  9,427,512       $  8,963,828
                                                                                       ============       ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the period for:
        Interest                                                                       $  1,464,160       $  1,385,028
                                                                                       ============       ============
        Income taxes                                                                   $    453,651       $       --
                                                                                       ============       ============

                     THE BANK OF WINTER PARK AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996


NOTE 1 -      SIGNIFICANT ACCOUNTING POLICIES
              -------------------------------

              The accounting and reporting policies of The Bank of Winter Park (the "Bank") and its subsidiary conform to generally accepted accounting principles and to predominant practices within the banking industry.

              In the opinion of the Bank's management, all adjustments necessary to present fairly the financial position as of June 30, 1997 and June 30, 1996, and the results of operations and cash flows for the periods then ended have been included. The results of the periods ended June 30, 1997 are not necessarily an indication of the results to be expected for the fiscal year ending December 31, 1997.

              Certain amounts for 1997 and 1996 were reclassified to conform with statement presentation for June 30, 1997 and June 30, 1996. These reclassifications have no effect on stockholders' equity or net income as previously reported.


NOTE 2 -      RECENT ACCOUNTING DEVELOPMENTS
              ------------------------------

              SALES OF FINANCIAL ASSETS

              The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standard ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which was effective for the fiscal year beginning January 1, 1997. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowing. The impact of the adoption of SFAS No. 125 upon the results of operations of the Bank was not material.

              EARNINGS PER SHARE

              In February, 1997, the FASB issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 simplifies the standards for computing and presenting earnings per share ("EPS") previously found in APB Opinion No. 15, Earnings Per Share, and makes them comparable to international EPS standards. SFAS No. 128 is effective for periods ending after December 15, 1997, and requires restatement of all prior period EPS data. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

              Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion 15. Management is currently assessing the financial implications of implementing SFAS No. 128 and believes the adoption will not have a material effect on reported earnings per share.

                     THE BANK OF WINTER PARK AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


NOTE 2 -      RECENT ACCOUNTING DEVELOPMENTS (CONTINUED)
              ------------------------------------------
              REPORTING COMPREHENSIVE INCOME

              In June 1997, SFAS No. 130, "Reporting Comprehensive Income", was adopted. SFAS No. 130 establishes standards for reporting and display of comprehensive income which includes those revenues, expenses, gains, and losses of a normal, recurring nature as-well-as items which are non-recurring, unusual and infrequent. A specific reporting format is not required, provided the financial statements show the amount of total comprehensive income for the period. Those items which are non-recurring in nature are required to be shown in the financial statements with appropriate footnote disclosure and the aggregate balance of such items must be shown separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods is required.

              DISCLOSURES ABOUT BUSINESS SEGMENTS

              In June 1997, the FASB adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way the Company reports information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports. SFAS No. 131 is effective for periods beginning after December 15, 1997. Management believes its commercial banking and mortgage banking activities constitute operating segments which will require disclosure about their respective assets, revenues, profit or loss and other operating data.


NOTE 3 -      PENDING MERGER
              --------------
              In May 1997, the Bank entered into a merger agreement with Huntington Bancshares Incorporated ("Huntington"). Huntington is a registered bank holding company headquartered in Columbus, Ohio. Huntington is to exchange its common stock for the outstanding common stock of the Bank in a purchase transaction. Basically, the number of shares of Huntington common stock to be received for each share of the Bank's stock will be equal to an exchange ratio of $30.00, divided by Huntington's stock based on the average sales price on the five trading days immediately prior to closing. The acquisition is expected to be completed in the fourth quarter of 1997, subject to approval by the Bank's shareholders and applicable regulatory authorities.


NOTE 4 -      INCOME TAXES
              ------------
              Federal and state income taxes are provided on income reported for financial statement purposes and include both current and deferred income tax expense. Current income tax expense is recorded to reflect income taxes based upon the tax returns filed with the appropriate taxing agencies. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year end. The change in deferred taxes attributable to the carrying value of investments categorized as "available-for-sale" is recognized as a change in stockholders'

                     THE BANK OF WINTER PARK AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


NOTE 4 -      INCOME TAXES (CONTINUED)
              ------------
              equity. The change in deferred income taxes attributable to all other timing differences is recognized as deferred income tax expense or benefit. The tax benefit related to operating loss and tax credit carryforwards, if any, are recognized if management believes, based on available evidence, that is more likely than not that they will be realized. Investment tax credits, if any, are accounted for using the flow-through method.

              The Bank files consolidated federal and state income tax returns with its subsidiary, The Bank of Winter Park Mortgage Company. Federal and state income taxes are calculated on a consolidated basis and are not allocated to its subsidiary.


NOTE 5 -      LOANS AND ALLOWANCE FOR LOAN LOSSES
              -----------------------------------
              Major categories of loans included in the loan portfolio are:

                                        6/30/97         12/31/96          6/30/96
                                      -----------      -----------      -----------
                                      (Unaudited)                       (Unaudited)
Commercial                            $11,067,656      $11,491,774      $11,961,860
Real estate                            40,887,716       44,863,661       40,161,618
Installment loans                       4,336,318        5,306,091        5,760,482
                                      -----------      -----------      -----------
     Total gross loans                 56,291,690       61,661,526       57,883,960
Less: unearned income                     232,630          243,404          257,311
                                      -----------      -----------      -----------
     Gross loans net of unearned
     income                           $56,059,060      $61,418,122      $57,626,649
                                      ===========      ===========      ===========

              Changes in the allowance for loan losses are summarized as follows:


                                         6/30/97        12/31/96          6/30/96
                                      -----------      -----------      -----------
                                      (Unaudited)                       (Unaudited)
Balance, beginning of period          $ 1,090,804      $   838,486      $   838,486
Provision for loan losses                  40,000          280,000          130,000
Loans charged-off                        (126,116)         (54,649)          (2,191)
Recoveries                                 10,250           26,967           27,130
                                      -----------      -----------      -----------
Balance, end of period                $ 1,014,938      $ 1,090,804      $   993,425
                                      ===========      ===========       ===========

                     THE BANK OF WINTER PARK AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


NOTE 6 -      UNREALIZED LOSSES ON SECURITIES AVAILABLE FOR SALE
              --------------------------------------------------

              Effective December 31, 1993, the Bank adopted the investment categorization and carrying rules as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115 (FASB No. 115), Accounting for Certain Investments in Debt and Equity Securities. Under this statement, the unrealized gain or loss on investment securities available for sale, net of the applicable deferred income taxes, is shown as a separate component of stockholders' equity in the balance sheet. The following is a summary of the effects of the statement of stockholders' equity as of June 30, 1997, December 31, 1996, and June 30, 1996:

                                                                   6/30/97        12/31/96        6/30/96
                                                                 ----------      ----------      ----------
                                                                 (Unaudited)                     (Unaudited)
Gross unrealized losses on investment
     securities available for sale                               $   17,271      $   24,184      $  115,889
Deferred income tax liability on
     unrealized losses                                                5,872           8,222          39,403
                                                                 ----------      ----------      ----------
       Net decrease in stockholders' equity                      $   11,399      $   15,962      $   76,486
                                                                 ==========      ==========      ==========


NOTE 7 -      PREMISES AND EQUIPMENT
              ----------------------

              A summary of premises and equipment is as follows:

                                                                   6/30/97        12/31/96         6/30/96
                                                                 ----------      ----------      ----------
                                                                (Unaudited)                     (Unaudited)
Land                                                             $  895,000      $  895,000      $  895,000
Buildings                                                         1,324,973       1,324,973       1,183,576
Furniture, fixtures and equipment                                 1,329,946       1,278,095       1,357,392
Construction in process                                             333,905            --              --
                                                                 ----------      ----------      ----------
                                                                 $3,883,824      $3,498,068      $3,435,968
Accumulated Depreciation                                            764,864         674,842         637,573
                                                                 ----------      ----------      ----------
Total premises and equipment, net                                $3,118,960      $2,823,226      $2,798,395
                                                                 ==========      ==========      ==========


NOTE 8 -      STOCK OPTION PLAN
              -----------------

              Certain founding and current directors of the Bank have options to purchase shares of the Bank's common stock under a stock option plan. Under the plan, the total number of shares which may be issued will not exceed 60,000. At June 30, 1997, 911 of such options remained available for grant under the plan and 59,089 had been granted, but not yet exercised. The options awarded are for $10.25 a share, expire in 2001, and were included in the calculation of earnings per share as a common stock equivalent.

                     THE BANK OF WINTER PARK AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


NOTE 8 -      STOCK OPTION PLAN (CONTINUED)
              -----------------

              The Bank also has an incentive stock option plan for officers and key employees that provides for the issuance of up to 20,000 shares of common stock. At June 30, 1997, 2,500 such options remained available for grant and 17,500 had been granted, but not yet exercised. These options were included in the calculation of earnings per share as a common stock equivalent. A summary of the price per share of the incentive options granted and unexercised is as follows:


    OPTIONS GRANTED
    AND UNEXERCISED              PRICE PER SHARE
    --------------------      ---------------------
                   1,000             $10.00
                   1,375             $11.00
                  15,125             $13.00
    --------------------
                  17,500
    ====================

              A summary of the year of expiration of these options is as follows:


    OPTIONS GRANTED
    AND UNEXERCISED              EXPIRATION DATE
    --------------------      ---------------------
                     500              2003
                     500              2005
                   1,375              2006
                  15,125              2007
    --------------------
                  17,500
    ====================


NOTE 9 -      EARNINGS PER SHARE
              ------------------

              Net income per common and common equivalent share has been computed by dividing net income by the weighted average common and common equivalent shares outstanding during the periods. The weighted average common and common equivalent shares outstanding has been adjusted to include the number of shares that would have been outstanding if the stock options granted had been exercised, with the proceeds being used to buy shares from the market (i.e., the treasure stock method). Net income per common and common equivalent shares represents both primary and fully diluted per share information.

                            REX MEIGHEN & COMPANY
                         CERTIFIED PUBLIC ACCOUNTANTS
                           509 S. HYDE PARK AVENUE
                  POST OFFICE BOX 1790, TAMPA, FL 33601-1790
                     (813) 251-1010 - FAX (813) 251-9253

WILLIAM J. FERLITA                                   REX MEIGHEN (1892-1976)
JOHN C. ROBERTS                                    WM. H STAFFORD (1909-1977)
WM. DOUGLAS STAFFORD                               JOHN K. MILLER (1915-1977)
MARTIN E. BOWKER                                    FRED F. LADO (1911-1993)
J. ROBERT LANE                                               -------
WILLIAM J. FERLITA, JR.
GERALD P. GIGLIA                                             RETIRED:
                                                     ROBERT E. VALDES (1988)
                                                   MARK W. EASTLAND, JR. (1989)
                                                        M.R. MEIGHEN (1989)
                                                       HAROLD G. GIBSON (1992)


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
The Bank of Winter Park and Subsidiary
Winter Park, Florida


We have audited the consolidated balance sheet of The Bank of Winter Park and subsidiary as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bank of Winter Park and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                   /s/Rex Meighen & Company
                                                      Rex Meighen & Company

                                                   Certified Public Accountants

Tampa, Florida
March 11, 1997

MEMBERS: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS - FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS


                     THE BANK OF WINTER PARK AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1996

                                     ASSETS

Cash and due from banks                                            $  5,671,407
Federal funds sold                                                    6,800,000
                                                                   ------------
             Total cash and cash equivalents                         12,471,407

Investment securities available for sale                             14,194,932
Investment securities held to maturity (estimated
 fair market value of $500,000)                                         500,000
Loans, less allowance for loan losses of $1,090,804                  60,327,318
Loans held for sale                                                      84,345
Advances receivable                                                     682,535
Premises and equipment, net                                           2,823,226
Prepaid expenses and other assets                                       603,196
Accrued interest receivable                                             552,649
Deferred income taxes, net                                              271,598
                                                                   ------------

             Total assets                                          $ 92,511,206
                                                                   ============


                         LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
    Deposits:
       Demand deposits                                             $ 12,765,964
       NOW accounts                                                   9,614,267
       Money market accounts                                         19,831,083
       Savings accounts                                               2,225,642
       Time deposits $100,000 and over                               10,302,433
       Other time deposits                                           30,636,038
                                                                   ------------
             Total deposits                                          85,375,427
    Mortgage payable                                                    722,917
    Accrued interest payable                                            364,950
    Accounts payable and other liabilities                              393,931
                                                                   ------------
             Total liabilities                                       86,857,225
                                                                   ============
COMMITMENTS AND CONTINGENCIES (Notes K and L)

STOCKHOLDERS' EQUITY
    Common stock - par value $5 per share; authorized
     600,000 shares; issued and outstanding 414,009 shares            2,070,045
    Additional paid-in capital                                        2,277,181
    Retained earnings                                                 1,322,717
    Net unrealized holding losses on securities                         (15,962)
                                                                   ------------
          Total stockholders' equity                                  5,653,981
                                                                   ------------
             Total liabilities and stockholders' equity            $ 92,511,206
                                                                   ============

See Accompanying Notes to Consolidated Financial Statements

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996


INTEREST INCOME
    Loans                                                             $5,930,393
    Investment securities available for sale                             734,590
    Federal funds sold                                                   179,216
                                                                      ----------
          Total interest income                                        6,844,199

INTEREST EXPENSE
    Deposits and other borrowed money                                  2,821,441
                                                                      ----------
          Net interest income                                          4,022,758

PROVISION FOR LOAN LOSSES                                                280,000
                                                                      ----------
          Net interest income after provision for loan losses          3,742,758
                                                                      ----------

OTHER INCOME
    Service charges                                                      440,248
    Fee income                                                         1,063,966
    Gain on sale of loans                                                546,327
    Gain on sale of assets                                               349,136
    Other                                                                 54,179
                                                                      ----------
          Total other income                                           2,453,856
                                                                      ----------
OTHER EXPENSES
    Salaries and employee benefits                                     2,614,839
    Occupancy expense                                                    550,742
    Equipment expense                                                    326,957
    Stationery and supplies                                              137,798
    Other                                                              1,360,203
                                                                      ----------
          Total other expenses                                         4,990,539
                                                                      ----------
INCOME BEFORE INCOME TAXES                                             1,206,075

INCOME TAX EXPENSE                                                       421,369
                                                                      ----------
NET INCOME                                                            $  784,706
                                                                      ==========


EARNINGS PER COMMON SHARE AND
 COMMON SHARE EQUIVALENT                                              $     1.66
                                                                      ==========

AVERAGE NUMBER OF SHARES                                                 473,955
                                                                      ==========



See Accompanying Notes to Consolidated Financial Statements

                     THE BANK OF WINTER PARK AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1996




                                                                                           NET
                                                                                        UNREALIZED
                                                         ADDITIONAL                       HOLDING             TOTAL
                                       COMMON            PAID-IN         RETAINED        LOSSES ON         STOCKHOLDERS'
                                       STOCK             CAPITAL         EARNINGS        SECURITIES           EQUITY
                                      -----------      -----------      -----------      -----------       -----------

Balance, December 31, 1995            $ 2,062,770      $ 2,268,451      $   538,011      $    19,021       $ 4,888,253

Net income                                   --               --            784,706             --             784,706
Change in net unrealized holding
 losses on securities                        --               --               --            (34,983)          (34,983)
Common stock issued                         7,275            8,730             --               --              16,005
                                      -----------      -----------      -----------      -----------       -----------

Balance, December 31, 1996            $ 2,070,045      $ 2,277,181      $ 1,322,717      $   (15,962)      $ 5,653,981
                                      ===========      ===========      ===========      ===========       ===========































See Accompanying Notes to Consolidated Financial Statements

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996



CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                          $    784,706
    Adjustments to reconcile net income to net cash
     provided by operating activities:
       Provision for loan losses                                             280,000
       Depreciation on premises and equipment                                196,734
       Accretions of investment security discounts                           (11,938)
       Deferred income taxes                                                 (90,728)
       Amortization of organization costs                                     28,724
       Loss on sale of investment securities available for sale                  467
    Cash provided by (used for) changes in:
       Loans held for sale                                                 3,105,594
       Prepaid expenses and other assets                                      44,381
       Accrued interest receivable                                           (87,263)
       Accounts payable and other liabilities                                117,999
       Accrued interest payable                                               (5,613)
                                                                        ------------
                 Net cash provided by operating activities                 4,363,063
                                                                        ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sales, maturities/calls of investment securities
     available for sale                                                    8,201,351
    Purchase of investment securities available for sale                 (10,530,538)
    Net increase in loans                                                (12,219,385)
    Advances                                                                (682,535)
    Purchases of premises and equipment                                   (1,241,484)
    Proceeds from sale of premises and equipment                             132,770
                                                                        ------------
                 Net cash used in investing activities                   (16,339,821)
                                                                        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                              14,951,351
    Principal payments on mortgages payable                                  (19,539)
    Common stock issued                                                       16,005
                                                                        ------------
                 Net cash provided by financing activities                14,947,817
                                                                        ------------

NET INCREASE IN CASH                                                       2,971,059

CASH AND CASH EQUIVALENTS
    Beginning of year                                                      9,500,348
                                                                        ------------
    End of year                                                         $ 12,471,407
                                                                        ============


See Accompanying Notes to Consolidated Financial Statements

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

General:

    The consolidated financial statements include the accounts and transactions of The Bank of Winter Park (the "Bank") and its wholly-owned subsidiary, The Bank of Winter Park Mortgage Company (the "Mortgage Company"), formerly known as Transland Financial Services, Inc. ("Transland"). On August 30, 1996, the Bank sold certain assets of Transland, including the name, Transland Financial Services, Inc. All significant intercompany accounts have been eliminated in consolidation.

    The Bank was incorporated as a Florida state chartered bank in 1988, received approval for a charter from the Comptroller of Florida on May 15, 1989, and commenced operation on that same date.

    The Bank provides a full range of banking services to individuals and corporate customers through four offices located in central Florida. The Bank is subject to State and Federal bank regulatory authorities and undergoes periodic regulatory examinations.

Basis of Financial Statement Presentation:

    The accounting and reporting policies of the Bank conform with generally accepted accounting principles and with reporting guidelines as prescribed by banking regulatory authorities. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

    Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. Management believes the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, including independent appraisals for significant properties, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Investments:

    Statement of Financial Accounting Standards No. 115 ("FAS 115"), Accounting for Certain Investments in Debt and Equity Securities, sets the standard for classification of and accounting for investments in equity securities that have readily determinable fair values, and investments in debt securities which are to be classified as held-to-maturity securities, available-for-sale securities, or trading securities.

    Debt securities that the Bank has the intent to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

    The Bank classifies its investments at the purchase date in accordance with the above-described guidelines. Premiums or discounts on securities at the date of purchase are being amortized or accreted, respectively, over the estimated life of the security. Gains and losses realized on the disposition of securities are based on the specific identification method and are reflected in other income.

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Loans:

    Loans receivable are stated at unpaid principal balance, less an allowance for loan losses and net deferred loan origination fees and costs.

    Interest on loans is accounted for on the accrual basis. Generally, the Bank's policy is to discontinue the accrual of interest on loans delinquent over ninety days unless fully secured and in the process of collection. The accrued and unpaid interest is reversed from current income and thereafter interest is recognized only to the extent payments are received. A nonaccrual loan may be restored to accrual basis when interest and principal payments are current and prospect for future recovery are no longer in doubt.

    In May 1993, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 114 ("FAS 114"), Accounting by Creditors for Impairment of a Loan, which sets the standard for recognition of loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings.

    Under FAS 114, a loan is impaired when it is probable that a creditor will be unable to collect the full amount of principal and interest due according to the contractual terms of the loan agreement. When a loan is impaired, a creditor has a choice of ways to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral of a collateral-dependent loan. Creditors may select the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. A creditor in a troubled debt restructuring involving a restructured loan measures impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

Loans Held for Sale:

    Loans held for sale are recorded at the lower of amortized cost or market.

Premises and Equipment:

    Premises and equipment are stated at cost, less accumulated depreciation and amortization. Charges to income for depreciation and amortization are computed using straight-line and accelerated methods over the assets' estimated useful lives. When properties or equipment are sold or otherwise disposed of, the gain or loss resulting from the disposition is credited or charged to income. Expenditures for maintenance and repairs are charged against income and renewals and betterments are capitalized.

Allowance for Loan Losses:

    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance when management believes that the collectibility of principal is unlikely. Recoveries of amounts previously charged-off are credited to the allowance. The allowance for loan losses is based on management's evaluation of various factors including prevailing and anticipated economic conditions, diversification and size of the loan portfolio, current financial status and credit standing of the borrower, the status and level of nonperforming assets, past and expected loan loss experience, adequacy of collateral, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows.

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Loan Fees:

    The portion of loan fees on originated loans that exceeds the cost of underwriting and closing loans is deferred. The deferred loan fees are recognized over the lives of the related loans as an adjustment of yield. The adjustment is accounted for by the straight-line method, which is not materially different from the adjustment resulting from the use of the interest method.

Income Taxes:

    Provisions for income taxes are based on amounts reported in the statements of income, after exclusion of non-taxable income such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in FAS No. 109, Accounting for Income Taxes.

Gains/Losses on Sale of Mortgage Loans:

    Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage sold. All loans sold are with servicing released.

Off Balance Sheet Financial Instruments:

    In the ordinary course of business, the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Statement of Cash Flows:

    For purposes of reporting cash flows, cash includes cash on hand, amounts on deposit in non-interest bearing accounts with other commercial banks, and Federal funds sold.

    Cash paid for interest and income taxes for the year ended December 31, 1996 were as follows:

          Interest                                          $    2,827,054
          Income taxes                                      $      162,200


NOTE B - RESTRICTIONS ON CASH

The Bank is required to maintain reserve balances in accordance with Federal Reserve Bank requirements. At December 31, 1996, this reserve balance was $250,000.

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

NOTE C - INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments in debt and equity securities available for sale and held to maturity for December 31, 1996 are as follows:

                                                        GROSS           GROSS          ESTIMATED
                                     AMORTIZED       UNREALIZED       UNREALIZED          FAIR
                                        COST            GAINS           LOSSES           VALUE
                                    -----------      -----------      -----------      -----------
Securities available for sale:
   U. S. Treasury                   $ 3,489,447      $     2,994      $     2,446      $ 3,489,995
   U. S. Government agencies          7,971,076           10,598           36,314        7,945,360
   Mortgage-backed securities         2,528,593            4,023            3,039        2,529,577
   Other                                230,000             --               --            230,000
                                    -----------      -----------      -----------      -----------

         Total                      $14,219,116      $    17,615      $    41,799      $14,194,932
                                    ===========      ===========      ===========      ===========

Securities held to maturity:
   U. S. Government agencies        $   500,000      $      --        $      --        $   500,000
                                    ===========      ===========      ===========      ===========


The fair value of securities fluctuates during the investment period. No provision for loss has been made in connection with the decline of fair value below book value, because the securities are purchased for investment purposes and the decline is not deemed to be other than temporary. Temporary declines in fair value of securities available for sale of $15,962 at December 31, 1996 (net of deferred income taxes of $8,222) is regarded as an adjustment to stockholders' equity. The estimated fair value of securities is determined on the basis of market quotations.

At December 31, 1996, securities with amortized cost of approximately $2,278,516 were pledged to secure deposits and for other purposes.

The amortized cost and estimated market value of debt and equity securities at December 31, 1996, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      ESTIMATED
                                                     AMORTIZED          FAIR
                                                       COST             VALUE
                                                   -----------       -----------
Due in one year or less                            $ 3,765,675       $ 3,769,232
Due after one year through five years                9,171,500         9,146,458
Due after five years through ten years               1,412,534         1,410,468
Due after ten years                                    369,407           368,774
                                                   -----------       -----------

                                                   $14,719,116       $14,694,932
                                                   ===========       ===========

Proceeds from sales and maturities/calls of investment securities available for sale during 1996 were $8,201,351. Realized losses recognized on sales of investment securities available for sale were $467 during 1996. There were no realized gains on investment securities available for sale for 1996.

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


NOTE D - LOANS

The loan portfolio at December 31, 1996 is classified as follows:

    Commercial                                                     $ 11,491,774
    Real estate - construction and development                       12,313,705
    Real estate                                                      32,549,956
    Installment and other loans                                       5,306,091
                                                                   ------------
          Total loans                                                61,661,526
    Less: unearned income                                              (243,404)
          allowance for loan losses                                  (1,090,804)
                                                                   ------------
          Net loans                                                $ 60,327,318
                                                                   ============

The following is a summary of the transactions for the year ended December 31, 1996 in the allowance for loan losses:

    Balance, beginning of year                                     $    838,486
    Provision for loan losses                                           280,000
    Loans charged-off                                                   (54,649)
    Recoveries                                                           26,967
                                                                   ------------

       Balance, end of year                                        $  1,090,804
                                                                   ============


Loans on which interest was not being accrued totaled $567,557 at December 31, 1996. Had interest been accruing on these non-accrual loans at original contract rates, interest income would have been increased approximately $52,057 for 1996.

A loan is considered impaired when, according to the contractual terms of the contract, it is probable that the Bank will be unable to collect all amounts due. At December 31, 1996, the Bank had a recorded investment in impaired loans totalling $567,557, with allowances against these loans of $68,113 included in the allowance for loan losses. Transactions during the year in the allowance for loan losses relating to impaired loans were not material. The average recorded investment in impaired loans during 1996 was $543,944.

Interest income on impaired loans is not recognized as all the impaired loans are on nonaccrual. Any cash payments received on an impaired loan go directly to principal reduction.

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


NOTE E - PREMISES AND EQUIPMENT

A summary of the December 31, 1996 consolidated investment in premises and equipment follows:

                                                      ACCUMULATED
                                                      DEPRECIATION &   NET BOOK        ESTIMATED
                                          COST        AMORTIZATION       VALUE         USEFUL LIVES
                                        ----------    --------------  ------------     ---------------
Premises (including $895,000 land)      $2,219,973      $  175,554        $2,044,419    7 - 31.5 years
Furniture, fixtures and equipment        1,278,095         499,288           778,807    5 - 10   years
                                        ----------      ----------      ------------

                                        $3,498,068      $  674,842      $  2,823,226
                                        ==========      ==========      ============


Other expenses for the year ended December 31, 1996, includes depreciation and amortization of premises and equipment of $196,734.


NOTE F - DEPOSITS

Time deposits at December 31, 1996 totaled $40,938,471. Maturities of such deposits are as follows:

    YEAR ENDING DECEMBER 31,
      1997                                                                        $    40,098,965
      1998                                                                        $       833,873
      1999                                                                        $         5,633

A summary of interest expense on deposits and other borrowings is as follows:
    Interest-bearing demand deposits                                              $       818,456
    Savings deposits                                                                       45,378
    Time deposits less than $100,000                                                    1,244,178
    Time deposits of $100,000 or greater                                                  697,223
    Other                                                                                  16,206
                                                                                  ---------------

                                                                                  $     2,821,441
                                                                                  ===============

NOTE G - BORROWINGS

At December 31, 1996, the Bank had mortgages payable of $421,861 and $301,056, bearing interest of 8% and 10 3/4%, respectively. Total principal and interest payments of approximately $8,200 are payable monthly until maturity. The mortgages mature in September 2009 and July 2015, respectively.

At December 31, 1996, the Bank has two available lines-of-credit of $5,000,000 each. Each line bears interest of LIBOR + 2% and the FHLB's daily credit rate plus .25%. The lines are secured by mortgage loans pledged at the time of the advance. The Bank also had two unsecured lines of credit of $1,000,000 each. None of the lines had been drawn on at December 31, 1996.

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


NOTE H - REGULATORY CAPITAL MATTERS

The Federal Reserve Board and other bank regulatory agencies have adopted risk-based capital guidelines for banks and bank holding companies. The main objectives of the risk-based capital framework are to provide a more consistent system for comparing capital positions of banking organizations and to take into account the different risks among banking organizations' assets, liabilities and off-balance sheet items. Bank regulatory agencies have supplemented the risk-based capital standard with a leverage ratio for Tier I capital to total reported assets.

Failure to meet the capital adequacy guidelines and the framework for prompt corrective actions could initiate actions by the regulatory agencies which could have a material effect on the financial statements.

As of December 31, 1996, the most recent notification from the FDIC, the Bank was categorized as adequately capitalized under the regulatory framework for prompt corrective action. To remain categorized as adequately capitalized, it will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the prompt corrective action category.


                                                                                                TO BE WELL CAPITALIZED
                                                                                                     UNDER PROMPT
                                                                         FOR CAPITAL              CORRECTIVE ACTION
                                                                      ADEQUACY PURPOSES                  PROVISIONS
                                                                 -------------------------    ----------------------------
                                             ACTUAL              (more than    (more than     (more than     (more than
                                       ----------------------     or equal to)  or equal to)  or equal to)    or equal to)
                                       AMOUNT        RATIO        AMOUNT         RATIO          AMOUNT        RATIO
                                       -------       --------    ------------  -------------  ------------    -----------
As of December 31, 1996:                                              (dollars in thousands)
  Total risk-based capital
    (to risk-weighted assets)      $    6,352          9.03%     $   5,628         8.00%     $    7,035        10.00%
  Tier I capital
    (to risk-weighted assets)      $    5,477          7.79%     $   2,814         4.00%     $    4,221         6.00%
  Tier I capital
    (to adjusted total assets)     $    5,477          5.93%     $   3,693         4.00%     $    4,616         5.00%


NOTE I - COMMON STOCK AND STOCK OPTION PLANS

Certain founding and current directors of the Bank have options to purchase shares of the Bank's common stock under a stock option plan. Under the plan, the total number of shares which may be issued will not exceed 60,000. At December 31, 1996, 911 such options remained available for grant under the plan and 59,089 had been granted, but not yet exercised. The options awarded are for $10.25 a share and expire in 2001.

The Bank also has an incentive stock option plan for officers and key employees that provides for the issuance of up to 20,000 shares of common stock. At December 31, 1996, 15,875 such options remained available for grant and 4,125 had been granted, but not yet exercised. Of the options granted and unexercised, there are 1,000 at $10.00 and 3,125 at $11.00. Further, 1,750 of these options expire in 1997, 500 expire in 2003, 500 expire in 2005 and 1,375 expire in 2006.

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

NOTE J - INCOME TAXES

The provision for income taxes for December 31, 1996 is summarized as follows:

    CURRENT
       Federal                                                        $ 459,264
       State                                                             52,833
                                                                      ---------
                                                                        512,097
    DEFERRED                                                          ---------
       Federal                                                          (79,225)
       State                                                            (11,503)
                                                                      ---------
                                                                        (90,728)
                                                                      ---------
             Total                                                    $ 421,369
                                                                      =========

The following is a reconciliation of the income tax expense for the year ended December 31, 1996 computed at the Federal statutory rate of 34% and the income tax provision:

    Tentative tax computed at statutory rate                          $ 410,066
    Increase (decrease) resulting from:
       State income tax, net of Federal tax benefit                      26,892
       Tax exempt interest                                              (20,008)
       Valuation allowance                                                9,606
       Other                                                             (5,187)
                                                                      ---------
             Income tax expense                                       $ 421,369
                                                                      =========

The provision for deferred income taxes is based on the liability method prescribed by FAS 109 and represents the change in the Bank's net deferred income tax asset during the year. Deferred income tax assets have been provided for temporary differences related to allowance for loan losses, bad debts, unrealized loss on investment securities available for sale and deferred loan fees. Deferred income tax liabilities have been provided for temporary differences related to depreciation.

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 are presented below:

    Deferred tax assets:
       Allowance for loan losses                                      $ 268,787
       Unrealized loss on investment securities available for sale        8,222
       Deferred loan fees                                                82,757
       Other                                                             21,835
                                                                      ---------
             Total deferred tax assets                                  381,601
       Less, valuation allowance                                           --
                                                                      ---------
             Net deferred tax asset                                     381,601
                                                                     ----------
    Deferred tax liabilities:
       Premises and equipment, due to differences in depreciation
       methods and useful lives                                        (110,003)
                                                                      ---------
             Total deferred tax liabilities                            (110,003)
                                                                      ---------

             Net deferred tax asset                                   $ 271,598
                                                                      =========

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


NOTE J - INCOME TAXES (CONTINUED)

Although realization of the deferred tax asset is not assured, the Bank believes the deferred tax asset will be realized and has not established a valuation allowance.


NOTE K - COMMITMENTS AND CONTINGENCIES

The financial statements do not reflect commitments to extend credit or letters of credit of $14,033,631 at December 31, 1996, which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. The Bank uses the same credit policies in making commitments to extend credit as it does for extension of credit shown on the balance sheets.

In the ordinary course of business, the Bank is both claimant and defendant in various legal proceedings. In the opinion of management, the resolutions of such matters will not have a material effect on the financial statements.

The following is a schedule of future minimum annual rentals under the noncancellable operating leases of the Bank's facilities:

    YEAR ENDING DECEMBER 31,
       1997                                                $ 222,659
       1998                                                  184,730
       1999                                                  131,628
       2000                                                  104,640
                                                           ---------
                                                           $ 643,657
                                                           =========

Rent expense for the year ended December 31, 1996 was $263,283 and is included in occupancy expense in the accompanying consolidated statements of income.


NOTE L - CONCENTRATIONS OF CREDIT

Substantially all of the Bank's loans, commitments and standby letters of credit have been granted to customers in central Florida. The concentrations of credit by type of loan are set forth in Note D. The distribution of commitments to extend credit approximates the distribution of loans outstanding.


NOTE M - RETIREMENT PLAN

The Bank sponsors an employee savings plan which qualified as a 401(k) plan under the Internal Revenue Code. Under the plan, the Bank makes contributions in the form of the Bank's common stock based on fair market value as of December 31 of the prior year. The contribution is limited to 50% of the employees' 401(k) contribution with a maximum of 3% of the employees' annual earnings.

                     THE BANK OF WINTER PARK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

NOTE N - RELATED PARTY TRANSACTIONS

The Bank holds loans and engages in transactions in the ordinary course of business with certain of its directors and senior officers. Total loans to such persons and affiliates at January 1, 1996, amounted to approximately $3,659,214, and at December 31, 1996, amounted to approximately $2,759,725. During 1996, origination of related party loans totaled $2,441,811 and payments on related party loans totaled $3,341,300.

At December 31, 1996, directors and senior officers of the Bank and their related interests had $2,037,435 available in lines-of-credit.


NOTE O - BRANCH OPENING

During 1996, the Bank opened a branch located in Longwood, Florida. The Bank has received regulatory approval from the FDIC to open another branch in Orlando, Florida. However, it is awaiting approval from the state.


NOTE P - EARNINGS PER SHARE

Net income per common and common equivalent share has been computed by dividing net income by the weighted average common and common equivalent shares outstanding during the periods. The weighted average common and common equivalent shares outstanding has been adjusted to include the number of shares that would have been outstanding if the stock options granted had been exercised, with the proceeds being used to buy shares from the market (i.e., the treasure stock method). Net income per common and common equivalent shares represents both primary and fully diluted per share information.

                              KPMG Peat Marwick LLP
                       111 North Orange Avenue, Suite 1600
                                  P.O. Box 3031
                             Orlando, Florida 32802




                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
The Bank of Winter Park
    and Subsidiary:


We have audited the accompanying consolidated balance sheets of The Bank of Winter Park and subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Bank of Winter Park and subsidiary at December_31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP




February 1, 1996

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 1995 and 1994





              ASSETS                                                     1995            1994
              ------                                                     ----            ----

Cash and due from banks                                             $ 4,750,348        2,689,782
Federal funds sold                                                    4,750,000          300,000
                                                                    -----------      -----------
                Total cash and cash equivalents                       9,500,348        2,989,782

Investment securities available for sale                             11,754,378       10,946,313
Investment securities held to maturity (estimated market value
   of $501,250 at December 31, 1995)                                    500,000             --
Loans, less allowance for loan losses of $838,486 and
   $599,798 in 1995 and 1994, respectively                           48,387,933       35,570,464
Loans held for sale                                                   3,189,939             --
Premises and equipment, net                                           1,911,246          707,808
Prepaid expenses and other assets                                       530,026          147,008
Accrued interest receivable                                             465,386          306,762
Deferred income taxes, net                                              166,967          315,707
Federal Home Loan Bank stock, at cost                                   152,900          144,800
Organization costs                                                      142,157             --


                                                                    -----------      -----------

                Total assets                                        $76,701,280       51,128,644
                                                                    ===========      ===========









See accompanying notes to the consolidated financial statements.


     LIABILITIES AND SHAREHOLDERS EQUITY                                1995              1994
     -----------------------------------                                ----              ----

Liabilities:
     Deposits:
         Noninterest bearing                                        $11,000,786        7,484,862
         Interest bearing                                            59,423,290       39,123,740
                                                                    -----------      -----------
                Total deposits                                       70,424,076       46,608,602

Accounts payable and other liabilities                                  275,932          219,923
Mortgage payable                                                        742,456             --
Accrued interest payable                                                370,563          126,952
                                                                    -----------      -----------
                Total liabilities                                    71,813,027       46,955,477
                                                                    -----------      -----------


Shareholders' equity:
     Common stock, par value $5 per share; authorized
         600,000 shares, issued and outstanding 412,554 and
         411,362 shares in 1995 and 1994, respectively                2,062,770        2,056,810
     Additional paid-in capital                                       2,268,451        2,262,491
     Retained earnings                                                  538,011          203,162
     Unrealized gain (loss) on investment securities available
         for sale, net                                                   19,021         (349,296)
                                                                    -----------      -----------
                Total shareholders' equity                            4,888,253        4,173,167

Commitments and contingencies (Note 15)
                                                                    -----------      -----------
                Total liabilities and shareholders' equity          $76,701,280       51,128,644
                                                                    ===========      ===========

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                 For the years ended December 31, 1995 and 1994

                                                                         1995            1994
                                                                         ----            ----
Interest income:
     Loans                                                             $4,581,188       3,190,185
     Investment securities available for sale                             767,607         639,550
     Investment securities held to maturity                                14,099            --
     Federal funds sold                                                   213,612          98,308
                                                                       ----------      ----------
              Total interest income                                     5,576,506       3,928,043
Interest expense:
     Deposits and other borrowed money                                  2,172,332       1,270,763
                                                                       ----------      ----------
              Net interest income                                       3,404,174       2,657,280
Provision for loan losses                                                 252,500         204,000
                                                                       ----------      ----------
              Net interest income after provision for loan losses       3,151,674       2,453,280
                                                                       ----------      ----------
Other income:
     Service charges                                                      350,457         305,973
     Fee income                                                           221,236          68,384
     Gain on sale of investment securities available for sale               4,627          37,343
     Gain on sale of loans                                                 82,630            --
     Other                                                                 11,371          19,904
                                                                       ----------      ----------
              Total other income                                          670,321         431,604
                                                                       ----------      ----------
Other expenses:
     Salaries and employee benefits                                     1,656,460         919,651
     Occupancy expense                                                    463,807         363,523
     Depreciation                                                         152,203         116,010
     Data processing                                                      118,517          87,388
     Stationery and supplies                                               91,488          63,486
     Legal and professional                                                83,872          86,267
     Marketing and community relations                                     81,804          42,191
     Deposit and other insurance                                           73,227         124,581
     Directors' fees                                                       73,221          48,200
     Amortization of organization costs                                    21,687           5,248
     Other                                                                462,860         334,325
                                                                       ----------      ----------
              Total other expenses                                      3,279,146       2,190,870
                                                                       ----------      ----------
              Income before income taxes                                  542,849         694,014
Income tax expense                                                        208,000         240,072
                                                                       ----------      ----------
              Net income                                               $  334,849         453,942
                                                                       ==========      ==========

Earnings per share                                                     $      .71             .96
                                                                       ==========      ==========

See accompanying notes to the consolidated financial statements.

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 For the years ended December 31, 1995 and 1994


                                                                                          UNREALIZED
                                                                                        GAIN (LOSS) ON
                                                                                          INVESTMENT
                                                          ADDITIONAL                      SECURITIES            TOTAL
                                           COMMON          PAID-IN        RETAINED      AVAILABLE FOR      SHAREHOLDERS'
                                            STOCK          CAPITAL         EARNINGS        SALE, NET         EQUITY
                                          ----------      ----------      ----------       ----------       ----------

Balance, December 31, 1993                $2,056,810       2,262,491        (250,780)            --          4,068,521

Net income                                      --              --           453,942             --            453,942
Unrealized loss on investment
     securities available for sale,
     net                                        --              --              --           (349,296)         349,296
                                          ----------      ----------      ----------       ----------       ----------

Balance, December 31, 1994                $2,056,810       2,262,491         203,162         (349,296)       4,173,167

Net income                                      --              --           334,849             --            334,849
Change in unrealized loss on
     investment securities available
     for sale, net                                                                            368,317          368,317
Common stock issued                            5,960           5,960            --               --             11,920
                                          ----------      ----------      ----------       ----------       ----------

Balance, December 31, 1995                $2,062,770      $2,268,451      $  538,011       $   19,021       $4,888,253
                                          ==========      ==========      ==========       ==========       ==========

See accompanying notes to the consolidated financial statements.

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 For the years ended December 31, 1995 and 1994

                                                                                 1995             1994
                                                                                 ----             ----

Cash flows provided by (used in) operating activities:
     Net income                                                              $    334,849            453,942
     Adjustments to reconcile net income to net cash provided
        by operating activities:
           Provision for loan losses                                              252,500            204,000
           Deferred loan origination fees, net                                    169,274             47,977
           Depreciation on premises and equipment                                 152,203            116,010
           Net accretions of discounts and amortization of premiums
               on investment securities available for sale                        (50,794)            13,374
               Deferred income taxes                                              (41,000)           (37,610)
               Amortization of organization costs                                  21,687              5,248
               Gain on sale of investment securities available for sale            (4,627)           (37,343)
               Gain on sale of other real estate owned                                 __             (3,616)
           Cash provided by (used for) changes in:
               Loans held for sale                                             (3,189,939)         4,119,152
               Prepaid expenses and other assets                                 (383,018)            (2,595)
               Accrued interest receivable                                       (158,624)           (15,374)
               Accounts payable and other liabilities                              56,009            128,022
               Accrued interest payable                                           243,611              9,769
                                                                             ------------       ------------
                 Net cash (used in) provided by operating activities           (2,591,869)         5,000,950
                                                                             ------------       ------------

Cash flows used in investing activities:
     Proceeds from sales, maturities/calls of investment securities
        available for sale                                                      6,166,698          4,448,050
     Purchases of investment securities available for sale                     (6,361,285)        (5,471,817)
     Purchase of investment securities held to maturity                          (500,000)              --
     Loans (net of collections)                                               (13,239,243)        (8,037,291)
     Proceeds from sale (purchase) of
        Federal Home Loan Bank stock                                               (8,100)            92,800
     Purchases of premises and equipment                                       (1,364,903)            (5,125)
     Disposals of premises and equipment                                            9,262               --
     Proceeds from the sale of other real estate owned                               --               93,458
     Organization costs                                                          (163,844)              --
                                                                             ------------       ------------

                 Net cash used in investing activities                        (15,461,415)        (8,879,925)
                                                                             ------------       ------------

                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY


                                                                                     1995             1994
                                                                                     ----             ----
Cash flows provided by financing activities:
     Deposits (net of withdrawals) made by customers                                23,815,474          2,575,779
     Proceeds from mortgages payable                                                   750,000               --
     Principal payments on mortgages payable                                            (7,544)              --
     Common stock issued                                                                11,920               --
                                                                                  ------------       ------------


                 Net cash provided by financing activities                          24,569,850          2,575,779
                                                                                  ------------       ------------

                 Net increase (decrease) in cash and cash equivalents                6,510,566         (1,303,190)

Cash and cash equivalents at beginning of year                                       2,989,782          4,292,972
                                                                                  ------------       ------------
Cash and cash equivalents at end of year                                          $  9,500,348          2,989,782
                                                                                  ============       ============

Supplemental disclosures of cash flow information:
Cash paid during the year for:
        Interest                                                                  $  1,928,721          1,260,000
                                                                                  ============       ============

        Income taxes                                                              $    314,140            240,072
                                                                                  ============       ============

     Transfer of investment securities to investment securities
        available for sale upon adoption of FAS 115                               $       --           10,427,814
                                                                                  ============       ============

     Transfer of loan from loans held for sale to loans                           $       --               87,640
                                                                                  ============       ============


Market value adjustment - investment securities available for sale:
     Market value adjustment - investments                                              28,820           (529,237)
     Deferred income tax liability (asset)                                               9,799           (179,941)
                                                                                  ------------       ------------

                 Unrealized gain (loss) on investment securities
                     available for sale, net                                      $     19,021           (349,296)
                                                                                  ============       ============


See accompanying notes to the consolidated financial statements.

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1995 and 1994


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       ------------------------------------------

       The following is a description of the basis of presentation and the significant accounting and reporting policies which The Bank of Winter Park (the "Bank") follows in preparing and presenting its financial statements.

       (A)     REPORTING ENTITY
               ----------------

               The Bank was incorporated as a Florida state chartered bank in 1988. The Bank received approval for a charter from the Comptroller of Florida on May 15, 1989 and commenced operations on that same date. The Bank's primary market is Central Florida. In 1995, the Bank purchased a mortgage banking company, TransLand Financial Services, Inc. (the "mortgage company"). The mortgage company is a wholly owned subsidiary of the Bank.

       (B)     PRINCIPLES OF CONSOLIDATION
               ---------------------------

               The consolidated financial statements of the Bank include the accounts of the Bank and its wholly owned subsidiary, TransLand Financial Services, Inc. All significant intercompany accounts have been eliminated in consolidation.

       (C)     CASH EQUIVALENTS
               ----------------

               For purposes of the statement of cash flows, the Bank considers cash and due from banks, federal funds sold and non-interest bearing deposits in other banks due within three months to be cash equivalents.

       (D)     INVESTMENT SECURITIES HELD TO MATURITY AND INVESTMENT SECURITIES
               ----------------------------------------------------------------
               AVAILABLE FOR SALE
               ------------------

               The Bank reports certain securities at fair value except for those securities which they have the positive intent and ability to hold to maturity. Investments to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and are carried at fair value. Unrealized holding gains (losses) are included in shareholders' equity net of the effect of income taxes. Gains and losses on the sale of investment securities available for sale are determined on the specific identification method.

               Securities that management has the intent and the Bank has the ability at the time of purchase or origination to hold until maturity are classified as investment securities held to maturity. Securities in this category are carried at amortized cost adjusted for accretion

                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(1),           CONTINUED

               of discounts and amortization of premiums using the level yield method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the consolidated statement of income.

       (E)     LOANS
               -----

               Loans receivable that the Bank has the intent and ability to hold until maturity or payoff are reported at their outstanding unpaid principal balance reduced by any charge-offs or specific valuation accounts, net of any deferred fees on originated loans.

               Loan origination fees are capitalized and recognized in income over the contractual life of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience. The Bank does not defer incremental direct underwriting costs as management considers these costs to be immaterial. If the loan is prepaid, the remaining unamortized fees are charged to operations. Amortization is ceased for non-accrual loans.

               Commitment fees relating to the commitments are recognized over the commitment period on a straight-line basis. If the commitment is exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

               Loans are placed on nonaccrual status when the loan becomes 90 days past due as to interest or principal, unless the loan is both well secured and in the process of collection, or when the full timely collection of interest or principal becomes uncertain. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is written off and the loan is accounted for on the cash or cost recovery method thereafter until qualifying for return to accrual status.

               The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio and commitments to extend credit, based on evaluations of its collectibility. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to recognize the losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

               Regulatory examiners may require the Bank to recognize additions to the allowance based upon their judgment about the information available to them at the time of their examination.


                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(1),   CONTINUED

         (E),  CONTINUED

               The Bank adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure", on January 1, 1995. The Bank, considering current information and events regarding the borrower's ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the secondary market value of the loan, or the fair value of the collateral for collateral dependent loans. Impaired loans are written down to the extent that principal is judged to be uncollectible and, in the case of impaired collateral dependent loans where repayment is expected to be provided solely by the underlying collateral and there is no other available and reliable sources of repayment, are written down to the lower of cost or collateral value. Impairment losses are included in the allowance for loan losses. Cash receipts on impaired loans are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income thereafter.

               In accordance with SFAS No. 114 as amended by SFAS No. 118, the Bank records impairment in the value of its loans as an addition to the allowance for loan losses. Any changes in the value of impaired loans due to the passage of time or provisions of estimates are reported as adjustments to provision expense in the same manner in which impairment was initially recognized. Adoption of SFAS No. 114 as amended by SFAS No. 118 had no impact on the level of the overall allowance for loan losses or on operating results, and does not affect the Bank's policies regarding write-offs, recoveries or income recognition.

        (F)    LOANS HELD FOR SALE
               -------------------

               Loans held for sale are recorded at the lower of amortized cost or market.

        (G)    ORGANIZATION COSTS
               ------------------

               Organization costs are amortized over five years using the straight-line method.

        (H)    PREMISES AND EQUIPMENT
               ----------------------

               Premises and equipment are stated at cost less accumulated depreciation which is computed on the straight-line method over the estimated useful lives on the assets which range from 5 to 40 years.


                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(1),    CONTINUED

        (I)    INCOME TAXES
               ------------

               Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Deferred tax assets are recognized and subject to management's judgment that realization is more likely than not.

        (J)    GAINS/LOSSES ON SALE OF MORTGAGE LOANS
               --------------------------------------

               Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage sold. All loans sold are with servicing released.

        (K)    USE OF ESTIMATES
               ----------------

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

        (L)    RECLASSIFICATIONS
               -----------------

               Certain previously reported amounts have been reclassed to conform to current presentation.

(2)     RESTRICTIONS ON CASH
        --------------------

        The Bank is required to maintain reserve balances in accordance with Federal Reserve Bank requirements. At December 31, 1995 and 1994, these reserve balances were $250,000 and $200,000, respectively.


                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(3)     INVESTMENT SECURITIES HELD TO MATURITY AND INVESTMENT SECURITIES
        ----------------------------------------------------------------
        AVAILABLE FOR SALE
        ------------------

        The amortized cost and estimated market values of investment securities held to maturity and available for sale at December 31, 1995 and 1994 are as follows:

        INVESTMENT SECURITIES HELD TO MATURITY:

                                                                     GROSS             GROSS
                                                AMORTIZED         UNREALIZED        UNREALIZED         ESTIMATED
                                                  COST               GAINS            LOSSES         MARKET VALUE
                                           -----------------     -------------         --------         ----------
       DECEMBER 31, 1995:
          Obligations of U.S.
              government agency            $         500,000           1,250              -                501,250
                                           =================        ========           ========         ==========

       INVESTMENT SECURITIES AVAILABLE FOR SALE:

       DECEMBER 31, 1995:
          Obligations of U.S.
              government agencies                  8,381,666          20,786              -              8,402,452
          U.S. Treasury securities                   497,508           3,977              -                501,485
          Collateralized mortgage
               obligations                         2,846,384           4,057                             2,850,441
                                           -----------------        --------           --------         ----------
                                           $      11,725,558          28,820              -             11,754,378
                                           =================        ========           ========         ==========


       DECEMBER 31, 1994:
              Obligations of U.S.
                   government agencies             5,188,194           -               (264,004)         4,924,190
              U.S. Treasury securities             3,469,877           -                (27,217)         3,442,660
              Collateralized mortgage
                   obligations                     2,817,479           -               (238,016)         2,579,463
                                           -----------------        --------           --------         ----------
                                           $      11,475,550           -               (529,237)        10,946,313
                                           =================        ========           ========         ==========





                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(3),    CONTINUED

        The amortized cost and estimated market value of investment securities held to maturity and available for sale at December 31, 1995, by contractual maturity, are below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        INVESTMENT SECURITIES AVAILABLE FOR SALE:
                                                             AMORTIZED            ESTIMATED
                                                               COST             MARKET VALUE
                                                        ----------------           ----------
          Due in one year or less                       $      4,478,615            4,498,055
          Due after one year through five years                6,247,883            6,255,703
          Due after five years through ten years                 999,060            1,000,620
                                                        ----------------           ----------
                                                        $     11,725,558           11,754,378
                                                        ================           ==========


        The investment securities held to maturity mature on July 17, 2000.

        Proceeds from sales and maturities/calls of investment securities available for sale during 1995 and 1994 were $6,166,698 and $4,448,050, respectively. Gross realized gains recognized on sales of investment securities available for sale were $4,627 and $37,343 during 1995 and 1994, respectively. There were no realized losses on investment securities available for sale for 1995 and 1994.

        At December 31, 1995 and 1994, the Bank has $2,964,512 and $4,270,598,
        respectively, in investment securities pledged to the state of Florida as collateral on public fund deposits and, in addition, at December 31, 1995 and 1994, $750,000 and $500,000, respectively, in investment securities pledged to a bank as collateral for federal funds purchased.



                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(4)    LOANS
       -----

       Major categories of loans included in the loan portfolio at December 31, 1995 and 1994 are:

                                                 1995                   1994
                                                 ----                   ----
  Real estate:
      Permanent conventional                  $ 25,877,737           20,175,670
      Construction                              10,170,708            4,289,399
                                              ------------           ----------

          Total real estate                     36,048,445           24,465,069

Commercial                                       9,681,815            9,345,220
Installment                                      3,492,164            2,521,443
Overdrafts                                         230,392               24,092
                                              ------------           ----------

                                                49,452,816           36,355,824
Less:
   Allowance for loan losses                      (838,486)            (599,798)
   Deferred loan origination fees                 (226,397)            (185,562)
                                              ------------           ----------
          Net loans                           $ 48,387,933           35,570,464
                                              ============           ==========


       At December 31, 1995 and 1994, nonaccrual loans were $212,741 and $299,933, respectively. If interest due on all nonaccrual loans had been accrued at the original contract rates, estimated interest income would have been increased by $18,416 and $10,663 in 1995 and 1994, respectively.

       The recorded investment in impaired loans at December 31, 1995 was $249,211. There is no related allowance for loan losses for the impaired loans at December 31, 1995. The average recorded investment in impaired loans during 1995 was $166,000. Interest income recognized on impaired loans during 1995 was $22,094.

       The activity in the allowance for loan losses for the years ended December 31, 1995 and 1994 is as follows:
                                                     1995               1994
                                                     ----               ----

Balance, beginning of year                        $ 599,798             448,493
Provision for loan losses                           252,500             204,000
Loans charged-off                                   (48,791)           (109,230)
Recoveries                                           34,979              56,535
                                                  ---------             -------
Balance, end of year                              $ 838,486             599,798
                                                  =========             =======


                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(4),   CONTINUED

       Certain principal stockholders, directors, employees and their related interests were indebted to the Bank as summarized below:

                                                    1995               1994
                                                    ----               ----

Balance, beginning of year                      $ 2,109,695           1,687,225
Additional new loans                              2,789,946             844,015
Repayments on outstanding loans                  (1,031,654)           (421,545)
                                                -----------          ----------
Balance, end of year                            $ 3,867,987          $2,109,695
                                                ===========          ==========


       All such loans were made in the ordinary course of business. At December 31, 1995 and 1994, principal stockholders, directors and employees of the Bank and their related interests had $1,572,174 and $1,116,215, respectively, available in lines of credit.

(5)    PREMISES AND EQUIPMENT
       ----------------------

       A summary of premises and equipment at December 31, 1995 and 1994 is as follows:

                                                       1995               1994
                                                       ----               ----

Land                                                $  150,000              --
Building and building improvements                   1,209,917           329,630
Furniture, fixtures and equipment                    1,069,261           757,195
                                                    ----------           -------
                                                     2,429,178         1,086,825
Less accumulated depreciation                          517,932           379,017
                                                    ----------           -------
                                                    $1,911,246           707,808
                                                    ==========           =======


(6)    FAIR VALUE OF FINANCIAL INSTRUMENTS
       -----------------------------------

       Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Bank disclose estimated fair values for financial instruments. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

             CASH AND CASH EQUIVALENTS: The carrying amount of cash and cash equivalents (demand deposits maintained by the Bank at various financial institutions and federal funds sold) represents fair value.


                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(6),   CONTINUED

             INVESTMENT SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY: The Bank's investment securities available for sale and held to maturity represent investments in U.S. Government obligations, U.S. Government Agency securities, and collateralized mortgage obligations. The fair value of the U.S. Government obligations, U.S. Government Agency securities and collateralized mortgage obligations was estimated based on bid quotations received from securities dealers.

             FEDERAL HOME LOAN BANK STOCK: Fair value approximates carrying value.

             LOANS AVAILABLE FOR SALE: Loans available for sale consist of residential mortgage loans originated by the mortgage company for sale in the secondary market. The fair value is estimated using the current dealer commitments to purchase loans. These loans are priced to be sold without servicing rights retained.

             LOANS: For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for commercial real estate, commercial and consumer loans other than variable rate loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms for borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

             DEPOSITS: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at December 31, 1995 (that is their carrying amounts). The carrying amounts of variable rate, fixed term money market accounts and certificates of deposit (CDs) approximate their fair value at the reporting date. Fair values for fixed rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

             MORTGAGES PAYABLE: The carrying amount of mortgages payable approximates fair value as the interest rates on the underlying instruments approximate current market rates.

             COMMITMENTS: Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.



                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(6),   CONTINUED

       The following table presents the carrying amounts and estimated fair values of the Bank's financial instruments at December 31, 1995. SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", defines fair value of a financial instrument as the amount at which the instrument would be exchanged in a current transaction between willing parties.

                                                                       CARRYING AMOUNT      FAIR VALUE
                                                                       ---------------     -----------
           Financial assets:
                Cash and cash equivalents                               $  9,500,348          9,500,348
                Investment securities available for sale                  11,754,378         11,754,378
                Investment securities held to maturity                       500,000            501,250
                Loans (carrying amount net of allowance
                    for loan loss of $838,486)                            48,387,933         48,851,910
                Loans held for sale                                        3,189,939          3,189,939

           Financial liabilities:
                Deposits:
                    Without stated maturities                           $ 35,915,883         36,100,000
                    With stated maturities                                34,508,193         34,000,000
                Mortgages payable                                            742,456            742,456


       The carrying amounts shown in the table are included in the consolidated balance sheet under the indicated captions

(7) DEPOSITS
    --------

       A detail of deposits at December 31, 1995 and 1994 follows:
                                                                             1995               1994
                                                                        ------------       ------------
       Noninterest-bearing demand deposits                              $ 11,000,786          7,484,862
       Interest bearing:
           Interest-bearing demand deposits                               23,136,437         19,253,736
           Savings deposits                                                1,778,660          1,676,620
           Time deposits less than $100,000                               21,696,559          8,992,278
           Time deposits of $100,000 or greater                           12,811,634          9,201,106
                                                                        ------------       ------------
                                                                        $ 70,424,076         46,608,602
                                                                        ============         ==========



                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(7),   CONTINUED

       Included in interest-bearing deposits are certificates of deposit issued in amounts of $100,000 or more which have remaining maturities at December 31, 1995 and 1994 as follows:

                                                   1995                  1994
                                                   ----                  ----
Three months or less                            $ 1,581,896            3,590,296
Three through six months                          4,770,032            1,700,447
Six through twelve months                         5,800,178            3,600,898
Thereafter                                          659,528              309,465
                                                -----------           ----------
                                                $12,811,634            9,201,106
                                                ===========           ==========


       A summary of interest expense on deposits and other borrowings is as follows:

                                                          1995               1994
                                                          ----               ----
              Interest-bearing demand deposits        $     814,355           603,547
              Savings deposits                               43,057            43,485
              Time deposits less than $100,000              967,562           358,989
              Time deposits of $100,000 or greater          337,220           245,375
              Other                                          10,138            19,367
                                                     --------------         ---------
                                                     $    2,172,332         1,270,763
                                                     ==============         =========


       The Bank had deposits from directors, officers and employees and their related interests of approximately $4,296,832 and $3,483,760 at December 31, 1995 and 1994, respectively.

(8)    FEDERAL FUNDS PURCHASED
       -----------------------

       The Bank had $3,500,000 and $6,000,000 available in line of credit commitments to purchase federal funds from its correspondent banks as of December 31, 1995 and 1994 , respectively.

(9)    OTHER BORROWED FUNDS
       --------------------

       At December 31, 1995, the Bank had mortgages payable of $436,555 and $305,901, bearing interest of 8% and 10-3/4%, respectively. Total principal and interest payments of approximately $8,000 are payable monthly until maturity. The mortgages mature in September 2009 and July 2015, respectively.


       At December 31, 1995, the Bank had two available lines of credit of $5,000,000 each. Each line bears interest of LIBOR + 2% or the FHLB's daily credit rate plus .25%. The lines are secured by mortgage loans pledged at the time of the advance. Neither line had been drawn on at December 31, 1995 or 1994.


                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(10)   SHAREHOLDERS' EQUITY
       --------------------

       The President of the Bank and the Bank entered into a phantom stock agreement during 1992. The agreement provides that the President be credited with having purchased 10,000 shares of Bank stock at $10 per share. The President shall be paid the difference between the purchase price ($10 per share) and the market value of the stock upon either (a) normal retirement, (b) the sale of controlling interest in the Bank, or
       (c) his discharge without cause. The market value of the stock at December 31, 1995 was equal to or less than $10.00 per share. The President also has available an option to purchase additional shares of stock, in any increment, up to 10,000 shares. No options were exercised during the years ended December 31, 1995 and 1994.

       Pursuant to the Bank's stock option plans, its directors (other than the President) have the option to purchase up to 60,000 shares at $10.25 per share on the date the option is exercised. The options will not be exercisable after the expiration of ten years from the date of the grant. In addition, the officers and full-time key employees have options to purchase up to 20,000 shares at market value. There have been no options exercised during the years ended December 31, 1995 or 1994.

(11)   INCOME TAXES
       ------------

       The provision for income taxes for 1995 and 1994 consist of the following:

                                        CURRENT          DEFERRED           TOTAL
                                        -------          --------           -----

YEAR ENDED DECEMBER 31, 1995:
       Federal                         $ 227,000         (36,000)        191,000
       State                              22,000          (5,000)         17,000
                                       ---------         -------         -------

                                       $ 249,000         (41,000)        208,000
                                       =========         =======         =======


YEAR ENDED DECEMBER 31, 1994:
         Federal                         249,620         (33,809)        215,811
         State                            28,062          (3,801)         24,261
                                       ---------         -------         -------
                                       $ 277,682         (37,610)        240,072
                                       =========         =======         =======


                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(11), CONTINUED

       The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:

                                                              1995            1994
                                                              ----            ----
Deferred tax assets:
   Allowance for loan losses                               $ 197,078         130,995
   Unrealized loss on investment securities available
       for sale                                                 --           179,941
   Deferred loan fees                                         70,226          66,871
                                                           ---------         -------

      Total deferred tax assets                              267,304         377,807
   Less valuation allowance                                     --              --

      Net deferred tax asset                                 267,304         377,807
                                                           ---------         -------

Deferred tax liabilities:
    Premises and equipment, due to differences in
      depreciation methods and useful lives                  (90,538)        (62,100)
    Unrealized gain on investment securities
      available for sale                                      (9,799)           --
                                                           ---------         -------

      Total deferred tax liabilities                        (100,337)        (62,100)
                                                           ---------         -------

   Net deferred tax asset                                  $ 166,967         315,707
                                                           =========         =======




       The Bank has recorded a deferred tax asset of $166,967 and $315,707 as of December 31, 1995 and 1994, respectively. Although realization of the deferred tax asset is not assured, the Bank believes that it has paid sufficient taxes in prior carryback years which will enable it to realize the net deferred tax asset.



                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(11),  CONTINUED

       A reconciliation between the actual tax expense and the "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 34% to income before income taxes) is a follows:

                                                                          1995               1994
                                                                          ----               ----
           "Expected" tax expense at statutory federal rate         $     184,569           235,964
           State income taxes, net of federal income tax benefit           11,220            16,012
           Travel and entertainment                                         4,360             2,163
           Officers life insurance                                          3,081             2,386
           Contributions carryover                                          -                (4,945)
           Other                                                            4,770           (11,508)
                                                                    -------------           -------
                  Actual tax expense                                $     208,000           240,072
                                                                    =============           =======


(12)   RENT
       ----

       The following is a schedule of future minimum annual rentals under the noncancellable operating leases of the Bank's facilities:

    YEAR ENDING DECEMBER 31,
    ------------------------
      1996                                                   $133,453
      1997                                                    140,126
      1998                                                    147,132
      1999                                                     90,424
      Thereafter                                                5,129
                                                             --------
                                                             $516,264
                                                             ========

          Rent expense for the years ended December 31, 1995 and 1994 were $176,995 and $186,358, respectively, and is included in occupancy expense in the accompanying consolidated statements of income.

(13)      EMPLOYEE SAVINGS PLAN
          ---------------------

          The Bank sponsors an employee savings plan which qualifies as a 401(k) plan under the Internal Revenue Code. Under the plan, the Bank makes contributions in the form of the Bank's common stock based on fair market value as of December 31 of the prior year. The contribution is limited to 50% of the employees' 401(k) contribution with a maximum of 3% of the employees' annual earnings.


                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(14)      REGULATORY CAPITAL
          ------------------

          The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

          The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary Federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days.

          The following table summarizes the capital thresholds for each prompt corrective action capital categories. An institution's capital category is based on whether it meets the threshold for all three capital ratios within the category.

                                                                                    TIER 1                  TOTAL
                                                         LEVERAGE                 RISK-BASED             RISK-BASED
              CATEGORIES                                   RATIO                     RATIO                  RATIO

          "Well capitalized"                          5% or higher               6% or higher      10% or higher
          "Adequately capitalized"                    4% or higher               4% or higher       8% or higher
          "Undercapitalized"                          less than 4%               less than 4%       less than 8%
          "Significantly undercapitalized"            less than 3%               less than 3%       less than 6%
          "Critically undercapitalized"               An institution is considered "critically undercapitalized" if its ratio of tangible equity to total assets is 2% or less.

          At December 31, 1995 and 1994, respectively, the Bank's total leverage capital ratio was 6.6% and 10.07%, Tier 1 risk-based ratio was 8.42% and 10.68%, and total risk-based ratio was 10% and 12.09%. At December 31, 1995 and 1994, management believes the Bank is in the "well capitalized" category.


                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(15)      CREDIT COMMITMENTS
          ------------------

          The Bank has outstanding at any time a significant number of commitments to extend credit. These arrangements are subject to strict credit control assessments and each customer's credit worthiness is evaluated on a case-by-case basis. A summary of commitments to extend credit and standby letters of credit written at December 31, 1995 and 1994 are as follows:

                                                                     1995
                                                                     ----
                  Standby letters of credit                      $     680,932
                  Available lines of credit                         12,422,539

          Because many commitments expire without being funded in whole or part, the contract amounts are not estimates of future cash flows.

          Loan commitments written have off-balance-sheet credit risk because only original fees are recognized in the statement of financial position until the commitments are fulfilled or expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparts failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that, in accordance with the requirements of FASB Statement No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", collateral or other security is of no value.

          The Bank's policy is to require customers to provide collateral prior to the disbursement of approved loans. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, real estate and income producing commercial properties.

          Standby letters of credit are contractual commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(16)      CONCENTRATION OF CREDIT RISK
          ----------------------------

          Most of the Bank's business activity is with customers located in the Central Florida area. The majority of commercial and mortgage loans are granted to customers residing in this area. Generally, commercial loans are secured by real estate, and mortgage loans are secured by either first or second mortgages and residential or commercial property. As of December 31, 1995, there was sufficient collateral to support the Bank's loan portfolio. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic conditions in the Bank's market area.


                                                                     (Continued)

                     THE BANK OF WINTER PARK AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(17)      BRANCH OPENING
          --------------

          During 1995, the Bank opened a branch located in South Orlando which began operations in February 1995. The Bank has received regulatory approval to open another branch in Longwood, Florida which is scheduled to open March 1, 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


        The Bank of Winter Park (the "Company" or "Bank") is a Florida state chartered bank located in Winter Park, Florida. The Bank provides a full range of banking services to individuals and corporate customers through four offices located in Central Florida. The Bank is subject to State and Federal bank regulatory authorities and undergoes periodic regulatory examinations.

        Its sole wholly-owned subsidiary, The Bank of Winter Park Mortgage Company, is currently inactive. On August 30, 1996, the Bank sold certain assets of the subsidiary. Prior to August 1996, the subsidiary's primary activity was related to residential mortgage banking.

        The following discussion and analysis of the Company's balance sheets and statements of operations should be read in conjunction with the Consolidated Financial Statements and the related notes included therein.

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

COMPARISON OF BALANCE SHEETS AT JUNE 30, 1997 AND DECEMBER 31, 1996

Overview

        Total assets of the Company were $88,350,000 at June 30, 1997 and $92,511,000 at December 31, 1996, a decrease of $4,161,000. Total gross portfolio loans before unearned income decreased by $5,370,000 from $61,662,000 at the end of the prior year to $56,292,000 for the six months ended June 30, 1997. Total deposits decreased by $4,344,000 from $85,375,000 at year-end 1996 to $81,031,000.

Investment Securities

        Investment securities, consisting primarily of U.S. Treasury, federal agency and mortgage-backed securities, were $19,468,000 at June 30, 1997 compared to $14,695,000 at December 31, 1996, an increase of $4,773,000. During the first six months of 1997, management purchased additional securities due to the funds provided by the reduction in loans and to increase its yield on liquid assets. Concurrently, federal funds sold, all on an overnight basis, decreased by $4,990,000 from $6,800,000 at the prior year-end to $1,810,000 at June 30,
1997. At June 30, 1997, the Company had recorded all its investment securities as "available for sale," carrying them at their market value, except for one $500,000 U.S. Government agency which is classified as held to maturity.

Loans and Loans Held for Sale

        Total gross portfolio loans before unearned income decreased $5,370,000 from $61,662,000 at year-end to $56,292,000 at June 30, 1997. The Bank's loan decline in the first six months of 1997 was primarily the result of a decline in residential construction loans. During 1996, the Bank purchased 372 residential constructions loans from its subsidiary with a typical term of six months. In August 1996, the Bank sold certain assets of the subsidiary and effectively ceased the purchase and origination of residential construction loans. As these 372 residential construction loans matured and paid off, a decline in real estate loans occurred along with other declines in commercial loans and installment loans. The following table reflects the Bank's loans and loans held for sale at June 30, 1997 and December 31, 1996 (in thousands):

                                                                             DOLLAR      PERCENTAGE
                                                                             INCREASE    INCREASE
                                                   6/30/97     12/31/96     (DECREASE)   (DECREASE)
                                                   -------      -------      -------       -----
Portfolio loans:
        Commercial                                 $11,068      $11,492      $  (424)      (3.69)%
        Real estate                                 40,888       44,864       (3,976)      (8.86)%
        Installment and other loans                  4,336        5,306         (970)     (18.28)%
                                                   -------      -------      -------       -----
           Total gross loans                        56,292       61,662       (5,370)      (8.71)%
        Less: unearned income                          233          244          (11)       4.51%
                                                   -------      -------      -------       -----
           Gross loans net of unearned income      $56,059      $61,418      $(5,359)      (8.73)%
                                                   =======      =======      =======       =====

Residential loans held for sale                    $    84      $    84         --          --
                                                   =======      =======      =======       =====


Allowance for Loan Losses

        The allowance for loan losses amounted to $1,015,000 at June 30, 1997, compared to $1,091,000 at December 31, 1996. Activity in the allowance for loan losses during the six month's ended June 30, 1997 included loan charge-offs (net of recoveries) of $116,000 and a $40,000 provision for loan losses.

        The following is a summary of the transactions in the allowance for loan losses for the six months ended June 30, 1997 and June 30, 1996 and the year ended December 31, 1996 (in thousands):

                                            Six Months Ended     Year Ended
                                                 June 30,        December 31,
                                           -------------------   ------------
                                            1997         1996          1996
                                            -----        -----         ----
Balance at beginning of period             $1,091       $  838        $  838
Charge-offs:
  Commercial                                   68           --            18
  Real Estate                                  --            1            32
  Installment and other loans                  58            1             5
                                           ------       ------        ------
                                              126            2            55
                                           ------       ------        ------
Recoveries:
  Commercial                                   --           26            27
  Real estate                                  10           --            --
  Installment and other loans                  --            1             1
                                           ------       ------        ------
                                               10           27            28
                                           ------       ------        ------
Net charge-offs (recoveries)                  116          (25)           27
                                           ------       ------        ------
Provision for loan losses                      40          130           280
                                           ------       ------        ------
Balance at end of period                   $1,015       $  993        $1,091
                                           ======       ======        ======
Ratio of net charge-offs (recoveries)
during the period to average loans
outstanding during the period                 .20%        (.04)%         .05%
                                           ======       ======        ======

Nonperforming Assets

        Nonperforming assets (consisting all of loans) amounted to $1,521,000 or 1.72% of total assets at June 30, 1997, compared to $1,687,000 or 1.82% of total assets at December 31, 1996. Nonperforming assets at June 30, 1997, included three loans to one borrower totaling $589,000. The borrower has filed Chapter 11 and is awaiting a reorganization plan. All three loans are secured by business assets.

Potential Problem Loans

     As part of management's evaluation of the loan portfolio and as required by regulations, the Bank classifies certain performing loans as potential problem loans based on certain attributes and definitions. Adverse classifications include loans that are performing in accordance with their terms but that exhibit certain deficiencies. Two such categories where known information about possible credit problems of the borrower causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms ("Potential Problem Loans") are defined as follows:

     SUBSTANDARD ASSETS - A Substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

     DOUBTFUL ASSETS - A Doubtful asset has all the weaknesses inherent in one classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable or improbable.

     As of June 30, 1997, loans meeting the above definitions are as follows (in thousands):

                                                 Additional
                                Nonperforming     Potential        Total Adversely
                                    Loans      Problem Loans(1)   Classified Loans
                               -------------   ----------------   ----------------
Substandard                      $  884             $  915             $1,799
Doubtful                             85                 17                102
                                 ------             ------             ------
                                    969             $  932             $1,901
                                                    ======             ======
Other nonperforming loans           552
                                 ------
                                 $1,521
                                 ======

(1) Potential problem loans not included in nonperforming assets.

        Additional potential problem loans as of June 30, 1997 include two loans amounting, in the aggregate, to $780,000 or 84% of the total. One loan, in the amount of $300,000, is to an antique automobile dealership that in the past has experienced problems in making large contractual principal reductions. The second loan, in the amount of $480,000, is participated 75% with the Small Business Administration. Accordingly, the Bank's exposure on this loan is limited to $120,000. The loan is secured by accounts receivable which currently may not be adequate to repay 100% of the loan balance. Both of these loans are current as to principal and interest.

Deposits

        Total deposits were $81,031,000 or 91.72% of total assets at June 30, 1997, compared to $85,375,000 at December 31, 1996, a decrease of $4,344,000.
Non-interest bearing deposits decreased $2,852,000 from December 31, 1996 to June 30, 1997 and interest-bearing deposits decreased $1,492,000 during the same period. From December 31, 1996 to June 30, 1997, deposits were as follows (in thousands):

                                                                          DOLLAR      PERCENTAGE
                                                                         INCREASE      INCREASE
                                                  6/30/97    12/31/96    (DECREASE)    (DECREASE)
                                                 --------     -------      -------       -------
Non-interest bearing demand deposits             $ 9,914      $12,766      $(2,852)      (22.34)%
Interest bearing:
        Interest checking                          9,427        9,614         (187)       (1.95)%
        Money market                              21,266       19,831        1,435         7.24 %
        Savings                                    3,181        2,226          955        42.90 %
        Time deposits $100,000 and over           11,902       10,302        1,600        15.53 %
        Other time deposits                       25,341       30,636       (5,295)      (17.28)%
                                                 -------      -------      -------       ------
                             Total deposits      $81,031      $85,375      $(4,344)       (5.09)%
                                                 =======      =======      =======       ======


        Management believes that the Bank does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the business of the Bank. Management believes that substantially all of the depositors are residents in its primary market area.

Stockholders' Equity

        Stockholders' equity was $5,902,000 at June 30, 1997, or 6.68% of total assets, compared to $5,654,000 or 6.11% of total assets at December 31, 1996. The Bank's regulatory capital ratios as of June 30, 1997, December 31, 1996, and June 30, 1996, were as follows:

                                                                            MINIMUM
                                                                             "WELL
                                                                          CAPITALIZED"
                                      6/30/97       12/31/96   6/30/96    REQUIREMENTS
                                        ------      --------   -------    -----------
Total risk-based capital
        (to risk-weighted assets)       10.18%       9.03%      8.16%     10.00%
Tier I core capital
        (to risk-weighted assets)        8.93%       7.79%      6.91%      6.00%
Tier I leverage capital
        (to adjusted total assets)       6.35%       5.93%      5.68%      5.00%


COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

Overview

        Net income for the six months ended June 30, 1997 was $244,000 or $.50 per share, compared to $337,000 or $.71 per share for the same period of 1996, a decline of $93,000 for the six month period. The Company's return on average assets and return on average equity also declined to .55% and 8.34% respectively, for the first six months of 1997, compared to .87% and 12.92%, respectively, for the first six months of 1996.

Analysis of Net Interest Income

        Net interest income for the first six months of 1997 was $1,958,000, compared to $2,413,000 for 1996. This $455,000 or 18.86% decrease was primarily the result of an increase in nonaccruing loans and a drop in noninterest bearing demand deposits with a corresponding increase in time deposits of approximately $5 million. Interest income was $3,493,000 for the six months ended June 30, 1997, a decrease of $167,000 over the same period of 1996, while interest expense increased by $288,000.

        The following table summarizes the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities for the six months ended June 30, 1997 and 1996 (in thousands):

                                                                          SIX MONTHS ENDED JUNE 30,
                                         ----------------------------------------------------------------------------------------
                                                             1997                                            1996
                                         --------------------------------------------    ----------------------------------------
                                            AVERAGE                        AVERAGE         AVERAGE                     AVERAGE
                                            BALANCE        INTEREST          RATE          BALANCE        INTEREST       RATE
                                         -------------    -----------    ------------    -----------    ------------  -----------
Interest earning assets:
  Loans, net of unearned income          $      57,577    $     2,762           9.59%    $    56,756    $      3,265       11.50%
  Securities                                    19,081            593           6.22%         11,235             344        6.13%
  Interest bearing deposits in banks             1,388             43           6.20%            410               9        4.39%
  Federal funds sold                             3,636             95           5.23%          1,560              42        5.39%
                                         -------------    -----------    ------------    -----------    ------------  -----------
  Total interest-earning assets                 81,682          3,493           8.55%         69,961           3,660       10.46%
                                                          -----------    ------------                   ------------  -----------
  Non interest-earning assets                    7,619                                         7,852
                                         -------------                                   -----------
        Total assets                     $      89,301                                   $    77,813
                                         =============                                   ===========

Interest-bearing liabilities:
  Savings                                        2,676             26           1.94%          1,949              24        2.46%
  Money market and interest checking            29,525            455           3.08%         25,347             364        2.87%
  Time deposits                                 38,387          1,054           5.49%         31,232             853        5.46%
  Other borrowings                                   0              0           0.00%            260               6        4.62%
                                         -------------    -----------    ------------    -----------    ------------  -----------
  Total interest-bearing liabilities            70,588          1,535           4.35%         58,788           1,247        4.24%
                                                          -----------    ------------                   ------------  -----------
  Non interest-bearing liabilities              12,861                                        13,807
  Stockholders' equity                           5,852                                         5,218
                                         -------------                                   -----------
        Total liabilities and equity     $      89,301                                   $    77,813
                                         =============                                   ===========

  Net interest income/net interest spread                 $     1,958           4.20%                   $      2,413        6.22%
                                                          ===========    ============                   ============  ===========

  Net interest margin                                                           4.79%                                       6.90%
                                                                         ============                                 ===========


                                                               INCREASE (DECREASE)
CHANGES IN NET INTEREST INCOME                                       DUE TO(1)
                                                          ------------------------------
                                                             VOLUME            RATE             TOTAL
                                                          -------------    -------------    --------------
Interest earning assets:
  Loans, net of unearned income                           $          39     $       (542)    $        (503)
  Securities                                                        244                5               249
  Interest bearing deposits in banks                                 31                3                34
  Federal funds sold                                                 54               (1)               53
                                                          -------------    -------------    --------------
        Total change in interest income                             368             (535)             (167)
                                                          -------------    -------------    --------------

Interest bearing liabilities:
  Savings                                                             7               (5)                2
  Money market and interest checking                                 64               27                91
  Time deposits                                                     197                4               201
  Other borrowings                                                   (6)              --                (6)
                                                          -------------    -------------    --------------
        Total change in interest expense                            262               26               288
                                                          -------------    -------------    --------------
        Increase (decrease) in net interest income        $         106            $(561)            $(455)
                                                          =============    =============    ==============

----------------------
(1) Changes in net interest income due to changes in volume and rate are based on absolute values.

Noninterest Income

       Noninterest income for the first six months of 1997 was $465,000, compared to $859,000 for the same period in 1996, a decrease of $394,000. Of the decrease, $448,000 was the result of decreased income from the mortgage banking subsidiary related to the sale of loans. On August 30, 1996, the Bank sold certain assets of the mortgage banking subsidiary, effectively making the subsidiary inactive.

       The following table reflects the components of noninterest income for the six months ended June 30, 1997 and 1996 (in thousands):


                                                  FOR THE SIX MONTHS ENDED
                                                          JUNE 30,
                                     ---------------------------------------------------
                                                                             INCREASE
                                          1997               1996           (DECREASE)
                                     ---------------    --------------    --------------
Service charges                      $          229     $         204     $          25
Fee income                                      199               184                15
Gains on sale of loans                            3               451              (448)
Other                                            34                20                14
                                     --------------     -------------     -------------
Total noninterest income             $          465     $         859     $        (394)
                                     ==============     =============     =============

Noninterest Expense

       Noninterest expenses for the first six months of 1997 were $1,980,000 compared to $2,626,000 for the same period in 1996, a decrease of $646,000. The major factor responsible for the expense decrease was the sale of the Company's mortgage banking subsidiary which accounted for substantially all of the decrease in employees from June 30, 1996 to June 30, 1997. During the six months ended June 30, 1997, the Bank incurred certain expenses related to the pending merger totaling $37,000. In addition during 1997 the Company charged off approximately $50,000 of assets deemed uncollectible on the financial statements of the subsidiary. Both these items are included in other operating expense for the six months ended June 30, 1997.

       The following table reflects the components of noninterest expense for the six months ended June 30, 1997 and 1996 (in thousands):

                                                   FOR THE SIX MONTHS ENDED
                                                           JUNE 30,
                                     ----------------------------------------------------
                                                                              INCREASE
                                           1997               1996           (DECREASE)
                                     ----------------    --------------    --------------
Salaries and employee benefits       $         842     $       1,520     $        (678)
Occupancy expense                              266               264                 2
Equipment expense                              166               155                11
Stationery and supplies                         45                59               (14)
Other operating expense                        661               628                33
                                     -------------     -------------    --------------
Total noninterest expense            $       1,980     $       2,626    $         (646)
                                     =============     =============    ==============


YEARS ENDED DECEMBER 31, 1996 AND 1995

COMPARISON OF BALANCE SHEETS AT DECEMBER 31, 1996 AND 1995

Overview

       Total assets of the Company were $92,511,000 at December 31, 1996 and $76,701,000 at December 31, 1995, an increase of $15,810,000. This growth was primarily the result of the expansion of the Company's mortgage banking subsidiary during 1996 and the establishment of three additional locations. Total gross portfolio loans before unearned income increased by $12,209,000 from $49,453,000 at the end of 1995 to $61,662,000 at the end of 1996. Total deposits increased by $14,951,000 from $70,424,000 at year-end 1995 to $85,375,000 at year-end 1996.

Investment Securities

       The Company's investment securities consisted of U.S. Treasury securities, securities of other U.S. Government agencies and corporations and mortgage-backed securities. The total investment portfolio increased $2,441,000 from $12,254,000 at the end of 1995 to $14,695,000 at the end of 1996. Of the $14,695,000 at December 31, 1996, $14,195,000 was classified as available for sale and $500,000 was classified as held to maturity.

Loans and Loans Held for Sale

       Total gross portfolio loans before unearned income at December 31, 1996 were $61,662,000 compared to $49,453,000 at December 31, 1995. The $12,209,000
increase in gross portfolio loans was primarily comprised of an $8,816,000 increase in real estate loans to $44,864,000 or (72.8% of total loans). Commercial (business) loans not secured by real estate increased $1,810,000, while installment and other loans increased $1,583,000. Residential loans held for sale were $84,000 at December 31, 1996 compared to $3,190,000 at December 31, 1995. The decrease relates to the discontinuation of the mortgage banking subsidiary in August 1996. The following table reflects the Bank's loans and loans held for sale at December 31, 996 and December 31, 1995 (in thousands):


                                                                                                DOLLAR           PERCENTAGE
                                                                                               INCREASE           INCREASE
                                                        12/31/96           12/31/95           (DECREASE)         (DECREASE)
                                                    ----------------    ---------------    ----------------    ---------------
Portfolio loans:
       Commercial                                   $        11,492     $        9,682     $         1,810             18.69%
       Real estate                                           44,864             36,048               8,816             24.46%
       Installment and other loans                            5,306              3,723               1,583             42.52%
                                                    ---------------    ---------------    ----------------    --------------
       Total gross loans                                     61,662             49,453              12,209             24.69%
Less: unearned income                                           243                226                  17              7.52%
                                                    ---------------    ---------------    ----------------    --------------
       Gross loans net of unearned income           $        61,419     $       49,227     $        12,192             24.77%
                                                    ===============    ===============    ================    ==============

Residential loans held for sale                     $            84     $        3,190     $        (3,106)           (97.37)%
                                                    ===============    ===============    ================    ==============

Allowance for Loan Losses

        The allowance for loan losses amounted to $1,091,000 at December 31, 1996, compared to $838,000 at December 31, 1995. Activity in the allowance during 1996 included loan charge-offs (net of recoveries) of $27,000 and a $280,000 provision for loan losses.


        The following is a summary of the transactions in the allowance for loan losses for the years ended December 31, 1996 and 1995 (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                               1996         1995
                                                            ---------    ---------
Balance at beginning of period                              $     838    $     600
Charge-offs:
  Commercial                                                       18           25
  Real estate                                                      32           11
  Installment and other loans                                       5           13
                                                            ---------    ---------
                                                                   55           49
                                                            ---------    ---------

Recoveries:
  Commercial                                                       27           32
  Real estate                                                       -            -
  Installment and other loans                                       1            3
                                                            ---------    ---------
                                                                   28           35
                                                            ---------    ---------
Net charge-offs                                                    27           14
                                                            ---------    ---------
Provision for loan losses                                         280          252
                                                            ---------    ---------
Balance at end of period                                    $   1,091    $     838
                                                            =========    =========
Ratio of net charge-offs during the period to
average loans outstanding during the period                       .05%         .03%
                                                            =========    =========

Nonperforming Assets

       Nonperforming assets (consisting all of loans) amounted to $1,687,000 or 1.82% of total assets at December 31, 1996, as compared to $868,000 or 1.13% of total assets at December 31, 1995. Nonperforming assets increased $819,000 from the prior year-end. The increase is primarily attributed to a 24.69% increase in gross loans at the end of 1996 compared to the prior year end.

Deposits

       Total deposits were $85,375,000 at December 31, 1996, compared to $70,424,000 at the prior year-end, an increase of $14,951,000. Non-interest bearing deposits increased $1,765,000 from December 31, 1995 to December 31, 1996 and interest-bearing deposits increased $13,186,000 during the same period. From December 31, 1995 to December 31, 1996, deposits were as follows (in thousands):


                                                                              DOLLAR       PERCENTAGE
                                                                              INCREASE       INCREASE
                                                 12/31/96      12/31/95      (DECREASE)      (DECREASE)
                                                 --------      --------      --------          -----
Non-interest bearing demand deposits             $ 12,766      $ 11,001      $  1,765          16.04%
Interest bearing:
       Interest checking                            9,614         8,601         1,013          11.78%
       Money market                                19,831        14,535         5,296          36.44%
       Savings                                      2,226         1,779           447          25.12%
       Time deposits $100,000 and over             10,302        12,812        (2,510)        (19.59)%
       Other time deposits                         30,636        21,696         8,940          41.21%
                                                 --------      --------      --------          -----
                             TOTAL DEPOSITS      $ 85,375      $ 70,424      $ 14,951          21.23%
                                                 ========      ========      ========          =====

Stockholders' Equity

       Stockholders' equity of the Company was $5,654,000 at December 31, 1996, or 6.11% of total assets compared to $4,888,000 or 6.37% of total assets at December 31, 1995. At December 31, 1996, the Bank's capital ratios were all in excess of minimum regulatory guidelines for an institution to be considered "adequately capitalized."

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND
1995

Overview

       Consolidated net income for 1996 was $785,000 or $1.66 per share, compared to $335,000 or $.71 per share for 1995. Return on average assets for 1996 was .93% compared to .53% in 1995, while return on average equity was 14.66% compared to 7.15% for 1995.

Analysis of Net Interest Income

       Net interest income for 1996 was $4,023,000 compared to $3,404,000 for 1995. This $619,000 or 18.18% increase was primarily the result of additional income from balance sheet growth and a more favorable mix of earning assets. Interest income was $6,844,000 for 1996, an increase of $1,268,000 over 1995. During the same period, interest expense increased by $649,000 from $2,172,000 for 1995 to $2,821,000 for 1996. Asset yield decreased 41 basis points from 9.70% for 1995 to 9.29% for 1996 and average earning assets increased $16,251,000. The average cost of interest-bearing liabilities decreased 12 basis points from 4.44% to 4.32%. Net interest spread decreased 29 basis points from 5.26% for 1995 to 4.97% for 1996 and net interest margin, which includes the benefit of noninterest bearing funds, decreased from 5.93% for 1995 to 5.46% for 1996.

       The following table summarizes the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities for the years ended December 31, 1996 and 1995 (in thousands):


                                                                           YEARS ENDED DECEMBER 31,
                                         ------------------------------------------------------------------------------------------
                                                             1996                                            1995
                                         --------------------------------------------    ------------------------------------------
                                            AVERAGE                        AVERAGE         AVERAGE                        AVERAGE
                                            BALANCE        INTEREST          RATE          BALANCE        INTEREST          RATE
                                         -------------    -----------    ------------    -----------    ------------    ------------
Interest earning assets:
  Loans, net of unearned income          $      57,984    $     5,930          10.23%   $    41,114    $      4,581         11.14%
  Securities                                    12,238            735           6.00%        12,730             782          6.14%
  Interest bearing deposits in banks               357             18           5.04%            39               2          5.13%
  Federal funds sold                             3,123            161           5.16%         3,568             211          5.91%
                                         -------------    -----------    ------------   -----------    ------------   ------------
  Total interest-earning assets                 73,702          6,844           9.29%        57,451           5,576          9.70%
                                                          -----------    ------------                  ------------   ------------
  Non interest-earning assets                   11,024                                        5,522
                                         -------------                                  -----------
        Total assets                     $      84,726                                  $    62,973
                                         =============                                  ===========

Interest-bearing liabilities:
  Savings                                        2,090             45           2.15%         1,774              43          2.42%
  Money market and interest checking            27,950            819           2.93%        20,925             611          2.92%
  Time deposits                                 35,025          1,941           5.54%        26,114           1,513          5.79%
  Other borrowings                                 294             16           5.44%            83               5          6.02%
                                         -------------    -----------    ------------   -----------    ------------   ------------
  Total interest-bearing liabilities            65,359          2,821           4.32%        48,896           2,172          4.44%
                                                          -----------    ------------                  ------------   ------------
  Non interest-bearing liabilities              14,013                                        9,395
  Stockholders' equity                           5,354                                        4,682
                                         -------------                                  -----------
        Total liabilities and equity     $      84,726                                  $    62,973
                                         =============                                  ===========

  Net interest income/net interest spread                 $     4,023           4.97%                  $      3,404          5.26%
                                                          ===========    ============                  ============   ============

  Net interest margin                                                           5.46%                                        5.93%
                                                                         ============                                 ============




                                                               INCREASE (DECREASE)
CHANGES IN NET INTEREST INCOME                                       DUE TO(1)
                                                          ------------------------------
                                                             VOLUME            RATE             TOTAL
                                                          -------------    -------------    --------------
Interest earning assets:
  Loans, net of unearned income                           $      1,725     $      (376)    $       1,349
  Securities                                                       (29)            (18)              (47)
  Interest bearing deposits in banks                                16              --                16
  Federal funds sold                                               (23)            (27)              (50)
                                                          ------------    ------------    --------------
        Total change in interest income                          1,689            (421)            1,268
                                                          -------------    -----------    --------------

Interest bearing liabilities:
  Savings                                                            7              (5)                2
  Money market and interest checking                               206               1               207
  Time deposits                                                    494             (65)              429
  Other borrowings                                                  12              (1)               11
                                                          ------------    ------------    --------------
        Total change in interest expense                           719             (70)              649
                                                          ------------    ------------    --------------
        Increase (decrease) in net interest income        $        970    $       (351)    $         619
                                                          ============    ============    ==============


--------
    (1) Changes in net interest income due to changes in volume and rate are based on absolute values.

Noninterest Income

       Noninterest income for 1996 was $2,454,000 compared to $670,000 for 1995, an increase of $1,784,000. Increases from loan fee income of $843,000, gain on sale of loans of $464,000 and gain on sale of assets of $349,000 accounted for most of the increase in noninterest income. During 1995 the Company acquired the residential mortgage banking subsidiary which increased its activity in 1996 resulting in additional loan fee income and gain on sale of loans compared to 1995. In August 1996, the Company sold certain assets of the subsidiary for a gain of $349,000.

       The following table reflects the components of noninterest income for the years ended December 31, 1996 and 1995 (in thousands):

                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                               ----------------------------------------------------
                                                                                       INCREASE
                                                    1996               1995           (DECREASE)
                                               ---------------    --------------    ---------------
Service charges on deposit accounts            $           440    $          350    $            90
Fee income                                               1,064               221                843
Gain on sale of loans                                      547                83                464
Gain on sale of assets                                     349                 0                349
Other income                                                54                16                 38
                                               ---------------    --------------    ---------------
Total noninterest income                       $         2,454    $          670    $         1,784
                                               ===============    ==============    ===============

Noninterest Expense

       Total noninterest expenses for 1996 were $4,991,000 compared to $3,279,000 for the same period in 1995, an increase of $1,712,000. The primary portion of the change was due to the increase of salaries and benefits from $1,656,000 in 1995 to $2,615,000 in 1996, a net increase of $959,000. During
1995 the Company purchased a residential mortgage banking subsidiary. The subsidiary continued to increase its activities during 1996 until certain assets were sold in August 1996. Additional increases in 1996's noninterest expense were the result of higher operating expenses due to the establishment of several additional locations. In March of 1996, the Company opened a new banking office facility in Longwood, Florida (the Longwood branch). Also in 1996 the Bank moved its operations and data processing center to a new leased facility located at Curry Ford Road in Orlando, Florida. In addition to housing the operations center, the Company intends to establish a retail banking operation at this facility. In late 1995, the Bank purchased a facility at 988 East Semoran Boulevard, Casselberry, Florida. The building is currently being renovated for a retail banking office and the Company expects to open the branch in early 1998.

       The following table reflects the components of noninterest expense for the years ended December 31, 1996 and 1995 (in thousands):


                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                     ----------------------------------------------------
                                                                              INCREASE
                                           1996               1995           (DECREASE)
                                     ----------------    --------------    --------------
Salaries and employee benefits       $          2,615     $       1,656     $         959
Occupancy expense                                 551               464                87
Equipment expense                                 327               271                56
Stationery and supplies                           138                92                46
Other operating expense                         1,360               796               564
                                     ----------------    --------------    --------------
Total noninterest expense            $          4,991    $        3,279    $        1,712
                                     ================    ==============    ==============

Income Taxes

       Income tax expense for 1996 was $421,000 or 35% of income before taxes, compared to $208,000 or 38% of income before taxes for the same period in 1995, an increase of $213,000.


YEARS ENDED DECEMBER 31, 1995 AND 1994

COMPARISON OF BALANCE SHEETS AT DECEMBER 31, 1995 AND 1994

Overview

       Total assets were $76,701,000 at December 31, 1995 compared to $51,129,000 at year-end 1994, an increase of $25,572,000 or 50.01%. This growth was primarily the result of the expansion of the Company's mortgage banking subsidiary. Total gross portfolio loans before unearned income increased by $13,097,000 from $36,356,000 at the end of 1994 to $49,453,000 at the end of
1995. Total deposits increased by $23,815,000 from $46,609,000 at year-end 1994 to $70,424,000 at year-end 1995.

Investment and Mortgage-Backed Securities

       The Company's investment securities consisted of U.S. Treasury securities, securities of other U.S. Government agencies and corporations and mortgage-backed securities. The total investment portfolio increased $1,308,000 from $10,946,000 at the end of 1994 to $12,254,000 at the end of 1995. Of the $12,254,000 at December 31, 1995, $11,754,000 was classified as available for sale and $500,000 was classified as held to maturity.

Loans and Loans Held for Sale

       Total gross portfolio loans before unearned income at December 31, 1995 were $49,453,000 compared to $36,356,000 at December 31, 1994. The $13,097,000
increase in gross portfolio loans was primarily comprised of an $11,583,000 increase in real estate loans to $36,048,000 (or 72.9% of gross portfolio loans). Residential loans held for sale were $3,190,000 at December 31, 1995 compared to none at December 31, 1994. The increase relates to the increased activity in the residential mortgage banking subsidiary purchased during 1995. Commercial (business) loans not secured by real estate increased $337,000, while installment and other loans increased $1,177,000. The following table reflects the Bank's loans and loans held for sale at December 31, 1995 and December 31, 1994 (in thousands):

                                                                                                DOLLAR           PERCENTAGE
                                                                                               INCREASE           INCREASE
                                                        12/31/95           12/31/94           (DECREASE)         (DECREASE)
                                                    ----------------    ---------------    ----------------    ---------------
Portfolio loans:
       Commercial                                   $         9,682     $        9,345     $           337              3.61%
       Real estate                                           36,048             24,465              11,583             47.35%
       Installment and other loans                            3,723              2,546               1,177             46.23%
                                                    ---------------    ---------------    ----------------    ---------------
            Total gross loans                                49,453             36,356              13,097             36.02%
Less: unearned income                                           226                186                  40             21.51%
                                                    ---------------    ---------------    ----------------    ---------------
            Gross loans net of unearned income      $        49,227     $       36,170     $        13,057             36.10%
                                                    ===============     ==============     ===============     ==============

Residential loans held for sale                     $         3,190     $          --      $         3,190            100.00%
                                                    ===============     ==============     ===============     ==============

Allowance for Loan Losses

       The allowance for loan losses amounted to $838,000 at December 31, 1995, an increase of $238,000 from the $600,000 allowance at December 31, 1994. Activity in the allowance during 1995 included loan charge-offs (net of recoveries) of $14,000 and a $252,000 provision for loan losses.

        The following is a summary of the transactions in the allowances for loan losses for the years ended December 31, 1995 and 1994 (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                               1995         1994
                                                            ---------    ---------
Balance at beginning of period                              $     600    $     448
Charge-offs:
  Commercial                                                       25            6
  Real estate                                                      11           85
  Installment and other loans                                      13           18
                                                            ---------    ---------
                                                                   49          109
                                                            ---------    ---------

Recoveries:
  Commercial                                                       32           48
  Real estate                                                       -            -
  Installment and other loans                                       3            9
                                                            ---------    ---------
                                                                   35           57
                                                            ---------    ---------
Net charge-offs                                                    14           52
                                                            ---------    ---------
Provision for loan losses                                         252          204
                                                            ---------    ---------
Balance at end of period                                    $     838    $     600
                                                            =========    =========
Ratio of net charge-offs during the period to
average loans outstanding during the period                       .03%         .16%
                                                            =========    =========


Nonperforming Assets

       Nonperforming assets (consisting all of loans) amounted to $868,000 or 1.13% of total assets at December 31, 1995, as compared to $487,000 or .95% of total assets. Non performing assets increased $381,000 from December 31, 1994 to December 31, 1995. The increase is primarily attributed to a 36.0% increase of gross loans at the end of 1995 compared to 1994.

Deposits

        Total deposits were $70,424,000 at December 31, 1995, compared to $46,609,000 at December 31, 1994, an increase of $23,815,000 or 51.1%.
Non-interest bearing deposits increased $3,516,000 from December 31, 1994 to December 31, 1995 and interest-bearing deposits increased $20,299,000 during the same period. From December 31, 1994 to December 31, 1995, deposits were as follows (in thousands):


                                                                            DOLLAR     PERCENTAGE
                                                                            INCREASE    INCREASE
                                                 12/31/95     12/31/94     (DECREASE)   (DECREASE)
                                                ----------  -----------   ------------  ---------
Non-interest bearing demand deposits             $11,001      $ 7,485      $ 3,516       46.97%
Interest bearing:
       Interest checking                           8,601        7,104        1,497       21.07%
       Money market                               14,535       12,150        2,385       19.63%
       Savings                                     1,779        1,677          102        6.08%
       Time deposits $100,000 and over            12,812        9,201        3,611       39.25%
       Other time deposits                        21,696        8,992       12,704      141.28%
                                                 -------      -------      -------      ------
                             Total deposits      $70,424      $46,609      $23,815       51.10%
                                                 =======      =======      =======      ======

Stockholders' Equity

       Stockholders' equity of the Company was $4,888,000 at December 31, 1995 or 6.37% of total assets compared to $4,173,000 or 8.16% of total assets at December 31, 1994. At December 31, 1995 and 1994, management believes the Bank was in the "well capitalized" category under the Federal Deposit Insurance Corporation Improvement Act of 1991.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995 AND
1994

Overview

       Consolidated net income for 1995 was $335,000 or $.71 per share, compared to $454,000 or $.96 per share for 1994. Return on average assets for 1995 was
 .53% compared to .91% in 1994 while return on average equity was 7.15% for 1995 compared to 11.00% in 1994.

Analysis of Net Interest Income

       Net interest income for 1995 was $3,404,000 compared to $2,657,000 for 1994. This $747,000 or 28.11% increase was primarily the result of additional income from balance sheet growth and a more favorable mix of earning assets. Interest income was $5,576,000 for 1995, an increase of $1,648,000 over 1994. During the same period, interest expense increased by $901,000 from $1,271,000 for 1994 to $2,172,000 for 1995. Asset yield increased 119 basis points from 8.52% for 1994 to 9.71% for 1995 and average earning assets increased $11,371,000. The average cost of interest-bearing liabilities increased 116 basis points from 3.28% to 4.44%. Net interest spread increased 3 basis points from 5.24% for 1994 to 5.27% for 1995 and net interest margin, which includes the benefit of noninterest bearing funds, increased from 5.77% for 1994 to 5.93% for 1995.

       The following table summarizes the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities for the years ended December 31, 1995 and 1994 (in thousands):


                                                                          YEARS ENDED DECEMBER 31,
                                         ------------------------------------------------------------------------------------------
                                                            1995                                           1994
                                         ------------------------------------------    --------------------------------------------
                                            AVERAGE                      AVERAGE         AVERAGE                         AVERAGE
                                            BALANCE      INTEREST          RATE          BALANCE       INTEREST            RATE
                                         -------------  -----------    ------------    -----------    -----------      ------------
Interest earning assets:
  Loans, net of unearned income          $      41,114  $     4,581          11.14%    $    32,199    $     3,190             9.91%
  Securities                                    12,730          782           6.14%         11,477            640             5.58%
  Interest bearing deposits in banks                39            2           5.13%              9             --                --
  Federal funds sold                             3,568          211           5.91%          2,395             98             4.09%
                                         -------------  -----------    ------------    -----------    -----------      ------------
  Total interest-earning assets                 57,451        5,576           9.71%         46,080          3,928             8.52%
                                                        -----------    ------------                   -----------      ------------
  Non interest-earning assets                    5,522                                       3,823
                                         -------------                                 -----------
        Total assets                     $      62,973                                 $    49,903
                                         =============                                 ===========

Interest-bearing liabilities:
  Savings                                        1,774           43           2.42%          1,881             44             2.34%
  Money Market/Interest checking                20,925          611           2.92%         18,277            510             2.79%
  Time deposits                                 26,114        1,513           5.79%         18,584            716             3.85%
  Other borrowings                                  83            5           6.02%             15              1             6.67%
                                         -------------  -----------    ------------    -----------    -----------      ------------
  Total interest-bearing liabilities            48,896        2,172           4.44%         38,757          1,271             3.28%
                                                        -----------    ------------                   -----------      ------------
  Non interest-bearing liabilities               9,395                                       7,021
  Stockholders' equity                           4,682                                       4,125
                                         -------------                                 -----------
       Total liabilities and equity      $      62,973                                 $    49,903
                                         =============                                 ===========

  Net interest income/net interest spread               $     3,404           5.27%                   $     2,657             5.24%
                                                        ===========    ============                   ===========      ============

  Net interest margin                                                         5.93%                                           5.77%
                                                                       ============                                    ============



                                                               INCREASE (DECREASE)
CHANGES IN NET INTEREST INCOME                                       DUE TO(1)
                                                          ------------------------------
                                                             VOLUME            RATE             TOTAL
                                                          -------------    -------------    --------------
Interest earning assets:
  Loans, net of unearned income                           $         993     $        398     $       1,391
  Securities                                                         77               65               142
  Interest bearing deposits in banks                                  2               --                 2
  Federal funds sold                                                 70               43               113
                                                          -------------    -------------    --------------
        Total change in interest income                           1,142              506             1,648
                                                          -------------    -------------    --------------

Interest bearing liabilities:
  Savings Accounts                                                   (2)               1                (1)
  Money Market and NOW Accounts                                      77               24               101
  Time deposits                                                     436              361               797
  Borrowings                                                          4               --                 4
                                                          -------------    -------------    --------------
        Total change in interest expense                            515              386               901
                                                          -------------    -------------    --------------
        Increase (decrease) in net interest income        $         627     $        120     $         747
                                                          =============    =============    ==============


------------------------
(1) Changes in net interest income due to changes in volume and rate are based on absolute values.

Noninterest Income

        Noninterest income for 1995 was $670,000 compared to $432,000 for 1994, an increase of $238,000. Increases from loan fee income of $152,000 and gain on sale of loans of $83,000 accounted for most of the increase in noninterest income. During 1995, the Company acquired the residential mortgage banking subsidiary which resulted in additional loan fee income and gain on sale of loans.

        The following table reflects the components of noninterest income for the years ended December 31, 1995 and 1994 (in thousands):

                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                               ----------------------------------
                                                                        INCREASE
                                                    1995      1994      (DECREASE)
                                                  -----       -----       -----
Service charges on deposit accounts               $ 350       $ 306       $  44
Fee income                                          221          69         152
Gain on sale of loans                                83           0          83
Other income                                         16          57         (41)
                                                  -----       -----       -----
Total noninterest income                          $ 670       $ 432       $ 238
                                                  =====       =====       =====

Noninterest Expense

        Total noninterest expenses for 1995 were $3,279,000 compared to $2,191,000 for the same period in 1994, an increase of $1,088,000. The primary portion of the change was due to the increase of salaries and benefits from $920,000 in 1994 to $1,656,000 in 1995, a net increase of $736,000. During 1995 the Company purchased a residential mortgage banking subsidiary. The mortgage banking activities accounted for a substantial portion of the increase in salaries and employee benefits. Additional increases in 1995's noninterest expense were the result of higher operating expenses due to the establishment of an additional location. In February of 1995, the Company opened a new banking office facility in Edgewood, Florida (the Pine Castle branch).

        The following table reflects the components of noninterest expense for the years ended December 31, 1995 and 1994 (in thousands):


                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                     ----------------------------------------------------
                                                                              INCREASE
                                           1995               1994           (DECREASE)
                                     ----------------    --------------    --------------
Salaries and employee benefits       $          1,656     $         920     $         736
Occupancy expense                                 464               364               100
Equipment expense                                 271               203                68
Stationery and supplies                            92                63                29
Other operating expense                           796               641               155
                                     ----------------     -------------     -------------
Total noninterest expense            $          3,279     $       2,191     $       1,088
                                     ================     =============     =============

Income Taxes

        Income tax expense for 1995 was $208,000 or 38% of income before taxes, compared to $240,000 or 35% of income before taxes for the same period in 1994, a decrease of $32,000.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT AT JUNE 30, 1997

Liquidity

        The Asset/Liability Management Committee ("ALCO") reviews the Company's liquidity, which is its ability to generate sufficient cash to meet the funding needs of current loan demand, deposit withdrawals, and other cash demands. The primary sources of funds consist of customer deposits, amortization and prepayments of loans, sales of investments, other funds from operations and the Company's capital. The Bank is a member of the FHLB and has the ability to borrow to supplement its liquidity needs.

        When the Company's primary sources of funds are not sufficient to meet deposit outflows, loan originations and purchases and other cash requirements, the Company may supplementally borrow funds from unsecured lines of credit, reverse repurchase agreements and/or the FHLB. At June 30, 1997 the Bank had two unsecured lines of credit totaling $1,500,000. None of the lines had been drawn at June 30, 1997.

        FHLB borrowings, known as "advances," are typically secured by the Company's mortgage loan portfolio and/or investment securities. The terms and rates charged for FHLB advances vary in response to general economic conditions. As a shareholder of the FHLB, the Company is authorized to apply for advances from this bank. A wide variety of borrowing plans are offered by the FHLB, each with its own maturity and interest rate. The FHLB will consider various factors, including an institution's regulatory capital position, net income, quality and composition assets, lending policies and practices, and level of current borrowings from all sources, in determining the amount of credit to extend to an institution. As of June 30, 1997, the Company had no outstanding advances from the FHLB.

        At June 30, 1997, the Bank's liquidity ratio, consisting of net cash and investments of $25.7 million divided by net deposits and short-term liabilities of $78.6 million, was 32.66% compared to 28.75% at December 31, 1996. Net liquid assets were $18.0 million in excess of the amount required by Florida banking regulations.

Asset/Liability Management

        One of the primary objectives of the Company is to reduce fluctuations in net interest income caused by changes in interest rates. To manage interest rate risk, the Board of Directors has established interest-rate risk policies and procedures which delegate to ALCO the responsibility to monitor and report on interest-rate risk, devise strategies to manage interest-rate risk, monitor loan originations and deposit activity, and approval all pricing strategies.

        The management of interest rate risk is one of the most significant factors affecting the ability to achieve future earnings. The measure of the mismatch of assets maturing or repricing within certain periods, and liabilities maturing or repricing within the same period, is commonly referred to as the "gap" for such period. Controlling the maturity or repricing of an institution's assets and liabilities in order to minimize interest rate risk is commonly referred to as gap management. "Negative gap" occurs when, during a specific time period, an institution's liabilities are scheduled to reprice more rapidly than its assets, so that, barring other factors affecting interest income and expense, in periods of rising interest rates the institutions's interest expense would increase more rapidly than its interest income, and in periods of falling interest rates, the institution's interest expense would decrease more rapidly than its interest income. "Positive gap" occurs when an institution's assets are scheduled to reprice more rapidly than its liabilities, so that, barring other factors affecting interest income and expense, in periods of falling interest rates, the institution's interest income would decrease more rapidly than its interest expense, and in period of rising interest rates, the institution's interest income would increase more rapidly than its interest expense. It is common to focus on the one-year gap, which is the difference between the dollar amount of assets and the dollar amount of liabilities maturing or repricing within the next twelve months.

        With the assistance of an outside company, the Bank uses an industry standard computer modeling system to analyze the impact of interest rate risk. The system attempts to simulate the asset and liability base and project future operating results under a variety of interest rate and spread assumptions. Through this management tool, management can also, among other things, project the effects of changing its asset and liability mix and modifying its balance sheet, and identify appropriate investment opportunities. The results of these simulations are evaluated within the context of the interest-rate risk policy, which sets out target levels for the appropriate level of interest-rate risk.

        The policy is to maintain a cumulative one-year gap of no more than 25% of total assets. Management attempts to conform to this policy primarily by managing the maturity distribution of the investment portfolio and emphasizing loan originations and loan purchases carrying variable interest rates tied to interest-sensitive indices. Additionally, the Company has joined the FHLB to enhance its liquidity position and to provide it with the ability to utilize long-term fixed-rate advances to improve the match between interest-earning assets and interest-bearing liabilities in certain periods. Currently, off-balance-sheet hedging instruments are not used to manage overall interest rate risk.

        The cumulative one year gap at June 30, 1997, was $16,992,000 or a negative 19.23% (expressed as a percentage of total assets). Management will attempt to moderate any lengthening of the repricing structure of earning assets by emphasizing variable-rate assets and, where appropriate, match-funding longer-term fixed rate loans with FHLB advances.

        The following table presents the maturities or repricing of interest-earning assets and interest-bearing liabilities at June 30, 1997. The balances shown have been derived based on the financial characteristics of the various assets and liabilities. Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than their scheduled maturity dates. Fixed rate loans are shown in the periods in which they are scheduled to be repaid according to contractual amortization and, where appropriate, prepayment assumptions based on the coupon rates in the portfolio have been used to adjust the repayment amounts. Repricing of time deposits is based on scheduled maturities. Other interest bearing deposits such as interest checking, money market and savings accounts are assumed to reprice in the first three months, since these deposits are due to the customer on demand.

                                                        INTEREST SENSITIVITY ANALYSIS
                                                                JUNE 30, 1997
                                         0 - 3 Months              4 - 12 Months               1 - 5 Years
                                   ------------------------    ----------------------    ------------------------
                                                   Yield/                    Yield/                      Yield/
                                     Amount         Rate         Amount       Rate         Amount         Rate
                                   ----------    ----------    ----------   ---------    ----------    ----------
                                                                             (dollars in thousands)
Interest-earning assets:
U.S. Treasury securities and
   government agencies             $    1,500         5.44%    $    2,493       5.63%    $   10,941         5.97%
Mortgage-backed securities                164         6.08%           636       5.73%         2,460         6.68%
Federal funds sold                      1,810         5.39%            --          --            --            --
Interest bearing deposits in banks      3,428         5.47%            --          --            --            --
FHLB stock                                 --            --            --          --            --            --
Loans net of unearned income           41,466         9.66%         1,654       9.82%        10,970         9.72%
                                   ----------    ----------    ----------   ---------    ----------    ----------
Total interest-earning assets          48,368         9.06%         4,783       7.09%        24,371         7.73%
                                   ----------    ----------    ----------   ---------    ----------    ----------

Interest-bearing liabilities:
Deposits:
   Interest checking                    9,428         1.51%            --          --            --            --
   Money market                        21,266         3.83%            --          --            --            --
   Savings                              3,181         2.01%            --          --            --            --
   Time deposits                       19,130         5.67%        17,138       5.45%           974         5.47%
Mortgages payable                          --            --            --          --            --            --
                                   ----------    ----------    ----------   ---------    ----------    ----------
Total interest-bearing liabilities     53,005         3.97%        17,138       5.45%           974         5.47%
                                   ----------    ----------    ----------   ---------    ----------    ----------

Excess (deficiency) of interest-
   earning assets over interest-
   bearing liabilities             $   (4,637)        5.09%    $  (12,355)      1.64%    $   23,397         2.26%
                                   ==========    ==========    ==========   =========    ==========    ==========

Cumulative excess (deficiency) of
   interest-earning assets over
   interest bearing liabilities    $   (4,637)        5.09%    $  (16,992)      4.55%    $    6,405         4.17%
                                   ==========    ==========    ==========   =========    ==========    ==========

Cumulative excess (deficiency) of
   interest-earning assets over interest-
   bearing liabilities as a percent of
   total assets                                      (5.25)%                  (19.23)%                      7.25%
                                                 ==========                 =========                  ==========


                          INTEREST SENSITIVITY ANALYSIS
                                  JUNE 30, 1997
                                                  Over 5 Years
                                          ------------------------
                                                          Yield/
                                            Amount         Rate
                                          ----------    ----------

Interest-earning assets:
U.S. Treasury securities and
   government agencies                    $      998         6.82%
Mortgage-backed securities                        --            --
Federal funds sold                                --            --
Interest bearing deposits in banks                --            --
FHLB stock                                       276         7.25%
Loans net of unearned income                   2,053         8.84%
                                          ----------    ----------
Total interest-earning assets                  3,327         8.10%
                                          ----------    ----------

Interest-bearing liabilities:
Deposits:
   Interest checking                              --            --
   Money market                                   --            --
   Savings                                        --            --
   Time deposits                                  --            --
Mortgages payable                                712        10.75%
                                          ----------    ----------
Total interest-bearing liabilities               712        10.75%
                                          ----------    ----------

Excess (deficiency) of interest-
   earning assets over interest-
   bearing liabilities                    $    2,615        (2.65)%
                                          ==========    ==========

Cumulative excess (deficiency) of
   interest-earning assets over
   interest bearing liabilities           $    9,020         4.09%
                                          ==========    ==========

Cumulative excess (deficiency) of
   interest-earning assets over interest-
   bearing liabilities as a percent of
   total assets                                             10.21%
                                                        ==========

EFFECTS OF INFLATION

       As a financial institution, the majority of the Company's assets are monetary in nature and, therefore, differ greatly from those of most industrial or commercial companies that have significant investments in fixed assets. The effects of inflation on the financial condition and results of operations, therefore, are less significant than the effects of changes in interest rates. The most significant effect of inflation is on noninterest expense, which tends to rise during periods of general inflation.

FUTURE ACCOUNTING REQUIREMENT

       The FASB has issued Statement and Financial Accounting Standards No. 125 ("SFAS 125"). The statement provides accounting and reporting standards for transfers and servicing of financial assets as well as extinguishment of liabilities. The statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets as well as extinguishment of liabilities occurring in 1997. Management does not anticipate SFAS 125 will have a material impact on the Bank.

                                                                EXHIBIT A
                                                                ---------

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of May 22, 1997, between THE HUNTINGTON NATIONAL BANK, a banking association organized under the laws of the United States, with its principal office located at 41 South High Street, Columbus, Ohio ("Huntington Bank"), and THE BANK OF WINTER PARK, a bank organized and existing under the laws of the State of Florida, with its principal office located at 2006 Aloma Avenue, Winter Park, Florida ("Winter Park Bank"), each acting pursuant to a resolution of its board of directors adopted or to be adopted by a vote of a majority of its directors, pursuant to the authority given by and in accordance with provisions of the National Bank Act, as amended (12 U.S.C. Sections 215a and 215a-1), the Federal Deposit Insurance Act, as amended (12 U.S.C. Section 1831u), and the Florida Statutes (Section 658.2953). Huntington Bank and Winter Park Bank are sometimes hereinafter collectively referred to as the "Constituent Associations" or separately as a "Constituent Association."

                                    RECITALS

         A. Huntington Bank is a wholly owned subsidiary of Huntington Bancshares Incorporated, a Maryland corporation ("Huntington").

         B. As of March 31, 1997, Huntington Bank had total capital of $40,000,000, divided into 4,000,000 shares of common stock, par value $10.00 per share ("Huntington Bank Common"), surplus of $40,035,000, and undivided profits, including capital reserves and net unrealized holding gains (losses) on available for sale securities, of $743,986,000.

         D. Winter Park Bank is authorized to issue 600,000 shares of common stock, $5.00 par value per share ("Winter Park Common"), of which 414,009 shares are issued and outstanding as of the date hereof, exclusive of treasury shares, with an additional 76,589 shares being subject to outstanding stock options previously granted (collectively, the "Winter Park Stock Options" and individually, a "Winter Park Stock Option") under certain stock option plans and other arrangements of Winter Park Bank (collectively, the "Winter Park Stock Option Plans").

         E. The parties hereby desire that Winter Park Bank be merged into Huntington Bank upon and subject to the terms and conditions contained herein.

                                    AGREEMENT

         In consideration of the foregoing recitals, which shall constitute a part of this Agreement, and the mutual promises contained herein, the parties agree as follows:


                                    ARTICLE 1
                                   THE MERGER
                                   ----------

         Subject to the terms and conditions hereof, and the terms and conditions contained in a certain Supplemental Agreement, of even date herewith, among Huntington, Huntington Bank, and Winter Park Bank (the "Supplemental Agreement"), which is incorporated herein by reference, at the "Effective Time" (as such term is defined in Article 2 hereof), Winter Park Bank shall be merged into Huntington Bank (the "Merger"). Huntington Bank shall be the receiving association in the Merger (the "Surviving Association") and shall continue its corporate existence under the laws of the United States following the consummation of the Merger. At the Effective Time, the separate existence and corporate organization of Winter Park Bank shall cease.

                                    ARTICLE 2
                                 EFFECTIVE TIME
                                 --------------

         The Merger shall be effective at 11:59 p.m., local Florida time (the "Effective Time"), on the "Effective Date," which date shall be the date of consummation of the Merger as certified by the Comptroller of the Currency, which date shall not precede June 1, 1997, or the date of expiration of the last required waiting period following receipt of the last regulatory approval required in order to consummate the Merger.


                                    ARTICLE 3
                              EFFECT OF THE MERGER
                              --------------------

         3.1 NAME. The name of the Surviving Association shall be "The Huntington National Bank."

         3.2 ARTICLES OF ASSOCIATION AND BYLAWS. The Articles of Association and Bylaws of Huntington Bank in effect at the Effective Time shall be the articles of association and bylaws of the Surviving Association, until amended in accordance with law.

         3.3 OFFICES. The principal executive office of Huntington Bank immediately prior to the Effective Time shall be the principal executive offices of the Surviving Association.

         3.4 CAPITAL. Upon consummation of the Merger, the amount of capital stock of the Surviving Association shall be $40,000,000, divided into 4,000,000 shares of common stock, par value $10.00 per share. At the Effective Time, the Surviving Association shall have a surplus of not less than $42,312,181, and undivided profits, including capital reserves and net unrealized holding gains (losses) on available for sale securities, which, when combined with its capital and surplus, will not be less than the combined capital structures of the Constituent Associations as stated in the Recitals to this Agreement, adjusted, however, for normal earnings and expenses, Huntington Bank's normal and customary dividends paid prior to the Effective Time, and for accounting adjustments between the date of the latest available quarterly statements of condition of the Constituent Associations and the Effective Time of the Merger.

         3.5 EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of the United States. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) the corporate existence of each of the Constituent Associations shall be merged into and continued in the Surviving Association;
(ii) all rights, franchises, and interests of each Constituent Association in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Surviving Association by virtue of the Merger without any further deed or other transfer; (iii) the Surviving Association, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interest, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stock and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Constituent Associations at the Effective Time; and (iv) the Surviving Association shall be liable for all liabilities of each Constituent Association.

         3.6 FURTHER ACTIONS. From time to time, as and when requested by the Surviving Association or by its successors, the officers and directors of Winter Park Bank in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Association, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of Winter Park Bank and otherwise to carry out the purposes of this Agreement.

                                    ARTICLE 4
                              CONVERSION OF SHARES
                              --------------------

         4.1 HUNTINGTON BANK COMMON. All shares of Huntington Bank Common that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Huntington Bank Common at and after the Effective Time.

         4.2 WINTER PARK COMMON.

                  (a) At the Effective Time, each share of Winter Park Common (excluding the Canceled Shares (as defined in Section 4.2(b) below), and excluding Dissenting Shares (as defined in Section 4.3 below)) issued and outstanding at the Effective Time shall cease to be outstanding and shall, by virtue of the Merger and without further action on the part of the holders thereof, be converted into and exchanged for the right to receive a number of whole shares of Huntington common stock, without par value ("Huntington Common") equal to the quotient of $30.00 divided by the Price Per Share of Huntington Common (as defined below) (such quotient, as adjusted below, if necessary, being the "Exchange Ratio"). Notwithstanding the above, if the sum of the number of shares of Winter Park Common (excluding Canceled Shares, but including Dissenting Shares) outstanding at the Effective Time plus the number of shares of Winter Park Common that are subject to outstanding Winter Park Stock Options as of the Effective Time exceeds 490,973 shares, the Exchange Ratio determined pursuant to the preceding sentence will be automatically adjusted by multiplying the original Exchange Ratio (prior to this adjustment) by the quotient obtained by dividing 490,973 by the sum of the number of shares of Winter Park Common (excluding Canceled Shares, but including Dissenting Shares) issued and outstanding on the Effective Date plus the number of shares subject to the Winter Park Stock Options outstanding on the Effective Date.

                  (b) The "Price Per Share of Huntington Common" shall be the average of the closing sale prices for a share of Huntington Common as reported on the Nasdaq National Market on the five trading days immediately preceding the two business days before the Effective Time.

                  (c) No fractional shares of Huntington Common shall be issued. Each holder of Winter Park Common who would otherwise be entitled to receive a fraction of a share of Huntington Common shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction by the Price Per Share of Huntington Common. No interest shall be payable with respect to such cash payment.

                  (d) Notwithstanding the above, any and all shares of Winter Park Common held by Winter Park Bank, Huntington, Huntington Bank, or any direct or indirect majority-owned subsidiary of any of them, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the "Canceled Shares"), shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  (e) Any unexercised Winter Park Stock Option that remains outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into an option to purchase shares of Huntington Common under the Huntington 1994 Stock Option Plan or similar Huntington plan (a "Huntington Stock Option"), with (i) the number of shares of Huntington Common to be subject to a particular Huntington Stock Option to be determined by converting the number of shares of Winter Park Common subject to the Winter Park Stock Option into a number of Huntington Common shares in accordance with the procedure for converting outstanding Winter Park Common shares into Huntington Common shares as set forth in this Section 4.2, except that all fractional shares will be rounded to the nearest whole share, and (ii) the exercise price for each share of Huntington Common subject to a particular Huntington Stock Option to be equal to the exercise price per Winter Park Common share under the Winter Park Stock Option divided by the Exchange Ratio determined in accordance with Section 4.2(a) above; provided, however, that, in the case of any Winter Park Stock Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the "Code"), applies by reason of its qualification under Section 422 of the Code, the terms of the Huntington Stock Option into which such Winter Park Stock Option is to be converted, including the option price, the number of shares of Huntington Common purchasable pursuant to such option, and the terms and conditions of exercise of such option, shall be determined so as to comply with Section 424(a) of the Code. Upon such conversion, all rights under any and all stock options and stock option plans previously granted or adopted by Winter Park shall terminate.

         4.3 DISSENTING SHAREHOLDERS. Any holder of shares of Winter Park Common who perfects his dissenters' rights in accordance with and as contemplated by 12 U.S.C. 215a (the "Dissenters' Rights Law") shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Dissenters' Rights Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Dissenters' Rights Law and surrendered to Huntington the certificate or certificates representing the shares ("Dissenting Shares") for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Winter Park fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Huntington Bank shall issue and deliver the consideration to which such holder of shares of Winter Park Common is entitled under this Article 4 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Winter Park Common held by him. If and to the extent required by applicable Dissenters' Rights Law, Huntington Bank will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.


                                    ARTICLE 5
                            EXCHANGE OF CERTIFICATES

                  (a) As promptly as practicable after the Effective Date, Huntington Bank or its nominee (the "Exchange Agent"), shall prepare and mail to each holder of record of any shares of Winter Park Common (other than the Canceled Shares or Dissenting Shares) at the Effective Time a letter of transmittal containing instructions for the surrender of all certificates for shares of Winter Park Common. Upon the surrender by such holder of a certificate or certificates for shares of Winter Park Common standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Huntington Common into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional share of Huntington Common which such holder would otherwise have been entitled to receive, in accordance with Section 4.2(c) hereof. No interest shall be payable with respect to either the whole shares of Huntington Common or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to the Surviving Corporation any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of, the Surviving Corporation, free and clear of any claims whatsoever.

                  (b) Neither Huntington, the Surviving Association, nor the Exchange Agent, shall be obligated to deliver a certificate for Huntington Common or a check for cash in lieu of a fractional share to a former shareholder of Winter Park Bank until such former shareholder surrenders the certificate or certificates representing shares of Winter Park Common standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Huntington. Until so surrendered, each outstanding certificate for shares of Winter Park Common shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Huntington Common into which the shares of Winter Park Common represented thereby shall have been converted.

                  (c) After the Effective Date and until the outstanding certificates formerly representing shares of Winter Park Common are so surrendered, no dividends or distributions payable to holders of record of Huntington Common shall be paid to the holders of such outstanding Winter Park Bank certificates in respect thereof. Promptly upon surrender of such outstanding certificates there shall be paid to the holders of the certificates for Huntington

Common issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Huntington Common, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of one year from the Effective Date shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to Huntington, and thereafter the holders of such outstanding certificates for Winter Park Common shall look, subject to applicable escheat, unclaimed funds, and other laws, only to Huntington as general creditors for payment thereof.

                  (d) The stock transfer books of Winter Park Bank shall be closed as of the close of business on the day that is two business days prior to the Effective Date.

                  (e) Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to in this Article 5 not inconsistent with the provisions of this Agreement.

                  (f) Adoption of this Agreement by the shareholders of Winter Park Bank shall constitute ratification of the appointment of the Exchange Agent.


                                    ARTICLE 6
                              SHAREHOLDER APPROVAL
                              --------------------

         This Agreement shall be submitted to the shareholders of Huntington Bank and Winter Park Bank for approval in accordance with applicable law as soon as reasonably practicable following the execution of this Agreement.


                                    ARTICLE 7
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         7.1 AMENDMENT. At any time prior to the Effective Time, the parties hereto may amend, modify, or supplement this Agreement by mutual agreement, whether before or after the shareholders of Winter Park Bank have adopted this Agreement, provided that the consideration as determined in Section 4.2 hereof shall not be changed after the shareholders of Winter Park Bank have adopted this Agreement without the approval of such shareholders in the same manner as required for the adoption of this Agreement; and provided, further, that this Agreement may not be amended, modified, or supplemented, except by an instrument in writing executed and delivered by each of the parties hereto.

         7.2 TERMINATION. Unless extended by the mutual agreement of the parties hereto, this Agreement may be terminated, notwithstanding the adoption thereof by the shareholders of Huntington Bank or Winter Park Bank in the manner and under the circumstances set forth in the Supplemental Agreement.

         7.3 ENTIRE AGREEMENT. This Agreement, together with the Supplemental Agreement and any exhibits hereto or thereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, among the parties with respect to such subject matter and no party shall be liable or bound to the others in any manner by any covenants, representations, or warranties except as specifically set forth herein or therein.

         7.4 CAPTIONS. The captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.


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         7.5 ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

         7.6 BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto, Huntington, and their respective successors in interest any rights or remedies under or by reason of this Agreement.

         7.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         7.8 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles, except to the extent that federal law governs certain aspects of the Merger.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      THE HUNTINGTON NATIONAL BANK



                                      By:   /s/Peter E. Geier
                                         --------------------------------------
                                            Peter E. Geier, President and Chief
                                            Operating Officer


                                     THE BANK OF WINTER PARK



                                     By:    /s/Robert S. Harrell
                                        ---------------------------------------
                                         Robert S. Harrell, Chairman

                                                                       EXHIBIT B


                             SUPPLEMENTAL AGREEMENT

         THIS SUPPLEMENTAL AGREEMENT (this "Agreement") is made as of May 22, 1997, among HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), THE HUNTINGTON NATIONAL BANK, a banking association organized under the laws of the United States ("Huntington Bank"), and THE BANK OF WINTER PARK, a bank organized and existing under the laws of the State of Florida ("Winter Park Bank").

                                    RECITALS

         A. Huntington is a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Huntington owns all of the outstanding capital stock of Huntington Bank.

         B. Huntington desires to acquire Winter Park Bank by a merger of Winter Park Bank with and into Huntington Bank (the "Merger"), in accordance with the terms of this Agreement and of a certain Agreement and Plan of Merger, of even date herewith, among Huntington Bank and Winter Park Bank (the "Merger Agreement").

         C. The parties hereto desire to enter into this Agreement for the purpose of setting forth the terms and conditions of the agreement between them relating to the Merger, as well as certain representations, warranties, and covenants made by each party as an inducement to the other parties to execute and deliver the Merger Agreement and to consummate the Merger.

                                    AGREEMENT

         In consideration of the foregoing Recitals, which shall constitute a part of this Agreement, and of the mutual promises contained herein, the parties agree as follows:

SECTION 1.        DEFINITIONS

         1.01 DEFINITIONS CONTAINED ELSEWHERE IN THIS AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the preamble and Recitals of this Agreement:

                  (a)      "Agreement";

                  (b)      "BHCA";

                  (c)      "Huntington";

                  (d)      "Huntington Bank";

                  (e)      "Merger";

                  (f)      "Merger Agreement"; and

                  (g)      "Winter Park Bank".

         1.02 DEFINITIONS CONTAINED IN THE MERGER AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the Merger Agreement:


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                  (a)      "Dissenters' Rights Law";

                  (b)      "Dissenting Shares";

                  (c)      "Effective Date";

                  (d)      "Effective Time";

                  (e)      "Exchange Agent";

                  (f)      "Huntington Common";

                  (g)      "Winter Park Common";

                  (h)      "Winter Park Stock Option Plans";

                  (i) "Winter Park Stock Options" or a "Winter Park Stock Option"; and

                  (j)      "Surviving Association."

         1.03 OTHER DEFINITIONS. For the purposes of this Agreement, certain other terms shall be defined as follows:

                  (a) "Accord" means the Legal Opinion Accord of the American Bar Association Section of Business Law (1991);

                  (b) "Acquisition Proposal" means an inquiry received from, or an offer or proposal made by or on behalf of, any other corporation, firm, association, person, or other entity relating to (i) the possible sale or other disposition of more than 25 percent of the shares of the capital stock or any other class of voting securities of Winter Park Bank, including, but not limited to, an exchange or tender offer therefor, (ii) the possible sale or other disposition of a majority of the assets of Winter Park Bank, (iii) a merger or consolidation involving Winter Park Bank, other than a transaction in which Winter Park Bank will be the owner of all of the stock of the surviving corporation following the transaction, or (iv) a merger or consolidation involving Winter Park Bank, other than a transaction in which Winter Park Bank will be the surviving association and the current shareholders of Winter Park Bank will be the owners of a majority of the stock of the surviving association following the transaction;

                  (c) "Affiliate" of a party means a subsidiary, Principal Shareholder, director, or executive officer of such party;

                  (d) "Audited Financial Statements" means the financial statements (which need not be in a comparative format) of Winter Park Bank, consisting of balance sheets as of December 31, 1996 and 1995, and statements of income, cash flows, and changes in shareholders' equity for the fiscal years ended or ending December 31, 1996, 1995, and 1994, with the reports thereon of Winter Park Bank's independent certified public accountants;

                   (e) "BIF" means the Bank Insurance Fund of the FDIC;

                   (f) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

                   (g) "Closing Date" means the last business day of the month in which the conditions specified in Sections 6.01 and 6.02 hereof have been satisfied, or such other day as the parties shall mutually agree;


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                   (h) "Code" means the Internal Revenue Code of 1986, as
amended;

                  (i) "Confidential Information" of or relating to a party means any and all information received from or on behalf of such party or their Affiliates, employees, or agents concerning the Merger, the terms of this Agreement or the Merger Agreement, or the assets, business, operations, or financial condition of such party or their Affiliates, unless and to the extent that any such information is in the public domain;

                  (j) "Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any person or entity pursuant to any Contract, law, rule, regulation, Order, or Permit.

                  (k) "Contract" means any written or, to the Knowledge of Winter Park Bank, oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which Winter Park Bank is a party or that is binding on Winter Park Bank or its capital stock, assets, or business.

                   (l) "CRA" means the Community Reinvestment Act of 1977, as amended;

                  (m) "Default" means (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability, obligation, penalty, cost, or expense of any type under, any Contract, Order, or Permit;

                  (n) "Disclosure Memorandum" means the Disclosure Memorandum which is to be delivered by Winter Park Bank to Huntington and Huntington Bank pursuant to Section 2 hereof;

                  (o) "Employee Benefit Plans" means any and all "employee benefit plans," as defined in ERISA;

                  (p) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

                  (q) "Environmental Law" means CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, regulations promulgated thereunder, and any other federal, state, county, municipal, local, foreign, provincial, or other statute, law, ordinance, or regulation which may relate to or deal with human health or the environment, all as may be amended from time to time;

                  (r) "FDIC" means the Federal Deposit Insurance Corporation;

                  (s) "Hazardous Substances" means (i) any "hazardous substance" as defined in Section 101(14) of CERCLA or regulations promulgated thereunder;
(ii) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (PCBs), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic, or hazardous pollutants, contaminants, chemicals, materials, or substances listed or identified in, or regulated by, any Environmental Law; and (iv) any other substances or materials which are classified or considered to be hazardous or toxic under any Environmental Law;

                  (t) "Huntington Companies" means Huntington and all of its "significant subsidiaries" as defined in Rule 405 of Regulation C promulgated by the SEC under the 1933 Act.


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                  (u) "Interim Financial Statements" mean the unaudited
financial statements of Winter Park Bank, consisting of balance sheets as of March 31, 1997 and 1996, and statements of income, cash flows, and changes in shareholders' equity for the three-month period ended on March 31, 1997 and 1996, prepared in accordance with generally accepted accounting principles applied on a consistent basis;

                  (v) "Knowledge" means, with respect to either Huntington or Winter Park Bank, awareness of those facts that are known or should have been known by the chairman, president, chief executive officer (if other than the chairman or the president), chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant general counsel, or any senior or executive vice president of Huntington or Winter Park Bank, respectively.

                  (w) "Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for current property taxes not yet due and payable and pledges to secure deposits.

                  (x) "1933 Act" means the Securities Act of 1933, as amended;

                  (y) "1934 Act" means the Securities Exchange Act of 1934, as amended;

                  (z) "OCC" means the Office of the Comptroller of the Currency;

                  (aa) "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or regulatory authority.

                  (bb) "Permit" means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Winter Park Bank is a party or that is or may be binding upon or inure to the benefit of any Winter Park Bank or its securities, assets, or business.

                  (cc) "Principal Shareholder" of a party means a person who owns five percent or more of the outstanding shares of any class of the capital stock of such party;

                  (dd) "Real Property" means any and all real property owned or leased by Winter Park Bank as of the date of this Agreement or acquired at any time after the date of this Agreement and prior to the Effective Time, together with any and all improvements thereon;

                  (ee) "Registration Statement" means the registration statement on the appropriate form filed or to be filed by Huntington with the SEC under the provisions of the 1933 Act for the purpose of registering the shares of Huntington Common to be issued by Huntington in the Merger pursuant to the terms of the Merger Agreement, including, but not limited to, the prospectus and proxy statement to be included therein as a part thereof;

                  (ff) "SEC" means the Securities and Exchange Commission; and

                  (gg) "Warrant" means the warrant to purchase certain shares of Winter Park Common issued or to be issued by Winter Park Bank to Huntington pursuant to Section 8.13 of this Agreement.

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SECTION 2. REPRESENTATIONS AND WARRANTIES OF WINTER PARK BANK

         Winter Park Bank represents and warrants to Huntington and Huntington Bank that, except as set forth in the Disclosure Memorandum which shall be delivered by Winter Park Bank to Huntington on or before the date that is fifteen business days after the date of this Agreement:

         2.01 ORGANIZATION AND AUTHORITY. Winter Park Bank is a bank duly organized, validly existing, and in good standing under the laws of the State of Florida, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and, subject to the approval of its shareholders, to enter into and carry out its obligations under this Agreement and under the Merger Agreement. Winter Park Bank's deposits are insured by the BIF in accordance with the provisions of the Federal Deposit Insurance Act.

         2.02 CAPITALIZATION. The authorized capital stock of Winter Park Bank consists of 600,000 shares of Winter Park Common, of which 414,009 shares were issued and outstanding as of the date of this Agreement, exclusive of treasury shares. All of the outstanding shares of Winter Park Common are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable. There are no existing options, warrants, or commitments of any kind which might require the issuance by Winter Park Bank of any additional shares of Winter Park Common or other equity securities of Winter Park Bank, except the 76,589 Winter Park Common shares subject to Winter Park Stock Options, an additional 375 Winter Park Common shares subject to options which may be granted during the term of this Agreement, and the Warrant. The Disclosure Memorandum will include a true and correct copy of each Winter Park Stock Option Plan and a list of all option holders under each such plan, the number of shares subject to options held by each, the exercise price or prices of such options, and the dates each option was granted, becomes exercisable, and terminates.

         2.03 SUBSIDIARIES. The Disclosure Memorandum will list all corporations in which Winter Park Bank owns, directly or indirectly, five percent or more of any class of capital stock as of the date of this Agreement, and indicate, with respect to the equity securities of each such corporation as of such date, the number of shares of each class authorized, the number of shares outstanding, and the number of shares owned or controlled directly or indirectly by Winter Park Bank.

         2.04 DIRECTORS, OFFICERS, AND PRINCIPAL SHAREHOLDERS. The Disclosure Memorandum will contain a true and complete list of all directors, executive officers, and Principal Shareholders of Winter Park Bank. Such list will identify all person who are deemed to be "affiliates" of Winter Park Bank for purposes of Rule 145 of the 1933 Act.

         2.05     AUTHORIZATION.

         (a) The execution, delivery, and performance of this Agreement and the Merger Agreement by Winter Park Bank, and the consummation of the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of Winter Park Bank, subject to the adoption of the Merger Agreement and this Agreement by the shareholders of Winter Park Bank.

         (b) Other than in connection or compliance with the provisions of applicable state corporate and securities laws, rules, and regulations, and other than Consents required from applicable regulatory authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Winter Park of the Merger and the other transactions contemplated in the Merger Agreement and this Agreement.

         2.06 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of the Merger, nor compliance by Winter Park Bank with any provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Winter Park Bank's Articles of Association or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation

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of any Lien on any assets or properties of Winter Park Bank under, any material
Contract or Permit of Winter Park Bank, or (iii) subject to receipt of the requisite approvals referred to in Section 6.02 of this Agreement, violate any law, rule, regulation, or Order applicable to Winter Park Bank or any of its assets, properties, or rights.

         2.07 FINANCIAL STATEMENTS. Winter Park Bank has delivered the 1996 Audited Financial Statements and the Interim Financial Statements to Huntington. The 1996 Audited Financial Statements and the Interim Financial Statements present, fairly and accurately, the financial position and results of operations of Winter Park Bank on a consolidated basis at the dates shown and for the periods indicated in accordance with generally accepted accounting principles or regulatory accounting principles applied on a consistent basis. There are no obligations or liabilities, whether absolute, accrued, or contingent (including, without limiting the generality of the foregoing, liabilities for taxes), of Winter Park Bank which are required in accordance with generally accepted accounting principles to be reflected or disclosed in the 1996 Audited Financial Statements or the Interim Financial Statements which have not been so reflected or disclosed.

         2.08     TITLE TO PROPERTIES.

                  (a) The Disclosure Memorandum will set forth a complete and correct list of all of the Real Property. Winter Park Bank has good and marketable title to all of the Real Property listed as owned by it in the Disclosure Memorandum and valid leasehold interests in all of the Real Property listed as leased by it in the Disclosure Memorandum, free and clear of any Liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. The Real Property and the present use thereof by Winter Park Bank do not violate any local zoning or similar land use laws, any governmental regulations, or any restrictive covenants. To the Knowledge of Winter Park Bank, after reasonable investigation, (i) the Real Property and the use thereof by Winter Park Bank do not encroach upon any property owned by any other person, and (ii) no property owned by any other person encroaches upon any of the Real Property.

                  (b) Concurrently with its delivery of the Disclosure Memorandum, Winter Park Bank will deliver to Huntington complete and correct copies of all deeds and leases relating to the Real Property listed in the Disclosure Memorandum.

                  (c) Winter Park Bank has good and marketable title to all of its personal property, including without limitation all contractual rights and assets reflected in the 1996 Audited Financial Statements or acquired after December 31, 1996 (except for assets sold or otherwise disposed of in the ordinary course of business since such date or assets which, either individually or in the aggregate, are not material to the operations or financial condition of Winter Park Bank), free and clear of any Lien or encumbrance. All tangible properties used in the business of Winter Park Bank are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Winter Park's past practices.

         2.09 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against on the 1996 Audited Financial Statements, Winter Park Bank has no liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or will have a material adverse effect on the business, financial condition, or results of operations of Winter Park Bank.

         2.10 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, Winter Park Bank has not:

                  (a) made or permitted to be made any changes in its capital or corporate structure, certificate or articles of association, regulations, bylaws, or other charter documents;

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                  (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with it; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

                  (c) except as reflected in the Disclosure Memorandum, issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of its capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, except for the Warrant and except for capital stock issued pursuant to the exercise of Winter Park Stock Options issued prior to the date of this Agreement, in accordance with their respective terms;

                  (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity other than in the ordinary course of business;

                  (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of its business or incurred under the Contracts referred to in Section 2.18 hereof;

                  (f) issued as borrower any promissory notes, guarantees, or other evidences of indebtedness, other than in the ordinary course of business;

                  (g) forgiven or canceled any indebtedness or contractual obligation, other than in the ordinary course of business;

                  (h) mortgaged, pledged, or subjected to any Lien or lease any of its assets, tangible or intangible, or permitted or suffered any such asset to be subjected to any Lien or lease, other than in the ordinary course of business;

                  (i) purchased, sold, transferred, liquidated, or otherwise acquired or disposed of any assets or properties, or entered into any Contract for any such purchase, sale, transfer, liquidation, acquisition, or disposition, other than in the ordinary course of business;

                  (j) entered into any lease of real or personal property other than in the ordinary course of business;

                  (k) declared, paid, made, or set apart any sum or property for, any dividend or other distribution, or otherwise paid or transferred any funds or property to its shareholders;

                  (l) except as reflected in the Disclosure Memorandum, increased the wages, salaries, compensation, pension or other fringe benefits, or perquisites payable to any executive officer by more than five percent of the amount thereof in effect as of December 31, 1996, or granted any severance or termination pay, or entered into any Contract to make or grant any severance or termination pay, or entered into any employment or consulting Contract which is not terminable by Winter Park Bank, without cause and without penalty or severance obligation, upon notice of 30 days or less;

                  (m) made any loans or loan commitments, other than in the ordinary course of business, to any Affiliate of Winter Park Bank (or any person or business entity controlled by or affiliated with such Affiliate);

                  (n) modified, altered, amended, terminated, or withdrawn from participation in any Employee Benefit Plan or any other plan or benefit provided to one or more employees, or paid or distributed any sum from any such plan except to participants in the ordinary course of the operation of the plan, or made any payment or

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contribution to any such plan except as required by the terms of such plan or consistent with past practices, but, in any event, not to exceed five percent of eligible salaries, in the aggregate, on an annual basis;

                  (o) entered into any transaction involving the expenditure of more than 50,000, other than in the ordinary course of business, except pursuant to and in accordance with the terms of the Contracts referred to in Section 2.18 hereof;

                  (p) adopted any change in any accounting policy or method;

                  (q) revalued any asset or adjusted any reserve other than in the ordinary course of business;

                  (r) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on December 31, 1996;

                  (s) suffered any material adverse change in its business, financial condition, income, assets, or liabilities;

                  (t) suffered any damage, destruction, or loss (whether or not covered by insurance) which has had a material adverse effect, in any case or in the aggregate, on its business, financial condition, operations, projects, properties, or assets;

                  (u) suffered any strike, work stoppage, slow-down, or other labor disturbance; or

                  (v) suffered any loss of employees or customers which has had a material adverse effect on its business, operations, or prospects.

         2.11 TAXES. Winter Park Bank has filed or caused to be filed all federal and other tax returns which are required to be filed and have paid or made provision for payment of all taxes shown as due on such returns. No deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed against Winter Park Bank that have not been settled and paid. There is no audit examination, deficiency, or refund claim or proceedings with respect to any such taxes that is currently pending or, to the Knowledge of Winter Park, contemplated and Winter Park Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any taxes due that is currently in effect. The federal income tax returns of Winter Park Bank have not bee audited by the Internal Revenue Service since 1992.

         2.12 LABOR MATTERS. Winter Park Bank is not a party to any collective bargaining or other union agreement with any of its employees, nor is it involved in any strike or other labor dispute.

         2.13 LITIGATION. There is no action, suit, proceeding, or claim by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the Knowledge of Winter Park Bank, threatened against (i) Winter Park Bank, (ii) the assets, business, or goodwill of Winter Park Bank, or (iii) any Affiliate of Winter Park Bank, in relation to the business of Winter Park Bank or any such person's capacity as an Affiliate of Winter Park Bank. Winter Park Bank knows of no basis or grounds for any such action, suit, proceeding, claim, or investigation. Winter Park Bank is not subject to any supervisory agreement, consent order or decree, cease and desist order, or other restriction on the business or assets of Winter Park Bank.

         2.14     ENVIRONMENTAL MATTERS.

                  (a) Winter Park Bank is and has been at all times in substantial compliance with all applicable Environmental Laws and has not engaged in any activity resulting in a material violation of any applicable Environmental Law. No investigations, inquiries, Orders, hearings, actions, or other proceedings by or before any court or governmental agency are pending or, to the Knowledge of Winter Park Bank, threatened in connection with

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any alleged violation of any applicable Environmental Law by Winter Park Bank or in relation to any part of the Real Property. No claims have been made or, to the Knowledge of Winter Park Bank, threatened at any time by any third party against Winter Park Bank relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. Winter
Park Bank has not caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. To the Knowledge of Winter Park Bank, none of the Real Property has been used by Winter Park Bank for the storage or disposal of Hazardous Substances nor is any of the Real Property contaminated by any Hazardous Substance. To the Knowledge of Winter Park Bank, none of the Real Property has in the past contained or presently contains any underground storage tanks. To the Knowledge of Winter Park Bank, Winter Park Bank has no interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Winter Park Bank is that of a lien holder or mortgagee, but including any property as to which title has been taken by Winter Park Bank pursuant to mortgage foreclosure or similar proceeding and any property as to which Winter Park Bank has participated in the financial management to a degree sufficient to influence the property's treatment of Hazardous Substances).

                  (b) To the Knowledge of Winter Park Bank, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by it at any time prior to the date of this Agreement, together with any improvements located thereon.

         2.15 COMMUNITY REINVESTMENT ACT COMPLIANCE. Winter Park Bank is in compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Winter Park Bank has received a CRA rating of satisfactory or better from the FDIC. Winter Park Bank knows of no fact or circumstance or set of facts or circumstances which would cause Winter Park Bank to fail to comply with such provisions or to cause the CRA rating of Winter Park Bank to fall below satisfactory.

         2.16 COMPLIANCE WITH LAWS. Winter Park Bank holds all Permits of, and has made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and there has occurred no Default under any such Permit or other such filings. Winter Park Bank has conducted its businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and Orders.

         2.17 INFORMATION PROVIDED BY WINTER PARK BANK. None of the information supplied or to be supplied by Winter Park Bank for inclusion in the Registration Statement, application for approval, or any other document to be filed with the SEC, OCC, the Florida Department of Banking and Finance, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

         2.18 MATERIAL CONTRACTS.


              (a) The Disclosure Memorandum will contain a complete and correct list of all Contracts of the following types, to which Winter Park Bank is a party, by which either Winter Park Bank or any of its property is bound, or which has been authorized by Winter Park Bank:

                  (i) promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of Winter Park Bank;

                  (ii) partnership or joint venture agreements;

                  (iii) employment, bonus, compensation, severance, or consulting agreements;


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                  (iv) collective bargaining agreements;

                  (v) Employee Benefit Plans and any other plans, benefits, programs of benefits, or deferred compensation arrangements for the benefit of directors, employees, or former or retired employees;

                  (vi) agreements or commitments for sale (otherwise than in the ordinary course of business) of assets exceeding $50,000 in the aggregate;

                  (vii) agreements or commitments for capital expenditures in excess of $50,000 in the aggregate;

                  (viii) agreements or other documents creating Liens relating to any Real Property or personal property owned, rented, or leased by Winter Park Bank and used in connection with its business;

                  (ix) leases of, commitments to lease, and other agreements relating to the lease or rental of, Real Property or personal property by Winter Park Bank and used in connection with its business;

                  (x) all policies of insurance and fidelity bonds of Winter Park Bank;

                  (xi) all direct or indirect loans or guaranties of loans to any director, officer, or Principal Shareholder of Winter Park Bank or their spouses or children or any partnership, corporation, or other entity in which any such director, officer, or Principal Shareholder or their spouses or children, have a significant (ten percent or more) interest; and

                  (xii) all other Contracts not made in the ordinary course of business.

             (b) Concurrently with its delivery of the Disclosure
Memorandum, Winter Park Bank will deliver to Huntington complete and correct copies of all written Contracts, together with all amendments thereto, listed in the Disclosure Memorandum and a complete and correct written description of all oral Contracts listed in the Disclosure Memorandum.

             (c) As of and through the date of this Agreement: (i) each Contract of Winter Park Bank is valid and subsisting and in full force and effect in all material respects; (ii) Winter Park Bank has in all material respects performed all obligations required to be performed by it to date under such Contracts; and (iii) no event or condition exists which constitutes or, after notice or lapse of time, would constitute, a material Default on the part of Winter Park Bank under any such Contract or, to the Knowledge of Winter Park Bank, on the part of any other party to such Contract.

         2.19 EMPLOYEE BENEFIT PLANS.

              (a) As of the date hereof:

                 (i) all Employee Benefit Plans maintained by Winter Park Bank comply in all material respects with the applicable provisions of ERISA and the Code and all such Employee Benefit Plans have been administered to date in compliance with the applicable provisions of ERISA, the Code, and any other legislation regulating employee benefit plans;

                 (ii) each Employee Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan under Section 401(a) of the

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Code has been amended to comply in all material respects with the current law, rules, and regulations and Winter Park Bank has obtained favorable determination letters with respect to all such plans which takes into account the Tax Reform Act of 1986 and subsequent legislation for which a determination letter is available from the Internal Revenue Service, and Winter Park Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter;

              (iii) to the Knowledge of Winter Park, all reporting and disclosure requirements of ERISA and the Code have been met in all material respects by all such Plans;

               (iv) to the Knowledge of Winter Park, Winter Park Bank has no liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Winter Park Bank aware of any claim pending or threatened to be brought by any party regarding such matters;

                (v) to the Knowledge of Winter Park, no prohibited transaction has occurred with respect to any of the Employee Benefit Plans that would result, directly or indirectly, in the imposition of any excise tax under ERISA or the Code;

               (vi) to the Knowledge of Winter Park, no reportable event under ERISA has occurred with respect to any of the Employee Benefit Plans;

              (vii) Winter Park Bank is not a defendant in any lawsuit or criminal action concerning its conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plans;

             (viii) Winter Park Bank is not engaged in litigation or a continuing controversy with or, to the Knowledge of Winter Park Bank, under investigation or examination by, the Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to Employee Benefit Plans; and

               (ix) Winter Park Bank is not required to contribute to an Employee Benefit Plan that is a "multi-employer plan" within the meaning of
Section 3(37) of ERISA.

                  (b) The Disclosure Memorandum lists all Employee Benefit Plans and any and all other benefit plans, policies, or programs currently in effect for directors, employees, former employees, and retired employees of Winter Park Bank including, without limitation, those providing any form of medical, health, and dental insurance, severance pay and benefits continuation, relocation assistance, vacation pay, tuition aid, and matching gifts for charitable contributions to educational or cultural institutions, whether or not subject to ERISA. The Disclosure Memorandum includes complete and correct copies of all such plans or programs, including each trust or other Contract under which any trustee or custodian holds funds or property of the plans, all current financial and actuarial reports, all current reporting and disclosure documents and filings, and currently effective Internal Revenue Service rulings or determination letters in respect thereof.

         2.20 INSURANCE POLICIES. The Disclosure Memorandum will contain a complete and correct list of the insurance policies and fidelity bonds currently maintained by Winter Park Bank. Concurrently with its delivery of the Disclosure Memorandum, Winter Park Bank will deliver to Huntington complete and correct copies of all such policies and bonds currently in effect together with all riders and amendments thereto. All premiums due thereon have been paid and Winter Park Bank has complied in all respects with the provisions of such policies and bonds. Winter Park Bank has not failed to give any notice or present any claim under any insurance policy or fidelity bond in due and timely fashion. Winter Park Bank has not received notice from any insurance carrier that (i) such insurance will be canceled

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or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.
There are presently no claims pending under such policies of insurance.

         2.21 CAPITAL REQUIREMENTS. Winter Park Bank is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal or state regulatory agencies.

         2.22 LOAN LOSS RESERVES. Since December 31, 1996, Winter Park Bank has not incurred any unusual or extraordinary loan losses. The allowance for loan losses reflected on the financial statements of Winter Park Bank has been determined in accordance with generally accepted accounting principles and in accordance with all applicable regulations of all appropriate regulatory agencies and is adequate in all respects. Winter Park Bank has no Knowledge of any potential losses that have not been considered in establishing the current allowance for loan losses.

         2.23 BROKERS; CERTAIN FEES. Neither Winter Park Bank nor any of its Affiliates or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the Merger Agreement, or the transactions contemplated herein or therein, except that Winter Park Bank has retained Carson Medlin to perform certain investment banking services in connection with the Merger. The Disclosure Memorandum will contain a complete and correct list as of the date of this Agreement of all written or oral agreements between Winter Park Bank and Carson Medlin. Concurrently with its delivery of the Disclosure Memorandum, Winter Park Bank will deliver to Huntington complete and correct copies of all written agreements between Winter Park Bank and Carson Medlin, together with any and all amendments thereto, listed in the Disclosure Memorandum and a complete and correct written description of all oral agreements between Winter Park Bank and Carson Medlin listed in the Disclosure Memorandum.

         2.24 MATERIAL FACTS. Neither this Agreement, the Merger Agreement, the Disclosure Memorandum, nor any list, schedule, or certificate furnished to Huntington by or on behalf of Winter Park Bank contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF HUNTINGTON AND HUNTINGTON BANK

         Huntington and Huntington Bank represent and warrant to Winter Park Bank as follows:

         3.01 ORGANIZATION AND AUTHORITY OF HUNTINGTON. Huntington is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement. Huntington is duly registered as a bank holding company under the BHCA.

         3.02 ORGANIZATION AND AUTHORITY OF HUNTINGTON BANK. Huntington Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement and the Merger Agreement.

         3.03 AUTHORIZATION OF HUNTINGTON. The execution, delivery, and performance of this Agreement by Huntington, and the consummation of the transactions contemplated hereby, have been duly approved by the Board of Directors of Huntington. The approval or adoption of this Agreement by the shareholders of Huntington is not required under Maryland law or under the charter or bylaws of Huntington.


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         3.04 AUTHORIZATION OF HUNTINGTON BANK. The Merger and the execution, delivery, and performance of this Agreement and the Merger Agreement by Huntington Bank, and the consummation of the transactions contemplated hereby and thereby, will have been duly approved by the Board of Directors of Huntington Bank prior to the filing of the regulatory approvals specified in
Section 5.02 hereof. The approval of the Merger and the adoption of this Agreement and the Merger Agreement by the sole shareholder of Huntington Bank will be obtained prior to the filing of the regulatory approvals specified in
Section 5.02 hereof.

         3.05 CAPITAL STOCK. The authorized capital stock of Huntington consists of (i) 300,000,000 shares of Huntington Common, of which 144,739,081 shares are issued and outstanding as of April 30, 1997, and (ii) 6,617,808 shares of Huntington preferred stock, without par value, none of which are issued or outstanding. All of the issued and outstanding shares of Huntington Common are, and all of the shares of Huntington Common to be issued in exchange for share of Winter Park Common upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Huntington Common have been, and none of the shares of Huntington Common to be issued in exchange for shares of Winter Park Common upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Huntington.

         3.06 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement or, in the case of Huntington Bank, the Merger Agreement, nor the consummation of the Merger, nor compliance by Huntington or Huntington Bank with any provisions hereof or thereof will (i) conflict with or result in a breach of any provision of their respective charters or by-laws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any assets or properties of Huntington or Huntington Bank under, any material Contract or Permit of Huntington or Huntington Bank, or
(iii) subject to receipt of the requisite approvals referred to in Section 6.02 of this Agreement, violate any law, rule, regulation, or Order applicable to Huntington or Huntington Bank or any of their respective assets, properties, or rights.

         3.07 FINANCIAL STATEMENTS. Huntington has delivered to Winter Park Bank its Annual Report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K"). The financial statements included in such Form 10-K present, fairly and accurately, the consolidated financial position of Huntington as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of Huntington for the periods indicated in accordance with generally accepted accounting principles or regulatory principles applied on a consistent basis. Since December 31, 1996, except as disclosed in filings with the SEC after the date thereof, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, financial condition, or results of operations of Huntington.

         3.08 LEGAL PROCEEDINGS. There is no action, suit, proceeding, or claim by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the Knowledge of Huntington or Huntington Bank threatened, that seeks to enjoin, delay, or prevent the execution, delivery, or performance of this Agreement or the completion of the transactions contemplated herein.

         3.09 FILING OF REPORTS. Huntington Common is registered pursuant to
Section 12 of the 1934 Act. Huntington has been subject to the reporting requirements of Section 13 of the 1934 Act for a period of at least 90 days prior to the date hereof and has filed all reports required to be filed thereunder during the twelve months preceding the date hereof. Since January 1, 1996, Huntington has filed with the SEC all documents and reports (including all amendments, exhibits, and schedules thereto and documents incorporated by reference therein) required to be filed by Huntington under the 1934 Act and the 1933 Act, and the rules and regulations promulgated by the SEC thereunder. None of such documents or reports, as of their respective dates and as amended through the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in view of the circumstances under which they were made, not misleading.

         3.10 MATERIAL FACTS. Neither this Agreement, the Merger Agreement, nor any list, schedule, or certificate furnished to Winter Park by or on behalf of Huntington or Huntington Bank contains any untrue statement of a material

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fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made. None of the information supplied or to be supplied by Huntington or Huntington Bank for inclusion in the Registration Statement, application for approval, or any other document to be filed with the SEC, OCC, the Florida Department of Banking and Finance, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.


SECTION 4. COVENANTS OF WINTER PARK BANK

         Winter Park Bank covenants and agrees as follows:

         4.01 APPLICATIONS FOR REGULATORY APPROVALS. Winter Park Bank will cooperate, and will cause its Affiliates, employees, agents, and advisers to cooperate, to the extent reasonably necessary, with Huntington and its advisers in connection with the preparation of the applications for regulatory approvals described in Section 6.02 hereof.

         4.02 SHAREHOLDERS' MEETING. As soon as practicable, Winter Park Bank will call and mail to its shareholders a notice of a special meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Winter Park Bank will recommend to the shareholders that they vote their shares in favor of the Merger.

         4.03 CONDUCT OF BUSINESS. From the date of this Agreement until the Effective Time, except as provided herein or as consented to by Huntington in writing, Winter Park Bank will conduct its operations only, and shall not take any action except, in the ordinary and usual course of business, and Winter Park Bank will use its best efforts to preserve intact its business organizations, assets, prospects, and business relationships, to keep available the services of its officers and employees, and to maintain existing relationships with other entities. Without limiting the generality of the foregoing, subject to the exceptions stated above, during such period, Winter Park Bank will not (a) enter into any Contract of the character referred to in Section 2.18(a) hereof; or (b) take or permit to be taken any action of a character which is listed in Section
2.10 hereof.

         4.04 ACCESS TO INFORMATION. Winter Park Bank shall give representatives of Huntington full access, during normal business hours and upon reasonable notice, to all assets, properties, books, records, agreements, and commitments of Winter Park Bank, provided that such access shall not unreasonably interfere with the operations of Winter Park Bank, and shall furnish to representatives of Huntington all such information concerning its affairs as Huntington may reasonably request.

         4.05 PRESS RELEASES. Winter Park Bank shall consult in advance with Huntington as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to the Merger Agreement, this Agreement, or the Merger, and shall not issue any such press release, written communication, or public disclosure without the prior written consent of Huntington; provided, however, that nothing contained herein shall prohibit Winter Park Bank from making any disclosure (after consultation with Huntington with respect thereto) which its counsel deems necessary under applicable law.

         4.06 BEST EFFORTS. Winter Park Bank shall use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger, including such actions as Huntington may reasonably request in writing.

         4.07 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated by either party pursuant to Section 11 hereof, Winter Park Bank shall not (i) directly or indirectly, through any of its Affiliates, employees, or agents, solicit, encourage, initiate, or, except to the extent necessary to comply with the fiduciary duty of its board of directors as advised by counsel, entertain, consider, or participate in any negotiations or discussions with

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respect to any Acquisition Proposal, or (ii) except to the extent necessary to comply with the fiduciary duty of its board of directors as advised by counsel, disclose any information not customarily disclosed to any person or entity or provide access to its properties, books, or records or otherwise assist or encourage any person or entity in connection with any Acquisition Proposal.

         4.08 ADVICE OF CHANGES. Between the date hereof and the Effective Date, Winter Park Bank shall advise Huntington promptly, in writing, of any fact which, if existing or known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement and any fact which, if existing or known on the date hereof, would have made any of the representations contained herein untrue. Prior to the Effective Date, Winter Park Bank shall deliver to Huntington a supplement to the Disclosure Memorandum, which shall contain a description of any and all such matters.

         4.09 TITLE INSURANCE. For each parcel of the Real Property described in the Disclosure Memorandum as being owned by Winter Park Bank and for each lease for any parcel of the Real Property described in the Disclosure Memorandum as being leased by Winter Park Bank as to which Huntington may specifically request, Winter Park Bank shall deliver to Huntington Bank, at Winter Park Bank's expense, no later than 60 days after the date of this Agreement, a title insurance commitment (ALTA 1966 form or its equivalent) for a fee owner's title insurance policy or leasehold owner's title insurance policy, as appropriate, each in an amount equal to the carrying cost of the premises or leasehold interest to be insured (including all improvements thereon), on the books of Winter Park Bank as of December 31, 1996. Each title insurance commitment shall show that marketable fee simple title to the owned premises or that valid leasehold title to the leased premises, as appropriate, is in the name of Winter Park Bank, and that the owned premises are free and clear of any Liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. Each such commitment shall provide that such fee owners policy committed for therein shall be an ALTA 1970 form, revised in 1984, and each leasehold owner's policy shall be an ALTA 1975 form, or other form acceptable to Huntington and Huntington Bank.

         4.10 SURVEY. Within 60 days after the date of this Agreement, Winter Park Bank shall provide to Huntington and Huntington Bank, at Winter Park Bank's expense, current land surveys of those parcels of the Real Property specifically designated by Huntington. Each survey shall be conducted and prepared by a duly licensed land surveyor approved by Huntington and Huntington Bank and, unless otherwise agreed by Huntington and Huntington Bank in writing, shall be a duly certified ALTA/ACSM field survey, which shall comply with the requirements set forth in Huntington's Standard Survey Requirements, a copy of which has been furnished to Winter Park Bank prior to the execution of this Agreement, and shall confirm that the Real Property is not subject to any easements, restrictions, set backs, encroachments, or other limitations except utility and other easements that do not interfere with the use of the Real Property for the business then being conducted thereon, and that the Real Property is not located in any flood hazard area.

         4.11 ENVIRONMENTAL ASSESSMENT. Winter Park Bank shall obtain and deliver to Huntington, at Winter Park Bank's expense, on or before the date which is 60 days after the date of this Agreement, a Phase I Environmental Site Assessment (the "Phase I Assessment") for each tract of the Real Property from a consultant acceptable to Huntington. The Phase I Assessment shall be performed in accordance with the requirements of The Huntington National Bank Phase I
(ESA) Checklist - Minimum Requirements, a copy of which has been furnished to Winter Park Bank prior to the execution of this Agreement. Each Phase I Assessment shall reveal no facts that establish a reason to believe that any Hazardous Substances have been treated, stored, managed, or disposed of on the Real Property.

         4.12 CONFIDENTIALITY. From and after the date of this Agreement, Winter Park Bank shall, and shall cause its respective Affiliates, employees, and agents to, treat all Confidential Information of Huntington and Huntington Bank, as confidential, and Winter Park Bank shall, and shall cause its Affiliates, employees, and agents to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 11 hereof, Winter Park Bank shall, and shall cause its Affiliates, employees, and agents to, promptly return to Huntington all documents and work papers, and all copies thereof,

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containing any such Confidential Information of Huntington or Huntington Bank.
The covenants of Winter Park Bank contained in this Section 4.12 are of the essence and shall survive any termination of this Agreement and the closing of the transactions contemplated hereby.

         4.13 TAX REPRESENTATIONS. Winter Park Bank will furnish a letter to Porter, Wright, Morris & Arthur, as counsel for Huntington and Huntington Bank, in such form as may be reasonably requested by such counsel, containing, to the extent the same are true, such representations regarding factual matters as may be reasonably required in order to enable such counsel to render the tax opinions referred to in Section 6.04 hereof.


SECTION 5. COVENANTS OF HUNTINGTON AND HUNTINGTON BANK.

         Huntington and Huntington Bank covenant and agree as follows:

         5.01 PAYMENT OF CONSIDERATION. At the Effective Time, Huntington shall
(i) issue all of the shares of Huntington Common into which shares of Winter Park Common are to be converted in the Merger and will deliver the certificates for such shares, or cause the same to be delivered, to the Exchange Agent; and
(ii) deliver to the Exchange Agent the amount of cash to be paid in lieu of issuing fractional shares of Huntington Common in accordance with Article 4.2 of the Merger Agreement. The provisions of this Section 5.01 shall survive the Effective Time and the Closing Date.

         5.02 APPLICATIONS FOR REGULATORY APPROVALS. As soon as reasonably practicable after the date of this Agreement, Huntington shall file such applications or notices with the OCC, the Florida Department of Banking and Finance, and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals of the Merger and shall use its best efforts to secure such approvals. Huntington shall deliver a draft or drafts of such regulatory applications to Winter Park Bank and provide Winter Park Bank a reasonable opportunity to review such draft or drafts prior to filing the same.

         5.03 REGISTRATION STATEMENT. As soon as reasonably practicable after the date hereof, Huntington shall prepare and file the Registration Statement with the SEC, shall use its best efforts to cause the Registration Statement to become effective, and shall take such action as may be required to register or qualify for exemption such shares under the securities laws of the states where registration or an exemption from registration may be required. Huntington shall deliver a draft or drafts of the Registration Statement to Winter Park and provide Winter Park a reasonable opportunity to review such draft or drafts prior to filing the same.

         5.04 CONFIDENTIALITY. From and after the date of this Agreement, Huntington and Huntington Bank shall, and shall cause their respective Affiliates, employees, and agents to, treat all Confidential Information of Winter Park Bank as confidential, and Huntington and Huntington Bank shall, and shall cause their respective Affiliates, employees, and agents to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 11 hereof, Huntington and Huntington Bank shall, and shall cause their respective Affiliates, employees, and agents to, promptly return to Winter Park Bank all documents and work papers, and all copies thereof, containing any such Confidential Information of Winter Park Bank. The covenants of Huntington and Huntington Bank contained in this Section 5.04 are of the essence and shall survive any termination of this Agreement, but shall terminate as of the consummation of the transactions contemplated hereby.

         5.05 EMPLOYEE BENEFIT PLANS. Following the Effective Time, Huntington and Huntington Bank shall (i) provide to employees of Winter Park Bank who become employees of any Huntington Company after the Effective Time employee benefits under Huntington Employee Benefit Plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided generally by Huntington Bank to its similarly situated employees, (ii) provide to any person who is employed by Winter Park Bank at the Effective Time and who is subsequently terminated with benefits pursuant to, but only to the extent provided by, Huntington's Transition Pay Plan

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as in effect on the date of their termination, and (iii) give credit for purposes of eligibility, vesting, and such other purposes (other than for the purpose of benefit accrual under any plans maintained by Huntington) for which such service is taken into account or recognized, to the extent feasible and permissible under all applicable laws, rules, and regulations and the applicable terms of Huntington's Employee Benefit Plans for all service with Winter Park Bank prior to the Effective Time. The provisions of this Section 5.05 shall survive the Effective Time and the Closing Date.

         5.06 INDEMNIFICATION. For a period of four years after the Effective Time, Huntington and Huntington Bank shall, to the extent permitted by law, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of Winter Park Bank (each, an "Indemnified Party") against all liabilities arising out of actions or omissions arising out of such Indemnified Party's service or services as a director, officer, employee, or agent of Winter Park Bank, or, at Winter Park Bank's request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under federal and/or Florida law, or by Winter Park Bank's Articles of Incorporation and Bylaws consistent with Florida law as in effect on the date hereof, whether or not Huntington or Huntington Bank is insured against such matter, including provisions relating to advances of expenses incurred in the defense of any litigation, with respect to any liability, claim, demand, action, or litigation asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such liability, claim, demand, or action shall continue until the final disposition of such litigation, claims, liability, demands, and actions regardless of when such claim, demand, action, litigation, and/or liability was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of obligations with respect to such indemnification by Huntington or Huntington Bank over that to which Winter Park Bank would have been subject had the Merger not been consummated. The provisions of this Section 5.06 shall survive the Effective Time and the Closing Date. Without limiting the foregoing, in any case in which approval by the Surviving Association is required to effectuate any indemnification, Huntington shall cause the Surviving Association to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Huntington and the Indemnified Party.


SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

         The obligations of each of the parties hereto to consummate the Merger are subject to the fulfillment, on or before the Effective Time, of the following conditions precedent:

         6.01 SHAREHOLDER APPROVAL. The Merger shall have been approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Winter Park Common.

         6.02 REGULATORY APPROVALS. The Merger shall have been approved by the OCC, the Florida Department of Banking and Finance, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Huntington or Huntington Bank.

         6.03 LITIGATION. No suit, action, investigation by any governmental body, or legal or administrative proceeding shall have been brought or threatened which materially questions the validity or legality of the transactions contemplated hereunder or under the Merger Agreement.

         6.04 TAX OPINION. Huntington, Huntington Bank, and Winter Park Bank shall have received an opinion of Porter, Wright, Morris & Arthur substantially to the effect that no gain or loss will be recognized by Huntington Bank or Winter Park Bank as a result of the Merger. Porter, Wright, Morris & Arthur's opinion may be subject to receipt of a favorable Internal Revenue Service private letter ruling with respect to certain federal income tax consequences of the Merger and to receipt of any additional representations required to obtain such ruling.

         6.05 FAIRNESS OPINION. Winter Park Bank shall have received a fairness opinion from Carson Medlin dated as of the date of the proxy statement to be delivered to the shareholders of Winter Park Bank in connection with the Merger and also as of the Effective Date stating that the terms of the Merger are fair to the shareholders of Winter Park Bank from a financial point of view.

         6.06 EFFECTIVENESS OF THE REGISTRATION STATEMENT; NASD LISTING. The Registration Statement shall have become effective by an Order of the SEC, the Huntington Common to be exchanged in the Merger shall have been qualified or exempt under all applicable state securities laws, and there shall be no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the Registration Statement, and no proceeding shall have been commenced or overtly threatened for such purpose. The shares of Huntington Common to be issued to Winter Park shareholders pursuant to the Merger Agreement shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.


SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF WINTER PARK BANK

         The obligations of Winter Park Bank to consummate the Merger are subject to the fulfillment on or before the Effective Date of the following additional conditions precedent:

         7.01 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by Huntington and Huntington Bank herein shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date; Huntington and Huntington Bank shall have performed in all material respects their obligations hereunder and under the Merger Agreement to be performed on or before the Effective Date; and an executive officer of Huntington shall have executed and delivered to Winter Park Bank a certificate or certificates, dated as of the Effective Date, in respect of the foregoing matters and in respect of such other matters as Winter Park Bank shall reasonably request.

         7.02 OPINION OF COUNSEL. Winter Park Bank shall have received a favorable opinion, dated as of the Effective Date, from Porter, Wright, Morris & Arthur, counsel for Huntington, to the effect that:

                  (a) Huntington and Huntington Bank are duly organized, validly existing, and in good standing under the laws of the State of Maryland and the United States, respectively; each of Huntington and Huntington Bank has the corporate power and authority to own all of its properties and assets and to carry on its business as presently conducted in all jurisdictions in which such ownership exists or such business is conducted;

                  (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the charter, articles of incorporation or association, regulations, bylaws, or other charter documents of Huntington or Huntington Bank; and

                  (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of each of Huntington and Huntington Bank; and this Agreement is a valid and binding agreement of Huntington and Huntington Bank, and the Merger Agreement is a valid and binding agreement of Huntington Bank, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Huntington and Huntington Bank is subject to general principles of equity.

         Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of Huntington and Huntington Bank. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

         7.03 MATERIAL ADVERSE CHANGE. Since December 31, 1996, there shall not have occurred any material adverse change in the consolidated results of operations, financial condition, properties, or business of Huntington other than any such change attributable to or resulting from (i) changes in law, regulation, or generally accepted accounting principles of general application to the banking or thrift industries, (ii) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates, or (iii) any matter or matters relating to acquisitions announced by Huntington prior to the date of this Agreement.


SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF HUNTINGTON AND HUNTINGTON BANK

         The obligations of Huntington and Huntington Bank to consummate the Merger are subject to the fulfillment on or before the Effective Date of the following additional conditions precedent:

         8.01 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by Winter Park Bank herein shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date; Winter Park Bank shall have performed in all material respects its obligations hereunder and under the Merger Agreement to be performed on or before the Effective Date; and the Chief Executive Officer and Chief Financial Officer of Winter Park Bank shall have executed and delivered to Huntington certificates, dated as of the Effective Date, in respect of the foregoing matters and in respect of such other matters as Huntington shall reasonably request.

         8.02 OPINION OF COUNSEL. Huntington and Huntington Bank shall have received a favorable opinion, dated as of the Effective Date, from Shutts & Bowen, as counsel for Winter Park Bank, reasonably acceptable to Huntington and Huntington Bank, to the effect that:

                  (a) Winter Park Bank is a state-chartered bank, duly organized, validly existing, and in good standing under the laws of the State of Florida; all eligible accounts of deposit in Winter Park Bank are insured by the FDIC to the fullest extent permitted by law; all corporate action required to be taken by the directors and shareholders of Winter Park Bank to authorize the transactions contemplated by this Agreement and the Merger Agreement have been taken; and Winter Park Bank has the corporate power to effect the Merger in accordance with the terms of this Agreement and the Merger Agreement;

                  (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the articles of incorporation, bylaws, or other charter documents of Winter Park Bank;

                  (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of Winter Park Bank; and this Agreement and the Merger Agreement are valid and binding agreements of Winter Park Bank in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Winter Park Bank may be subject to general principles of equity;

                  (d) Winter Park Bank has the corporate power and authority to own all of its properties and assets and to carry on its businesses as presently conducted in all jurisdictions in which such ownership exists or such business is conducted; Winter Park Bank is not required to be qualified to do business in any jurisdiction other than Florida; and

                  (e) such counsel knows of no pending or threatened litigation, proceeding, or investigation which might result in any material adverse change in the business, properties, or financial condition of Winter Park Bank.

         Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of Winter Park Bank. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

         8.03 ACCOUNTANTS' LETTERS. Huntington shall have received from Winter Park's independent Certified Public Accountants letters dated (i) not more than three days prior to the date of mailing of the proxy statement to Winter Park Bank's shareholders for the meeting of shareholders to approve the Merger and
(ii) as of the Effective Date, with respect to certain financial information regarding Winter Park Bank, in such form and substance as is customary in transactions of the nature contemplated in this Agreement, and generally in accordance with SAS 72.

         8.04 DISSENTING SHAREHOLDERS. The total number of Dissenting Shares, if any, as to which the right to dissent has been properly asserted under the Dissenters' Rights Law shall not exceed five percent of the total number of outstanding shares of Winter Park Common.

         8.05 MATERIAL ADVERSE CHANGE. Since December 31, 1996, there shall not have occurred any material adverse change in the consolidated results of operations, financial condition, properties, or business of Winter Park Bank, other than any such change attributable to or resulting from (i) changes in law, regulation, or generally accepted accounting principles of general application to the banking or thrift industries, (ii) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates, or (iii) any matter or matters relating to Winter Park Bank which have been disclosed in the Disclosure Memorandum.

         8.06 TITLE TO REAL PROPERTY. Winter Park Bank shall have delivered to Huntington copies of all fee owner's and leasehold owner's title insurance commitments for policies in accordance with the requirements of Section 4.09 hereof, together with such updating endorsements and other endorsements as Huntington or Huntington Bank may reasonably require. All updating endorsements shall show no change in the record title since the preceding effective dates of the respective commitments.

         8..07 SURVEY. Winter Park Bank shall have delivered to Huntington the surveys in accordance with the requirements of Section 4.10 hereof.

         8.08 ENVIRONMENTAL ASSESSMENTS. Winter Park Bank shall have complied in all material respects with its obligations under Section 4.11 hereof.

         8.09 CONSENTS. Winter Park Bank shall have obtained any and all Consents that may be required under the terms of (i) any Contract, including, but not limited to, the types described in Section 2.18 hereof, to which Winter Park Bank is a party or by which Winter Park Bank, or any of its property or assets is bound, or (ii) any Permit of Winter Park Bank, in order to avoid the occurrence of any Default which may result from the consummation of the Merger and which, if not obtained, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Winter Park Bank, Huntington, or Huntington Bank.

         8.10 AGREEMENT TO VOTE. Huntington shall have received from each of ten persons to be selected by Huntington from among Winter Park Bank's directors and executive officers, an agreement, substantially in the form of the Huntington's standard form of Shareholders' Agreement, a copy of which has been furnished to Winter Park Bank prior to the execution of this Agreement, to vote all shares of Winter Park Common owned by them or over which they have the power to vote in favor of the approval of the Merger Agreement and this Agreement.

         8.11 AGREEMENTS OF AFFILIATES. Each director, officer, and other person who is an "affiliate" of Winter Park, and their "affiliates," for purposes of Rule 145 under the 1933 Act, shall deliver to Huntington prior to the Effective Date a written agreement, in form satisfactory to counsel for Huntington, providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of Huntington Common to be received by such person in the Merger unless such sales are pursuant to an effective registration statement under the 1933 Act or pursuant to Rule 145 of the SEC or another exemption from the registration requirements under the 1933 Act.

         8.12 SHAREHOLDERS' EQUITY. The total shareholders' equity of Winter Park Bank as of the end of the most recent calendar quarter preceding the Effective Date and as of the Effective Date shall be not less than the total shareholders' equity of Winter Park Bank as of December 31, 1996, provided, however, that for the purposes of this Section 8.12, any reduction in the total shareholders' equity of Winter Park Bank resulting from (i) a decline in the market value of Winter Park Bank's investment securities; (ii) changes in generally accepted accounting principles or regulatory accounting requirements;
(iii) expenses related to the transaction contemplated by this Agreement; or (i) other expenses incurred at the request of Huntington or Huntington Bank, shall be disregarded.

         8.13 WARRANT. Winter Park Bank shall have executed and delivered to Huntington a Warrant Purchase Agreement substantially in the form attached hereto as Exhibit A and a Warrant substantially in the form attached as Attachment 1 to such Warrant Purchase Agreement.


SECTION 9. CLOSING

         Unless the parties otherwise agree, the closing of the transactions contemplated by this Agreement and the Merger Agreement shall be held at 11:00 a.m. at the offices of Porter, Wright, Morris & Arthur in Columbus, Ohio, on the Closing Date.


SECTION 10.  AMENDMENTS

         At any time prior to the Effective Date, the parties may modify, amend, or supplement this Agreement by mutual agreement evidenced by an instrument in writing executed and delivered by the parties hereto, whether before or after the shareholders of Winter Park Bank have adopted this Agreement.


SECTION 11. TERMINATION

         11.01 TERMINATION. Notwithstanding any other provision of this Agreement and the Merger Agreement, and notwithstanding the approval of this Agreement and the Merger Agreement by the shareholders of Winter Park Bank, this Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of Huntington, Huntington Bank, and Winter Park Bank;

                  (b) By any party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty contained in this Agreement of the other party which cannot be or has not been cured within 30 days after the giving of written notice to such party of such inaccuracy and which inaccuracy would provide the other party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 7.01 of this Agreement in the case of any termination by Huntington or Huntington Bank and Section 8.01 of this Agreement in the case of any termination by Winter Park Bank; or

                  (c) By any party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

                  (d) By any party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or
(ii) the shareholders of Winter Park Bank fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the National Bank Act of the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

                  (e) By any party in the event that the Merger shall not have been consummated by February 15, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this
Section 11.01(e); or

                  (f) By any party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.01(e) of this Agreement.

         11.02 SURVIVAL OF CERTAIN PROVISIONS UPON TERMINATION. Upon a termination of this Agreement as provided herein, this Agreement and the Merger Agreement shall become void and there shall be no further obligation or liability on the part of any party hereto (except for any liability of any party then in breach in respect of said breach; provided, however, that if this Agreement is terminated pursuant to Section 11.01 (b) due to a material breach of a representation or a warranty, such termination shall be the exclusive remedy of the terminating party so long as the beach was not intentional) or their respective shareholders, directors, or officers, except pursuant to this
Section 11.02, and Sections 4.12, 5.04, 11.03, and 12 hereof, which shall survive a termination of this Agreement in accordance with the express terms of such Sections.

         11.03 TERMINATION FEE.    If:

                  (a) prior to the termination of this Agreement, an Acquisition Proposal is submitted to the shareholders of Winter Park Bank and, prior to May 31, 1999, such Acquisition Proposal is approved by the shareholders of Winter Park Bank; or

                  (b) (i) an Acquisition Proposal is received by Winter Park Bank or is made directly to the shareholders of Winter Park Bank at any time prior to the holding of the meeting of the shareholders of Winter Park Bank to be called pursuant to Section 4.02 hereof, (ii) the board of directors of Winter Park Bank (A) fails to recommend to the shareholders of Winter Park Bank that they vote their shares of Winter Park Common in favor of the approval of the Merger Agreement and this Agreement, (B) withdraws such recommendation previously made, or (C) fails to solicit proxies of shareholders of Winter Park Bank to approve the Merger Agreement and this Agreement, and (iii) the Merger is not consummated by May 31, 1999;

then, in either such event, Winter Park Bank shall pay to Huntington, within five business days after a termination of the Merger Agreement and this Agreement following such an event, a termination fee in the amount of $442,000 as liquidated damages, and not as a penalty, and, upon the payment in full thereof, Winter Park Bank shall have no further liability or obligations under this Agreement or the Merger Agreement other than as stated in Section 11.02 hereof or pursuant to the Warrant Purchase Agreement and the Warrant. The obligations of Winter Park Bank under this Section 11.03 shall survive a termination of this Agreement.


SECTION 12.  EXPENSES

         Except as otherwise expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation, execution, and consummation of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of agents, representatives, printers, and counsel employed by the parties hereto, and taxes, if any, shall be borne solely by the party which has or shall have incurred the same. The covenants of the parties contained in this Section 12 shall survive a termination of this Agreement for any reason.


SECTION 13.  NOTICES

         All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile and confirmed by first-class, certified mail, postage prepaid, addressed as indicated below, or at such other address as such party may designate in writing to the other parties:

                  (a)    If to Winter Park Bank, to:

                         Robert S. Harrell, Chairman
                         The Bank of Winter Park
                         2006 Aloma Avenue
                         Winter Park, Florida  32792
                         Facsimile number: (407) 629-5937

         with a copy to:

                         Rod Jones, Esq.
                         Shutts & Bowen
                         20 North Orange Avenue
                         Suite 1000
                         Orlando, Florida  32801
                         Facsimile number:  (407) 425-8316

                  (b)    If to Huntington or Huntington Bank, to:

                         Zuheir Sofia
                         President
                         Huntington Bancshares Incorporated
                         41 South High Street
                         Columbus, Ohio  43287
                         Facsimile number:  (614) 480-5485

         with copies to:

                         Ralph K. Frasier, Esq.
                         General Counsel and Secretary
                         Huntington Bancshares Incorporated
                         41 South High Street
                         Columbus, Ohio  43287
                         Facsimile number:  (614) 480-5485

         and:
                         Michael T. Radcliffe, Esq.
                         Porter, Wright, Morris & Arthur
                         41 South High Street
                         Columbus, Ohio  43215
                         Facsimile number:  (614) 227-2100

SECTION 14.       GENERAL PROVISIONS

         14.01 ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement and the documents referred to or incorporated herein or therein, reflects the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter, and no party shall be liable or bound to any other party in any manner by any representations, warranties, or covenants except as specifically set forth herein or therein.

         14.02 WAIVER. At any time on or prior to the Effective Date, any party hereto may (i) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement and the Merger Agreement or in any document delivered pursuant hereto or thereto, or (ii) waive compliance by the other parties with any of the conditions, covenants, and agreements contained in this Agreement or the Merger Agreement.

         14.03 ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party.

         14.04 BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

         14.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         14.06 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles, except to the extent that federal law may apply.

         14.07 INCORPORATION BY REFERENCE. The Merger Agreement, the Disclosure Memorandum, and all Exhibits attached hereto are hereby incorporated by reference herein.

         14.08 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         14.09 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  HUNTINGTON BANCSHARES INCORPORATED


                                  By:     /s/Zuheir Sofia
                                     ------------------------------------------
                                     Zuheir Sofia, President


                                  THE HUNTINGTON NATIONAL BANK


                                  By:    /s/Peter E. Geier
                                     -------------------------------------------
                                     Peter E. Geier, President


                                  THE BANK OF WINTER PARK


                                  By:   /s/Robert S. Harrell
                                     ------------------------------------------
                                     Robert S. Harrell, Chairman

                                             EXHIBIT A TO SUPPLEMENTAL AGREEMENT
                                             -----------------------------------


                           WARRANT PURCHASE AGREEMENT
                           --------------------------


         THIS WARRANT PURCHASE AGREEMENT (this "Agreement") is made as of May 5, 1997, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), and THE BANK OF WINTER PARK, a Florida banking corporation ("Winter Park Bank").

                                    RECITALS

         A. Concurrently herewith, The Huntington National Bank, a national banking association that is a wholly owned subsidiary of Huntington ("Huntington Bank"), and Winter Park Bank have entered into a certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), and Huntington, Huntington Bank, and Winter Park Bank have entered into a Supplemental Agreement, dated as of the date hereof (the "Supplemental Agreement"), which provide for the merger of Winter Park Bank into Huntington Bank (the "Merger"). The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents." All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Merger Documents.

         B. As a condition to Huntington's and Huntington Bank's entering into the Merger Documents and in consideration therefor, Winter Park Bank has agreed to issue to Huntington a warrant or warrants entitling Huntington to purchase up to a total of 102,856 shares of Winter Park Common, on the terms and conditions set forth herein.


                                   AGREEMENT:


         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         SECTION 1. ISSUANCE, DELIVERY, AND EXERCISE OF THE WARRANT. Concurrently with the execution of the Merger Documents and this Agreement, Winter Park Bank shall execute a warrant in favor of Huntington in the form attached as Attachment 1 hereto (the "Warrant") to purchase up to a total of 102,853 shares of Winter Park Common at a purchase price equal to $30.00 per share (the "Exercise Price"), subject to adjustments as provided in the Warrant. The holder of the Warrant from time to time is hereinafter referred to as the "Holder." The Warrant shall be exercisable in accordance with the terms and conditions set forth therein. Promptly after the date hereof, the parties shall apply to the Florida Department of Banking and Finance (the "Florida Banking Department") for approval of the issuance of the Warrant and the parties agree to use their best efforts to obtain such approval. Upon its execution thereof, Winter Park Bank shall deliver the Warrant to Shutts & Bowen, acting as escrow agent for the parties, to be held by Shutts & Bowen in escrow until such time as the Florida Banking Department shall have approved the Warrant, whereupon Shutts & Bowen shall promptly deliver the Warrant to Huntington. If the Warrant is disapproved by the Florida Banking Department or is not approved by the Florida Banking Department prior to the termination of the Warrant in accordance with its terms, Shutts & Bowen shall thereupon return the Warrant to Winter Park Bank. The parties hereby agree that Shutts & Bowen shall have no liability to any party in connection with the performance of its responsibilities as escrow agent hereunder except for gross negligence or willful misconduct in the performance of such obligations.

         SECTION 2. REGISTRATION RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, Winter Park Bank shall receive a written request therefor from the Holder, Winter Park Bank shall prepare and file a registration statement under 12 C.F.R. Part 335 (the "Registration Provisions") if necessary in the opinion of counsel for the Holder in order to permit the sale or other disposition of any or all shares of Winter Park Common that have been acquired by the Holder pursuant to an exercise of the Warrant in accordance with the intended method of sale or other disposition stated by the Holder in such request. The registration statement shall cover at least such number of shares of Winter Park Common as the Holder shall specify in the request and shall use its best efforts to cause such registration statement to become effective; provided, however, that the Holder shall only have the right to request three such registrations. Without the written consent of the Holder, neither Winter Park Bank nor any other holder of securities of Winter Park Bank may include securities in such registration.

         SECTION 3. "PIGGYBACK" RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, Winter Park Bank shall determine to proceed with the preparation and filing of a registration statement under the Registration Provisions in connection with the proposed offer and sale for money of any of its securities (other than in connection with a dividend reinvestment, employee stock purchase, stock option, or similar plan or in connection with an acquisition where Winter Park is the surviving corporation and uses Winter Park Common shares as consideration) by it or any of its security holders, Winter Park Bank shall give written notice thereof to the Holder. Upon the written request of the Holder given within ten days after receipt of any such notice from Winter Park Bank, Winter Park Bank shall, except as herein provided, cause all shares of Winter Park Common which the Holder shall request be included in such registration statement to be so included; provided, however, that nothing herein shall prevent Winter Park Bank from abandoning or delaying any registration at any time; and provided, further, that if Winter Park Bank decides not to proceed with a registration after the registration statement has been filed with the appropriate regulatory agency and Winter Park Bank's decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by Winter Park Bank, Winter Park Bank shall promptly complete the registration for the benefit of the Holder if the Holder agrees to bear all additional and incremental expenses incurred by Winter Park Bank as the result of such registration after Winter Park Bank has decided not to proceed. If any registration pursuant to this Section shall be underwritten in whole or in part, the Holder may require that any shares of Winter Park Common requested for inclusion pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In the event that the shares of Winter Park Common requested for inclusion pursuant to this Section would constitute more than 25 percent of the total number of shares to be included in a proposed underwritten public offering, and if in the good faith judgment of the managing underwriter of such public offering the inclusion of all of such shares would interfere with the successful marketing of the shares of being offered by Winter Park Bank, the number of shares otherwise to be included in the underwritten public offering hereunder may be reduced; provided, however, that after any such required reduction, the shares of Winter Park Common to be included in such offering for the account of the Holder shall constitute at least 25 percent of the total number of shares to be included in such offering.

         SECTION 4. OBLIGATIONS OF WINTER PARK BANK IN CONNECTION WITH A REGISTRATION. If and whenever Winter Park Bank is required by the provisions of Sections 2 or 3 hereof to effect the registration of any shares of Winter Park Common under the Registration Provisions, Winter Park Bank shall:

                  (a) prepare and file with the appropriate regulatory agency a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                  (b) prepare and file with the appropriate regulatory agency such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                  (c) furnish to the Holder and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, amendments thereto, preliminary prospectus, final prospectus, and such other documents as the Holder or such underwriters may reasonably request in order to facilitate the public offering of such securities;

                  (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Holder or such underwriters may reasonably request; provided that Winter Park Bank shall not be required by virtue hereof to submit to the general jurisdiction of any state;

                  (e) notify the Holder, promptly after Winter Park Bank shall receive notice thereof, of the time when such registration statement or any post-effective amendment thereof has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                   (f) notify the Holder promptly of any request by the appropriate regulatory agency for the amending or supplementing of such registration statement or prospectus or for additional information;

                  (g) prepare and file with the appropriate regulatory agency, promptly upon the request of the Holder, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Holder (and concurred in by counsel for Winter Park Bank), is required under the Regulatory Provisions or the rules and regulations promulgated thereunder in connection with the distribution of the shares of Winter Park Common by the Holder;

                  (h) prepare and promptly file with the appropriate regulatory agency such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus is required to be delivered under the Regulatory Provisions, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                  (i) advise the Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the appropriate regulatory agency suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

                  (j) at the request of the Holder, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of the counsel representing Winter Park Bank for the purposes of such registration, addressed to the underwriters and to the Holder, covering such matters as such underwriters and the Holder may reasonably request and as are customarily covered by issuer's counsel at that time; and (ii) a letter or letters from the independent certified public accountants of Winter Park Bank, addressed to the underwriters and to the Holder, covering such matters as such underwriters or the Holder may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the Registration Provisions and that, in the opinion of such accountants, the financial statements and other financial data of Winter Park Bank included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Registration Provisions.

         SECTION 5. EXPENSES OF REGISTRATION. With respect to a registration requested pursuant to Section 2 hereof and with respect to each inclusion of shares of Winter Park Common in a registration statement pursuant to Section 3 hereof, Winter Park Bank shall bear the following fees, costs, and expenses: all registration, stock exchange listing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for Winter Park Bank, fees and disbursements of counsel for the underwriter or underwriters of such securities (if Winter Park Bank and/or the Holder are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the Holder, underwriting discounts and commissions, and transfer taxes relating to the Winter Park Common being sold for the Holder, and any other expenses incurred by the Holder not expressly included above shall be borne by the Holder.

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         SECTION 6.  INDEMNIFICATION.

                  (a) Winter Park Bank shall indemnify and hold harmless the Holder, any underwriter (as defined in the Registration Provisions) for the Holder, and each person, if any, who controls the Holder or such underwriter within the meaning of the Registration Provisions, from and against any and all loss, damage, liability, cost, and expense to which the Holder or any such underwriter or controlling person may become subject under the Registration Provisions or otherwise, insofar as such losses, damages, liabilities, costs, or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement filed pursuant to Section 4 hereof, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that Winter Park Bank will not be liable in any such case to the extent that any such loss, damage, liability, cost, or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Holder, such underwriter, or such controlling persons in writing specifically for use in the preparation thereof and Winter Park Bank and each officer, director, and controlling person of Winter Park Bank shall be indemnified by Holder or by such underwriter, as the case may be, for all such losses, damages, liabilities, costs, or expenses caused by any untrue or alleged untrue statement that was included by Winter Park Bank in any such registration statement or any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to Winter Park Bank by Holder or such underwriter, as the case may be, expressly for such use.

                  (b) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) of this Section 6 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against Winter Park Bank pursuant to the provision of such paragraph (a), promptly notify Winter Park Bank of the commencement thereof; but the omission to so notify Winter Park Bank will not relieve it from any liability which it may have to any indemnified party otherwise hereunder. In case such action is brought against any indemnified party and such indemnified party notifies Winter Park Bank of the commencement thereof, Winter Park Bank shall have the right to participate in and, to the extent that it may wish to do so, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and Winter Park Bank and there is a conflict of interest which would prevent counsel for Winter Park Bank from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from Winter Park Bank to such indemnified party of its election so to assume the defense of any such action, the indemnified party shall have the right to participate in such action and to retain its own counsel, but Winter Park Bank shall not be required to indemnify and hold harmless the indemnified party pursuant to the provisions of such paragraph (a) for any legal fees or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) the indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence of this paragraph (b), (ii) Winter Park Bank shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) Winter Park Bank has authorized the employment of counsel for the indemnified party at the expense of Winter Park Bank.

                  (c) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under the Registration Provisions. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

         SECTION 7.        REPURCHASE RIGHTS.

                  (a) At any time after the Warrant becomes exercisable and prior to the expiration of the Warrant, in accordance with the terms thereof:

                   (i) Winter Park Bank may, and upon the written request of the Holder, Winter Park Bank shall, repurchase the Warrant from the Holder at a price (the "Warrant Repurchase Price") equal to the difference between the "Market/Offer Price" (as defined in paragraph (b) below) and the Exercise Price, multiplied by the number of shares for which the Warrant may then be exercised, in the aggregate, but only if the Market/Offer Price is greater than the Exercise Price; and

                  (ii) Winter Park Bank may, and upon the written request of the owner (the "Owner") of any shares of Winter Park Common purchased pursuant to an exercise of the Warrant ("Warrant Stock"), Winter Park Bank shall, repurchase all of the shares of Warrant Stock held by such Owner at a price (the "Warrant Stock Repurchase Price") equal to the number of shares to be repurchased hereunder multiplied by the greater of the Exercise Price and the Market/Offer Price.

                  (b) For purposes of paragraph (a) of this Section 7, the "Market/Offer Price" shall mean the highest of (i) the price per share at which a tender offer or exchange offer for shares of Winter Park Common has been made,
(ii) the price per share of Winter Park Common to be paid by any third party pursuant to an agreement with Winter Park Bank, and (iii) the highest closing price for shares of Winter Park Common within the 4-month period immediately preceding the date the Holder gives notice of the required repurchase of the Warrant or the Owner gives notice of the required repurchase of Warrant Stock, as appropriate. In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Winter Park Common shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

                  (c) The Holder and the Owner may exercise their respective rights to require Winter Park Bank to repurchase the Warrant or the Warrant Stock pursuant to this Section 7 by surrendering for such purpose to Winter Park Bank, at its principal office, the Warrant or certificates for shares of Warrant Stock, as the case may be, free and clear of any liens, claims, encumbrances, or rights of third parties of any kind, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, requests Winter Park Bank to repurchase such Warrant or Warrant Stock in accordance with the provisions of this Section 7. Subject to the last proviso of paragraph 7(d) below, as promptly as practicable, and in any event within five business days after the surrender of the Warrant or certificates representing shares of Warrant Stock and the receipt of such notice or notices relating thereto, Winter Park Bank shall deliver or cause to be delivered to the Holder or Owner the Warrant Repurchase Price or the Warrant Stock Repurchase Price therefor, as applicable, or the portion thereof which Winter Park Bank is not then prohibited under applicable law and regulation from so delivering.

                  (d) To the extent that Winter Park Bank is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or the Warrant Stock in full at any time that it may be required to do so hereunder, Winter Park Bank shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Warrant Repurchase Price and the Warrant Stock Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which Winter Park Bank is no longer so prohibited. Upon receipt of such notice from Winter Park Bank and for a period of 15 days thereafter, the Holder and/or Owner may revoke its notice of repurchase of the Warrant and/or Warrant Stock by written notice to Winter Park Bank at its principal office stating that the Holder and/or the Owner elects to revoke its election to exercise its right to require Winter Park Bank to repurchase the Warrant and/or Warrant Stock, whereupon Winter Park Bank will promptly deliver to the Holder and/or Owner the Warrant and/or certificates representing shares of Warrant Stock surrendered to Winter Park Bank for purposes of such repurchase. Whether or not such election is revoked, Winter Park Bank hereby agrees to use its best efforts to obtain all required legal and regulatory approvals necessary to permit Winter Park Bank to repurchase the Warrant and/or the Warrant Stock as promptly as practicable.

         SECTION 8. ASSIGNMENT; ASSUMPTION OF OBLIGATIONS UNDER THIS AGREEMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder or under the Warrant shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign its rights hereunder (A) in whole but not in part to any affiliate of Holder included in its consolidated group at any time and (B) in whole or in part after the occurrence of any event described in paragraph 1(a) of the Warrant as a result of which the Warrant shall be exercisable. Winter Park Bank will not enter into any transaction described in paragraph 5(a) of the Warrant unless the "Acquiring Corporation" (as that term is defined in the Warrant) assumes in writing all the obligations of Winter Park Bank hereunder.

         SECTION 9. REMEDIES. Without limiting the foregoing or any remedies available to the Holder, Winter Park Bank specifically acknowledges that neither Huntington nor any successor holder of the Warrant would have an adequate remedy at law for any breach of this Warrant Purchase Agreement and Winter Park Bank hereby agrees that Huntington and any successor holder of the Warrant shall be entitled to specific performance of the obligations of Winter Park Bank hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 10. TERMINATION. This Agreement will terminate upon a termination of the Warrant in accordance with Section 9 thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Warrant Purchase Agreement as of the day and year first above written.

                                       HUNTINGTON BANCSHARES INCORPORATED



                                       By:__________________________________
                                            Zuheir Sofia, President


                                       THE BANK OF WINTER PARK

                                       By:__________________________________
                                            Robert S. Harrell, Chairman

                                      ATTACHMENT 1 TO WARRANT PURCHASE AGREEMENT




THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.


                                     WARRANT
                                     -------

                 TO PURCHASE 102,856 SHARES OF THE COMMON STOCK

                                       OF

                             THE BANK OF WINTER PARK


         This is to certify that, for value received, HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), is entitled to purchase from THE BANK OF WINTER PARK, a Florida banking corporation ("Winter Park Bank"), at any time on or after the date hereof, an aggregate of up to 102,856 shares of the common stock, $5.00 par value per share, of Winter Park Bank ("Winter Park Common"), at a price of $30.00 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between Huntington and Winter Park Bank (the "Warrant Purchase Agreement"). The number of shares of Winter Park Common which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto.

         This Warrant is issued in connection with a certain Agreement and Plan of Merger, dated as of the date hereof, between The Huntington National Bank, a national banking association which is a wholly owned subsidiary of Huntington ("Huntington Bank"), and Winter Park Bank (the "Merger Agreement"), and a certain Supplemental Agreement, dated as of the date hereof, among Huntington, Huntington Bank, and Winter Park Bank (the "Supplemental Agreement"), which provide for the merger of Winter Park Bank into Huntington Bank (the "Merger"). The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents." All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Merger Documents. The term "Holder" shall mean and refer to Huntington or any successor holder of this Warrant.


         SECTION 1.        EXERCISE OF THE WARRANT.

                  (a) The Holder will not exercise this Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, the Holder will not exercise this Warrant without the written consent of Winter Park Bank, except upon the occurrence of any of the following events (the events described in each of the subparagraphs enumerated below shall together constitute a single event for the purposes hereof):

                   (i) any material breach of the Merger Documents by Winter Park Bank which would permit Huntington to terminate the Merger Documents;

                  (ii) prior to the meeting of the Winter Park Bank shareholders duly called and held for the purpose of approving the Merger in accordance with the terms of the Merger Documents (the "Shareholders' Meeting"), any person or group of persons (an "Offeror") submits a proposal to Winter Park Bank relating to (A) the possible sale or other disposition of more than 25 percent of the shares of the capital stock or any other class of voting securities of Winter Park Bank, including, but not limited to, an exchange or tender offer therefor,
(B) the possible sale or other disposition of 15% or more of the assets of Winter Park Bank, or (C) a merger or consolidation involving Winter Park Bank, other than a transaction pursuant to which Winter Park Bank will be the surviving corporation and the current shareholders of Winter Park Bank will be the owners of a majority of the stock of the surviving corporation following the transaction (any such proposal being referred to herein as an "Acquisition Proposal") and, within 18 months after the date hereof, Winter Park Bank enters into an agreement pursuant to such Acquisition Proposal with the Offeror and such transaction is consummated within such 18-month period;

                  (iii) prior to the Shareholders' Meeting, any person or group of persons commences a tender or exchange offer to acquire equity securities of Winter Park Bank if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in Winter Park Bank (a "Tender Offer"), and such equity interest is acquired pursuant to such Tender Offer within 18 months after the date hereof; or

                  (iv) Winter Park Bank enters into an agreement with respect to an Acquisition Proposal after the date hereof and such transaction is consummated within 18 months after the date hereof.

                  (b) As used in this Section 1, "person" or "group of persons" shall have the meanings assigned to such terms by Section 13(d) of the 1934 Act. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced.

                  (c) This Warrant shall be exercised by presentation and surrender hereof to Winter Park Bank at its principal office accompanied by (i) a written notice of exercise for a specified number of shares of Winter Park Common, (ii) payment to Winter Park Bank, for the account of Winter Park Bank, of the Exercise Price for the number of shares specified in such notice, and
(iii) a certificate of the Holder stating the event or events that have occurred which entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Winter Park Common specified in the notice shall be payable in immediately available funds.

                  (d) Upon such presentation and surrender, Winter Park Bank shall issue promptly (and within one business day if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by subparagraph
(f) of this Section 1, the shares to which the Holder is entitled hereunder.

                  (e) If this Warrant should be exercised in part only, Winter Park Bank shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by Winter Park Bank of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Winter Park Common issuable upon such exercise, notwithstanding that the stock transfer books of Winter Park Bank shall then be closed or that certificates representing such shares of Winter Park Common shall not then be actually delivered to the Holder. Winter Park Bank shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue, and delivery of stock certificates under this Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by subparagraph (f) of this
Section 1.

                  (f) This Warrant, once exercisable, or any warrant shares acquired by the Holder by its exercise, may be sold or transferred in whole or in part to any person, subject to the receipt by such person of approvals of appropriate regulatory authorities having jurisdiction pursuant to all applicable laws and regulations, to the extent required.

         SECTION 2.  CERTAIN COVENANTS AND REPRESENTATIONS OF WINTER PARK BANK.

                  (a) Winter Park Bank shall at all times maintain sufficient authorized but unissued shares of Winter Park Common so that this Warrant may be exercised without additional authorization of the holders of Winter Park Common, after giving effect to all other options, warrants, convertible securities, and other rights to purchase Winter Park Common.

                  (b) Winter Park Bank represents and warrants to the Holder that, to the extent that the issuance and exercise of this Warrant is permitted under Florida law and, if the approval of the Florida Department of Banking and Finance is required in order to issue either the Warrant or the shares of Winter Park Common to be issued upon an exercise of the Warrant, to the extent that the issuance of such Warrant or such shares has been approved by the Florida Department of Banking and Finance, the shares of Winter Park Common issued upon an exercise of this Warrant will be duly authorized, fully paid, non-assessable, and subject to no preemptive rights.

                  (c) Winter Park Bank agrees (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution, or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by Winter Park Bank; (ii) promptly to take all action as may from time to time be required, including, without limitation (A) complying with all pre-merger notification, reporting, and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Federal Reserve Board or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised or transferred, cooperating fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require in order to permit the Holder to exercise or transfer this Warrant and Winter Park Bank duly and effectively to issue shares pursuant to the exercise hereof; and (iii) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         SECTION 3. FRACTIONAL SHARES. Winter Park Bank shall not be required to issue fractional shares of Winter Park Common upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         SECTION 4. EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Winter Park Bank for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Winter Park Common purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by Winter Park Bank of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Winter Park Bank will execute and deliver a new Warrant of like tenor and date.

         SECTION 5. CERTAIN TRANSACTIONS.

                  (a) In case Winter Park Bank shall (i) consolidate with or merge into any Person, other than Huntington or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger,
(ii) permit any Person, other than Huntington or one of its Affiliates, to merge into Winter Park Bank and Winter Park Bank shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Winter Park Common shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) sell or otherwise transfer all or substantially all of its assets to any Person, other than Huntington or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any company which controls the Acquiring Corporation, or (C) in the case of a merger described in clause (a)(ii) above, Winter Park Bank, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

                  (b) For purposes of this Section 5, the following terms have the meanings indicated:

                   (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Winter Park Bank (if other than Winter Park Bank), (B) the corporation merging into Winter Park Bank in a merger in which Winter Park Bank is the continuing or surviving person and in connection with which the then outstanding shares of Winter Park Common are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (C) the transferee of all or substantially all of Winter Park Bank's assets;

                  (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Warrant;

                  (iii) "Assigned Value" shall mean the Market/Offer Price as determined pursuant to paragraph 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of Winter Park Bank's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Winter Park Bank as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of Winter Park Common outstanding at the time of such sale;

                  (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, or sale; provided that if Winter Park Bank is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into Winter Park Bank or by any company which controls such Person, as the Holder may elect;

                   (v) A "Person" shall mean any individual, firm, corporation or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

                  (vi) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  (c) The Substitute Warrant shall have the same terms as this Warrant provided that if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

                  (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Winter Park Common for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common Stock shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of Winter Park Common for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable.

         SECTION 6.        RIGHTS OF THE HOLDER; REMEDIES.

                  (a) The Holder shall not, by virtue hereof, be entitled to any rights of a holder of Winter Park Common.

                  (b) Without limiting the foregoing or any remedies available to the Holder, Winter Park Bank specifically acknowledges that neither Huntington nor any successor Holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and Winter Park Bank hereby agrees that Huntington and any successor Holder shall be entitled to specific performance of the obligations of Winter Park Bank hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 7. ANTIDILUTION PROVISIONS. The number of shares of Winter Park Common purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section 7.

                  (a) In the event that Winter Park Bank issues any additional shares of Winter Park Common at any time after the date hereof (including pursuant to stock option plans), the number of shares of Winter Park Common which can be purchased pursuant to this Warrant shall be increased by an amount equal to 19.9 percent of the additional shares so issued. Notwithstanding the above, so long as the total number of shares of Winter Park Common outstanding and subject to outstanding options does not exceed 491,259 during the term of this Warrant, the provisions of this Section 7 will be limited in event Winter Park Bank issues shares of Winter Park Common pursuant to the exercise of options outstanding on the date hereof so that the maximum number of shares of Winter Park Common which can be purchased pursuant to this Warrant will be 108,741.

         (b) (i) In the event that, after the date hereof, Winter Park Bank pays or makes a dividend or other distribution of any class of capital stock of Winter Park Bank in Winter Park Common, the number of shares of Winter Park Common purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction, of which the denominator shall be the number of shares of Winter Park Common outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                  (ii) In the event that, after the date hereof, outstanding shares of Winter Park Common are subdivided into a greater number of shares of Winter Park Common, the number of shares of Winter Park Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in the event that, after the date hereof, outstanding shares of Winter Park Common are combined into a smaller number of shares of Winter Park Common, the number of shares of Winter Park Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (iii) The reclassification (including any reclassification upon a merger in which Winter Park Bank is the continuing corporation) of Winter Park Common into securities including other than Winter Park Common shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Winter Park Common outstanding immediately prior to such reclassification into the number of shares of Winter Park Common outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (ii) above.

                  (iv) Winter Park Bank may make such increases in the number of shares of Winter Park Common purchasable upon exercise hereof, in addition to those required by this paragraph (b), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients.

                  (c) Whenever the number of shares of Winter Park Common purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of Winter Park Common purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Winter Park Common purchasable after the adjustment.

                  (d) For the purpose of this Section 7, the term "Winter Park Common" shall include any shares of Winter Park Bank of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of Winter Park Bank and which is not subject to redemption by Winter Park Bank.

         SECTION 8.        NOTICE.

                  (a) Whenever the number of shares of Winter Park Common for which this Warrant is exercisable is adjusted as provided in Section 7 hereof, Winter Park Bank shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of Winter Park Bank, setting forth the number of shares of Winter Park Common for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof, and when such adjustment will become effective.

                  (b) Upon the occurrence of an event which results in this Warrant and/or the "Warrant Stock" (as such term is defined in the Warrant Purchase Agreement) becoming repurchasable as provided in Section 7 of the Warrant Purchase Agreement, Winter Park Bank shall (i) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (ii) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and (iii) furnish to the Holder and/or the Owner a certificate, signed by the chief financial officer of Winter Park Bank, setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

                  (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, Winter Park Bank and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

         SECTION 9. TERMINATION. This Warrant and the rights conferred hereby shall terminate upon the earliest of (i) six months after the occurrence of the first to occur of any of the events described in paragraph 1(a) of this Warrant,
(ii) the Effective Date of the Merger, or (iii) upon termination of the Merger Documents pursuant to the terms thereof, unless such termination is the result of any material breach of the Merger Documents by Winter Park which would permit Huntington to terminate the Merger Document.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant as of this 5th day of May, 1997.

ATTEST:                                    THE BANK OF WINTER PARK



By:                                         By:
   -------------------------------             -----------------------------
                                               Robert S. Harrell, Chairman
Title:
      ----------------------------

                                                                       EXHIBIT C

                                    FORM OF
                            OPINION OF CARSON MEDLIN


Board of Directors
The Bank of Winter Park
2006 Aloma Avenue
Winter Park, FL  32792

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of The Bank of Winter Park ("Winter Park") of the terms of a certain Agreement and Plan of Merger dated May 22, 1997 (the "Agreement") pursuant to which Winter Park will be merged into The Huntington National Bank ("Huntington Bank") (the"Merger"). Huntington Bank is a wholly owned subsidiary of Huntington Bancshares Incorporated ("Huntington"). Under the terms of the Agreement, each of the outstanding shares of Winter Park common stock shall be converted into the right to receive consideration of $30.00 per share in Huntington common stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc.
(NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. We have been retained by Winter Park in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Huntington and Winter Park. We have reviewed:
(i) the Agreement; (ii) the annual reports to shareholders of Huntington, including audited financial statements for the five years ended December 31, 1996; (iii) audited financial statements of Winter Park for the five years ended December 31, 1996; (iv) the unaudited interim financial statements of Huntington for the six months ended June 30, 1997; (v) the unaudited interim financial statements of Winter Park for the six months ended June 30, 1997; (vi) certain financial and operation information with respect to the business, operations and prospects of Huntington and Winter Park; and (vii) this Proxy Statement/Prospectus. We also: (i) held discussions with members of the senior management of Huntington and Winter Park regarding historical and current business operations, financial condition and future prospects of their respective companies; (ii) reviewed the historical market prices and trading activity for the common stocks of Huntington and Winter Park and compared them with those of certain publicly traded companies which we deemed to be relevant;
(iii) compared the results of operations of Huntington and Winter Park with those of certain banking companies which we deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (v) analyzed the pro forma financial impact of the Merger on Huntington; and (vi) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Winter Park or Huntington. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the terms provided for in the Agreement are fair, from a financial point of view, to the unaffiliated shareholders of The Bank of Winter Park.

                                        Very truly yours,

                                                                       EXHIBIT D

                        RIGHTS OF DISSENTING SHAREHOLDERS
                        ---------------------------------

     TITLE 12, SECTION 215A, PARAGRAPHS (B)-(D), OF THE UNITED STATES CODE:
     ----------------------------------------------------------------------

       SECTION 215A MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS
                                     . . . .

(B)    DISSENTING SHAREHOLDERS

       If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(C)    VALUATION OF SHARES

       The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

       If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertising public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.